EXHIBIT 2.1
EXECUTION COPY
STOCK PURCHASE AGREEMENT
dated as of February 6, 2008
among
MBF HEALTHCARE ACQUISITION CORP.,
CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.
and
THE STOCKHOLDERS NAMED HEREIN

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Page
13.17 Severability	76

v

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ANNEXES AND EXHIBITS

Annex A	Sellers and Shares
Annex B	List of Optionholders, Number of Options and Exercise Price
Annex C	Adjustment Amount Transaction Percentage
Annex D	Indemnity Escrow Allocation Percentage

Exhibit A	Current Assets and Current Liabilities
Exhibit B	Balance Sheet Rules
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Subscription Agreement
Exhibit E	Form of Releases
Exhibit F	Employment Agreement Persons
SCHEDULES

Schedule 1.1(a)	Knowledge of the Company
Schedule 1.2	Permitted Encumbrances
Schedule 4.3	Seller Defaults or Conflicts
Schedule 4.4	Seller Governmental Authorizations or Consents Required
Schedule 4.5	Seller Ownership of Company
Schedule 5.2	Company Capitalization
Schedule 5.3(a)	Company Subsidiary
Schedule 5.3(b)	Investments
Schedule 5.5	Company Defaults or Conflicts
Schedule 5.6	Governmental Authorizations Required
Schedule 5.8(a)	Intellectual Property Rights
Schedule 5.8(b)	Exceptions to Intellectual Property Rights
Schedule 5.8(d)	Violation of Intellectual Property Rights
Schedule 5.10	Contracts
Schedule 5.11	Litigation
Schedule 5.12	Taxes
Schedule 5.13	Permits
Schedule 5.14(a)	Programs; Program Agreements
Schedule 5.14(b)	Third Party Payor Contracts
Schedule 5.15(a)	Pending Program Participations/Enrollments
Schedule 5.15(b)	Pending Reimbursement Audits/Appeals
Schedule 5.16(e)	Company Accreditations
Schedule 5.16(f)	Company Reimbursement Approvals
Schedule 5.16(g)	Health Care Audits
Schedule 5.17(a)	Company Benefit Plans

(Continued)

Schedule 5.17(d)	Multiemployer Plans
Schedule 5.17(g)	Acceleration
Schedule 5.18	Environmental Compliance
Schedule 5.20(a)(i)	Owned Real Property
Schedule 5.20(a)(ii)	Owned Real Property – Title; Owned Property Leases; Options
Schedule 5.20(a)(iv)	Owned Real Property – Condition
Schedule 5.20(b)	Leased Real Property
Schedule 5.21	Affiliate Transactions
Schedule 5.22	Certain Changes or Events
Schedule 5.24	Banks; Power of Attorney
Schedule 6.3	Buyer Capitalization
Schedule 6.5	Buyer Defaults or Conflicts
Schedule 6.6	Authorizations and Consents Required by Buyer
Schedule 7.1	Conduct of Business of the Company
Schedule 7.11	Employee Matters
Schedule 8.8	Required Consents

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT is dated as of February 6, 2008 (this “Agreement”) among MBF Healthcare Acquisition Corp., a Delaware corporation (the “Buyer”), Critical Homecare Solutions Holdings, Inc., a Delaware corporation (the “Company”), Kohlberg Investors V, L.P., (the “Sellers’ Representative”) and the other stockholders of the Company set forth on the signature pages hereto (each, together with the Sellers’ Representative, a “Seller” and collectively, the “Sellers”).
RECITALS
     WHEREAS, the Sellers own all of the issued and outstanding shares of Common Stock, $0.001 par value (the “Shares”), of the Company;
     WHEREAS, the Sellers desire to sell the Shares to the Buyer, and the Buyer desires to purchase the Shares from the Sellers, upon the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, concurrently with the execution hereof, the Company has entered into separate employment agreements with each of the individuals set forth on Exhibit F hereto (collectively, the “Employment Agreements”).
     NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
          1.1 Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.
     “Accounting Methodology” means the GAAP, methods and practices utilized in preparing the Interim Balance Sheet, applied on a consistent basis.
     “Acquisition Cost” means the purchase price for any acquisition of a business consummated after the date hereof but prior to the Effective Date by the Company or any Company Subsidiary and any out-of-pocket professional fees and expenses incurred in connection therewith.
     “Acknowledgement of Liability Certificate” means a written certificate pursuant to which the Indemnitor certifies to the Indemnitee in writing that, if a specific Third Party Claim were resolved in the favor of such third party claimant, the Indemnitee would be entitled to be indemnified from and against any Losses with respect to such Third Party Claim in accordance with the terms and limitations set forth in this Agreement.

     “Adjustment Amount Transaction Percentage” means, for each Seller and Optionholder, the percentage set forth next to such Seller’s or Optionholder’s name on Annex C attached hereto.
     “Affiliate” means as to any Person (a) any Person which directly or indirectly controls, is controlled by, or is under common control with such Person, and (b) any Person who is a director, officer, partner or principal of such Person or of any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by contract or otherwise.
     “Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
     “Assumed Indebtedness” means all Company Indebtedness that is not being repaid at the Closing under Section 2.2 hereof.
     “Balance Sheet Rules” means, collectively, the Accounting Methodology and the rules set forth on Exhibit B attached hereto; provided that in the event of any conflict between the Accounting Methodology and the rules set forth on Exhibit B, the rules set forth on Exhibit B shall apply.
     “Bank” shall have the meaning as set forth in the definition of First Lien Credit Agreement.
     “Base Amount” shall have the meaning as set forth in the definition of Working Capital Overage.
     “Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any retirement plan or arrangement which is an employee pension benefit plan (as defined in ERISA Section 3(2)), employee welfare benefit plan (as defined in ERISA Section 3(1)) or deferred compensation, stock purchase, stock option, severance pay, employment, change in control, vacation pay, salary continuation/disability, sick leave, bonus or other incentive compensation, life insurance or other employee benefit plan, contract, program, policy or other arrangement, whether funded or unfunded, written or oral, qualified or nonqualified, under which any present or former employee, leased employee or former leased employee or independent contractor of the Company or the Company Subsidiary has any present or future right to benefits sponsored or maintained by the Sellers, the Company or the Company Subsidiary.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

     “Buyer Material Adverse Effect” means a material adverse effect on the business, results of operations, properties or assets of the Buyer; provided, however, that “Buyer Material Adverse Effect” shall not include the impact on such business, results of operations, properties or assets arising out of or attributable to (i) effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States (in each case that do not disproportionately affect the Buyer relative to other businesses in the industry in which the Buyer operates), (ii) effects arising from changes in laws or GAAP, (iii) effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby, or (iv) effects resulting from compliance with the terms and conditions of this Agreement by the Buyer.
     “Buyer SEC Reports” means all reports, schedules, forms, and exhibits required to be filed by the Buyer with the SEC pursuant to the reporting requirements of the Exchange Act and all exhibits included therein and financial statements and schedules thereto, in each case to the extent required to be filed prior to the date of this Agreement.
     “Buyer’s Stock” means the common stock, $0.0001 par value, of the Buyer.
     “CHS Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement, dated January 8, 2007, as amended by that certain Amendment No. 1 to Amended and Restated Stockholders Agreement, dated November 9, 2007 by and among KCHS Holdings, Inc., Kohlberg Investors V, L.P., Kohlberg Partners V, L.P., Kohlberg Offshore Investors V, L.P., Kohlberg TE Investors V, L.P., KOCO Investors V, L.P., Blackstone Mezzanine Partners II, L.P. Robert Cucuel, Mary Jane Graves, and Nitin Patel.
     “Closing Date Value” means the closing price of the Buyer’s Stock as listed on the American Stock Exchange (“AMEX”) on the trading day immediately preceding the Closing Date or, if the Buyer’s Stock is not listed on AMEX, such other exchange or quotation system on which the Buyer’s Stock is listed or quoted for trading.
     “Closing Working Capital” means the Working Capital as of the close of business in New York, New York on the Effective Date.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” means the common stock, $0.001 par value, of the Company.
     “Company Indebtedness” means all Indebtedness of the Company and the Company Subsidiaries existing as of the Closing Date.
     “Company SEC Report” means the Company’s Registration Statement on Form S-1 (Registration Number 333-146618) filed with the SEC on December 31, 2007.
     “Confidential Information” means all confidential or proprietary business information, Intellectual Property Rights, know-how, research and development information, plans, proposals, technical data, copyright works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information related to the Company or any Company Subsidiary; provided, however, that, with respect to any Person bound by the provisions of Section 7.12(b), Confidential Information shall not include any of the foregoing to the extent that it (a) is or becomes generally available to the public other than as a result of a disclosure by such Person or its Affiliates or Representatives or (b) becomes available to such Person on a nonconfidential basis from another Person who is not otherwise bound by a confidentiality agreement with the Company or any Company Subsidiary.
     “Credit Agreements” means, collectively, the First Lien Credit Agreement and the Second Lien Credit Agreement.
     “Credit Agreements Payoff Amount” means the aggregate amount of outstanding principal and accrued but unpaid interest, fees and other amounts payable (including any prepayment penalties) as of the close of business in New York, New York on the Closing Date in respect of the Credit Agreements.
     “Current Assets” means, as of any date, the consolidated current assets of the Company and each Company Subsidiary, which current assets shall include only the line items set forth on Exhibit A attached hereto under the heading “Current Assets” and no other assets.
     “Current Liabilities” means, as of any date, the consolidated current liabilities of the Company and each Company Subsidiary, which current liabilities shall include only the line items set forth on Exhibit A attached hereto under the heading “Current Liabilities” and no other liabilities.
     “date hereof” means the date of this Agreement.
     “Effective Date” means the first day of the month in which the Closing occurs.
     “Encumbrance” means any and all liens, encumbrances, charges, mortgages, options, pledges, restrictions on transfer, security interests, hypothecations, easements, rights-of-way or encroachments of any nature whatsoever, whether voluntarily incurred or arising by operation of law.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “Escrow Agent” means U.S. Bank National Association.
     “Escrow Agreement” means the escrow agreement entered into among the Buyer, the Sellers’ Representative and the Escrow Agent on the Closing Date, in form attached as Exhibit C hereto.
     “Environment” means soil, fill material, the land surface, or any other surface or subsurface strata, features, sediment, or material; surface waters, groundwater, wetlands, drinking water supplies or sources, or any other water bodies or other water features; any other natural resources or environmental features; outdoor air; any other environmental medium, environmental condition, or natural resource not described above; all biota, flora, and fauna; and any biota, flora, or fauna living in, on, or about any of the foregoing described above.

     “Environmental Laws” means any applicable and binding Laws arising under or in connection with (i) protection, conservation or regulation of the Environment (including concerning any and all environmental media) or any Hazardous Material (including those that are located at, on, under, from, about, adjacent to, or near the Owned Real Property or the Leased Real Property), (ii) the conservation, management, or use of natural resources and wildlife, (iii) the management, manufacture, possession, handling, presence, use, generation, transportation, treatment, storage, release, threatened release, investigation, assessment, abatement, corrective action, removal, or remediation of, or exposure to, Hazardous Material or (iv) the protection or use of surface water, groundwater, or other water bodies or other water features.
     “Exchange Act” means the Securities Exchange Act of 1934.
     “Exercise Price” means the applicable exercise price payable to the Company by an Optionholder upon the exercise of each Option to purchase one share of Common Stock pursuant to an Option Agreement.
     “Financial Statements” means, collectively, the historical financial statements of the Company and its Subsidiaries in each case to the extent set forth in the Company SEC Report for the period or periods indicated therein. For the avoidance of doubt, the Financial Statements shall not include pro forma financial statements of the Company or the Company Subsidiaries in the Company SEC Report.
     “First Lien Credit Agreement” means the Amended and Restated First Lien Credit Agreement, dated as of January 8, 2007, by and among Critical Homecare Solutions, Inc., KCHS Holdings, Inc., the other guarantors party thereto, the lenders party thereto, Jefferies Finance LLC (the “Bank”), Churchill Financial LLC, and Merrill Lynch Capital as amended by the First Amendment to Amended and Restated First Lien Credit Agreement and First Amendment to Security Agreement and Consent to Amendment to Intercreditor Agreement, dated as of July 25, 2007, among Critical Homecare Solutions, Inc., KCHS Holdings, Inc., the subsidiary guarantors party thereto, the lenders party thereto and the agents party thereto.
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Authority” means any nation or government, any state, province, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United State of America, any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority.
     “Hazardous Material” means toxic substances, hazardous substances, pollutants, contaminants, petroleum and its derivatives, hazardous wastes and any other substance, waste, or material regulated by any Environmental Laws.
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. § 1320d.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Indebtedness” means, of any Person, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iii) obligations under any interest rate, currency or other currency hedging agreement, (iv) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date, (v) all capitalized lease obligations as determined under GAAP, (vi) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (v) above, (vii) for clauses (i) through (vi) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayments of such Indebtedness on the Closing Date. For the avoidance of doubt, Indebtedness shall not include (A) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled, (B) any intercompany Indebtedness between the Company and the Company Subsidiary, (C) any Indebtedness incurred by the Buyer and its Affiliates (and subsequently assumed by the Company or the Company Subsidiary) on the Closing Date, (D) any endorsement of negotiable instruments for collection in the ordinary course of business, (E) any deferred revenue, (F) any liability or obligation with respect to deferred Taxes and (G) any earnout arrangements.
     “Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.
     “Indemnity Escrow Amount” means Thirty Million Dollars ($30,000,000) of the Buyer’s Stock valued at the price per share set forth in the Subscription Agreement, which Buyer’s Stock shall be the Buyer Stock acquired pursuant to Section 2.2(j) and which shall be contributed in the amounts set forth opposite the applicable Seller’s name on Annex D hereto.
     “Indemnity Escrow Fund” means the Indemnity Escrow Fund established pursuant to the Escrow Agreement excluding any dividends (other than stock dividends and stock splits) or other amounts earned thereon.
     “Interim Balance Sheet” means the unaudited balance sheet of the Company and the Company Subsidiaries as of December 31, 2007.
     “IRS” means the United States Internal Revenue Service.
     “knowledge of the Company” or any similar phrase means the actual knowledge of the individuals identified on Schedule 1.1(a) assuming the reasonable discharge of such individual’s professional responsibilities.
     “Kohlberg Entities” means Kohlberg Investors V, L.P., Kohlberg TE Investors V, L.P., Kohlberg Offshore Investors V, L.P., Kohlberg Partners V, L.P. and KOCO Investors V, L.P.
     “Laws” means any domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Authority.

     “Material Adverse Effect” means a material adverse effect on the business, results of operations, properties or assets of the Company and the Company Subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include the impact on such business, results of operations, properties or assets arising out of or attributable to (i) conditions or effects that generally affect the respective industries in which the Company and the Company Subsidiaries operate (including legal and regulatory changes) that do not disproportionately affect the Company and the Company Subsidiaries (taken as a whole) relative to other businesses in the industries in which the Company and the Company Subsidiaries operate, (ii) general economic conditions affecting the United States that do not disproportionately affect the Company and the Company Subsidiaries (taken as a whole) relative to other businesses in the industries in which the Company and the Company Subsidiaries operate, (iii) effects resulting from changes affecting capital market conditions in the United States that do not disproportionately affect the Company and the Company Subsidiaries relative to other businesses in the industries in which the Company and the Company Subsidiaries (taken as a whole) operate (in each of clauses (i), (ii) and (iii) above, including any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States), (iv) effects arising from changes in laws or GAAP, (v) effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby, (vi) failure of the Company and the Company Subsidiaries to meet any financial projections or forecasts, and (vii) effects resulting from compliance with the terms and conditions of this Agreement by the Sellers, or the Company. For the avoidance of doubt, a Material Adverse Effect shall not be measured against financial projections or forecasts of the Company or the Company Subsidiaries.
     “Medicaid” means the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Section 1396 et seq.).
     “Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Section 1395 et seq.).
     “Multiemployer Plan” has the meaning set forth in Section 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code.
     “Option” shall have the meaning as set forth in the definition of Option Agreements.
     “Option Agreements” means each of those certain Option Contracts between the Company and each of the Optionholders listed on Annex B attached hereto (the “Optionholders”), setting forth the terms of such Optionholder’s right to purchase Common Stock (each such right an, “Option”), including the Exercise Price thereof.
     “Option Cancellation” means the cancellation and payment of the Options immediately prior to the Closing pursuant to the terms and conditions of Section 2.4 hereof.
     “Optionholders” shall have the meaning as set forth in the definition of Option Agreements.

     “Per Diem Amount” means an amount equal to the interest on the Estimated Purchase Price (determined without giving effect to the Per Diem Amount) for the period from and after the Effective Date through and including the Closing Date assuming an interest rate of 5% per annum.
     “Permitted Encumbrances” means, (i) Encumbrances for Taxes, assessments and other government charges not yet due and payable, or which are being contested in good faith by appropriate proceedings, (ii) mechanics’, workmens’, repairmens’, warehousemens’ or carriers’ Encumbrances arising in the ordinary course of business of the Company and the Company Subsidiaries, (iii) in respect of the Real Property: (A) easements, rights-of-way, servitudes, permits, licenses, surface leases, ground leases to utilities, municipal agreements and, railway siding agreements and other rights of record, (B) conditions, covenants or other similar restrictions of record, (C) easements for streets, alleys, highways, telephone lines, gas pipelines, power lines, railways and other non-monetary exceptions to title of record on, over or in respect of any Real Property, (D) encroachments and other similar matters that would be shown in an accurate survey of the Owned Real Property and (E) liens in favor of the lessors under the Leases, or encumbering the interests of the lessors under the Leases in the Leased Real Property, (iv) Encumbrances securing rental payments under capitalized and/or operating leases, (v) Encumbrances that do not otherwise materially detract from the value or current use of the applicable asset or Real Property, individually or in the aggregate, and (vi) the Encumbrances set forth on Schedule 1.2.
     “Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.
     “Pre-Closing Date Taxable Period” means any taxable period (or portion thereof) ending on or before the Closing Date. Except as provided in the following sentence, for the purpose of appropriately apportioning any Taxes relating to a Straddle Period to a Pre-Closing Date Taxable Period, such apportionment shall be made assuming that the Company had a taxable year that ended at the close of business on the Closing Date. In the case of property Taxes and similar Taxes which apply ratably to a taxable period, the amount of Taxes allocable to the portion of the Straddle Period that is a Pre-Closing Date Taxable Period shall equal the Tax for the period multiplied by a fraction, the numerator of which shall be the number of days in the period up to and including the Effective Date, and the denominator of which shall be the total number of days in the period.
     “Prior Purchase Agreements” means (i) that certain Stock Purchase Agreement by and among Specialty Pharma, Inc., Professional Home Care Services, Inc., Eureka I, L.P., the persons set forth on Schedule A thereto and Critical Homecare Solutions, Inc., dated as of August 10, 2006, as amended by that certain Letter Agreement amending the Stock Purchase Agreement by and among Specialty Pharma, Inc., Professional Home Care Services, Inc., Eureka I, L.P. and Critical Homecare Solutions, Inc., dated as of September 11, 2006, (ii) that certain Stock Purchase Agreement by and among New England Home Therapies, Inc., the persons set forth on Schedule A thereto and Critical Homecare Solutions, Inc., dated as of September 8, 2006, as amended by that certain First Amendment to Stock Purchase Agreement, dated as of

September 19, 2006, by and among New England Home Therapies, Inc., Critical Homecare Solutions, Inc. and certain individuals named therein, (iii) that certain Stock Purchase Agreement by and among Critical Homecare Solutions, Inc., The Deaconess Associations, Inc. and Deaconess Enterprises, Inc., dated as of December 20, 2006, as amended by that certain First Amendment to Stock Purchase Agreement by and among Critical Homecare Solutions, Inc., The Deaconess Associations, Inc. and Deaconess Enterprises, Inc, dated as of January 8, 2007, (iv) that certain Stock Purchase Agreement by and among Infusion Solutions, Inc., the persons set forth on Schedule A thereto and Critical Homecare Solutions, Inc., dated as of March 14, 2007, (v) that certain Partnership Interest Purchase Agreement by and among Applied Health Care, Ltd., Applied HC, L.L.C., the persons set forth on Schedule A thereto, CHS Applied Healthcare GP, Inc., and CHS Applied Healthcare LP, Inc., dated as of June 27, 2007, (vi) that certain Stock Purchase Agreement dated as of July 25, 2007 by and among Option Care of Brunswick, Inc., Pradip Patel and Infusion Partners, Inc., (vii) that certain Stock Purchase Agreement dated as of July 25, 2007 by and among Option Care of Melbourne, Inc., Pradip Patel, Daksha Patel and Infusion Partners, Inc. and (viii) that certain Stock Purchase Agreement dated as of August 3, 2007 by and among East Goshen Pharmacy, Inc., Gary Needham and Dennis W. Wildasin and Infusion Partners, Inc.
     “Purchase Price Adjustment Escrow Amount” means Two Million Dollars ($2,000,000).
     “Purchase Price Adjustment Escrow Fund” means the Purchase Price Adjustment Escrow Fund established pursuant to the Escrow Agreement excluding any interest or other amounts earned thereon.
     “Real Property” means the Owned Real Property and the Leased Real Property.
     “Reimbursement Approvals” means all Program Agreements and Third Party Payor Contracts.
     “Relevant Deduction” means the sum of (x) any portion of the following payments that would result in a tax deduction by the Company: (i) the Aggregate Option Consideration; (ii) any “change in control,” “stay bonus” or similar payments included as a Company Expense; and (iii) the repayment of Indebtedness at Closing and (y) any other deduction in connection with the repayment of Indebtedness at Closing, including the deduction of unamortized debt issuance costs incurred in connection with the Indebtedness, in each case assuming unlimited taxable income for all relevant taxable periods.
     “Representatives” means any director, officer, agent, employee, general partner, member, stockholder, advisor or representative of such Person.
     “SEC” means the Securities and Exchange Commission.
     “Second Lien Credit Agreement” means the Second Lien Term Loan Agreement, dated as of January 8, 2007, among Critical Homecare Solutions, Inc., KCHS Holdings, Inc., the other guarantors party thereto, the lenders party thereto, Jefferies Finance LLC, Blackstone Corporate Debt Administration L.L.C. and Jefferies & Company, Inc. as amended by the First Amendment to Second Lien Term Loan Agreement and First Amendment to Security Agreement and Consent to Amendment of Intercreditor Agreement, dated as of July 25, 2007, among Critical Homecare

Solutions, Inc., KCHS Holdings, Inc., the subsidiary guarantors party thereto, the lenders party thereto and the agents party thereto.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller Payment Transaction Percentage” means, for each Seller, the percentage set forth in the third column next to such Seller’s name on Annex C attached hereto.
     “Straddle Period” means any taxable period that begins before and ends after the Closing Date.
     “Subscription Agreement” means the Subscription Agreement entered into by Buyer and each Seller in form and substance attached hereto as Exhibit D.
     “Subsidiary” means, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary): (i) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or (ii) of which the specified Person controls the management.
     “Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.
     “Taxes” means (i) any and all federal, state, provincial, local, municipal, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment compensation, utility, severance, production, excise, stamp, earnings, healthcare, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any liability in respect of any items described in clause (i) above whether as a result of transferee liability, being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in (i) or (ii) as a result of any tax sharing, tax indemnity, or tax allocation agreement or any other express or implied agreement to indemnify any other person.
     “Termination Date” means June 30, 2008; provided, however, that in the event the Buyer has not been advised by the SEC that all comments of the SEC with respect to the Preliminary Proxy Statement have been cleared on or prior to May 25, 2008, then the Termination Date shall be automatically extended until July 31, 2008.
     “Third Party Claim” means any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder which is asserted by a third party.

     “Unrestricted Claims” means any claims pursuant to ARTICLE XI or ARTICLE XII with respect to: (i) any Specified Representations, (ii) any Specified Covenants, (iii) any intentional or willful breaches by the Seller or the Company of any covenants or agreements set forth herein, and (iv) any Seller Covenant to be made or performed following the Closing.
     “Working Capital” means, at any date, all Current Assets minus all Current Liabilities as of such date.
     “Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Working Capital Estimate exceeds $24,891,432 (the “Base Amount”).
     “Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Base Amount exceeds the Working Capital Estimate.
          1.2 Other Capitalized Terms. The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Section
2007 Audit	7.24
Accounting Firm	2.3(b)
Accredited Investor	6.13
Aggregate Option Consideration	2.4
Agreement	Preamble
Alternative Financing	7.22(a)
Basket Amount	11.3(b)
Buyer	Preamble
Buyer Adjustment Amount	2.3(c)
Buyer Indemnitee	11.2(a)
Buyer Stockholder Approval	7.14(a)
Cap	11.3(a)
Cash Equity	6.9(b)
Claims Notice	11.4(b)
Closing	3.1
Closing Date	3.1
COBRA	5.17(j)
Commitment Letters	6.9(b)
Company	Preamble
Company Accreditation	5.16(e)
Company Accreditations	5.16(e)
Company Benefit Plans	5.17(a)
Company Covenants	11.2(a)
Company Expenses	13.1
Company Health Care License	5.16(j)
Company Health Care Licenses	5.16(j)
Company Indemnified Parties	7.13(a)
Company Reimbursement Approval	5.16(f)
Company Reimbursement Approvals	5.16(f)

Term	Section
Company Representations	11.1
Company Subsidiaries	5.3
Company Subsidiary	5.3
Confidentiality Agreement	7.2(b)
Covered Entities	5.16(i)(i)
Cut-Off Date	11.1
Debt Commitment Letter	6.9(a)
Debt Financing	6.9(a)
Definitive Proxy Statement	7.14(b)
DeMinimis Losses	11.3(b)
DGCL	6.4
Employees	5.23(a)
Employment Agreements	Recitals
Equity Commitment Letter	6.9(b)
Equity Investor	6.9(b)
Estimated Assumed Indebtedness Amount	2.1(c)
Estimated Company Indebtedness Amount	2.1(c)
Estimated Purchase Price	2.1(a)
Evaluation Material	7.2(b)
Evaluation Materials	7.2(b)
Federal Privacy Regulations	5.16(i)
Federal Security Regulations	5.16(i)
Final Assumed Indebtedness	2.3(c)
Final Purchase Price	Other
Final Working Capital	2.3(c)
Financing	6.9(b)
General Release	7.18
Health Care Audits	5.16(g)
Health Care Licenses	5.16(j)
Health Care Surveys	5.16(g)
HIPAA Requirements	5.16(i)
Indemnitee	11.2(b)
Indemnitees	11.2(b)
Insurance Policies	5.19
Intellectual Property Rights	5.8(b)
IP License	5.8(a)
Leased Real Property	5.20(b)
Leases	5.20(b)
Lender	6.9(a)
Losses	11.2(a)
Material Contracts	5.10(a)
Non-Contributing Seller	11.3(c)
Notice of Disagreement	2.3(b)
Owned Property Leases	5.20(a)(ii)
Owned Real Property	5.20(a)(i)

Term	Section
Paul Weiss	3.1
Pepper Hamilton	7.10(b)
Per Share Price	2.1(b)
Permits	5.13
Post-Signing Returns	7.21(a)
Preliminary Proxy Statement	7.14(a)
Press Release	7.15
Program Agreements	5.14(a)
Programs	5.14(a)
Seller	Preamble
Seller Adjustment Amount	2.3(c)
Seller Covenant	11.2(a)
Seller Indemnitee	11.2(b)
Seller Representations	11.1
Sellers	Preamble
Sellers’ Representative	Preamble
Shares	Recitals
Special Adjustment	Exhibit B
Special Meeting	7.14(a)
Specified Covenants	11.1
Specified Representations	11.1
Statement	2.3(a)
Straddle Returns	12.2(c)
Tax Indemnified Seller Parties	12.1(c)
Third Party Payor Contracts	5.14(b)
Third Party Payors	5.14(b)
Trust Account	6.8
Trust Agreement	6.8
Trust Fund	6.8
Trustee	6.8
WARN	5.17(h)
Withholding Amounts	2.4
Working Capital Estimate	2.1(c)
          1.3 Interpretive Provisions. Unless the express context otherwise requires:
               (a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
               (b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;
               (c) the terms “Dollars” and “$” mean United States Dollars;

               (d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;
               (e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
               (f) references herein to any gender shall include each other gender;
               (g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;
               (h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;
               (i) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;
               (j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;
               (k) references herein to any law or any license mean such law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and
               (l) references herein to any law shall be deemed also to refer to all rules and regulations promulgated thereunder.
ARTICLE II
CALCULATION OF PURCHASE PRICE AND PAYMENT
          2.1 Purchase and Sale of the Shares.
               (a) The “Estimated Purchase Price” shall be equal to:
                    (i) $420,000,000,
                    (ii) plus the sum of :
                         (A) the Working Capital Overage, if any;
                         (B) the Acquisition Costs, if any; and
                         (C) the Per Diem Amount;

                    (iii) minus the sum of:
                         (A) the amount of Company Expenses;
                         (B) the Estimated Company Indebtedness Amount;
                         (C) the Working Capital Underage, if any; and
                         (D) the Purchase Price Adjustment Escrow Amount.
     The Estimated Purchase Price shall be subject to adjustment following the Closing pursuant to Section 2.3 hereof (the Estimated Purchase Price as so adjusted, the “Final Purchase Price”).
               (b) At the Closing provided for in ARTICLE III, upon the terms and subject to the conditions of this Agreement, each Seller shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase from each such Seller, the Shares owned by such Seller as listed on Annex A attached hereto at the Per Share Price. The “Per Share Price” shall be an amount equal to the quotient obtained by dividing (a) the excess of (i) the Estimated Purchase Price over (ii) the Aggregate Option Consideration by (b) the number of Shares outstanding as of the Closing Date (after giving effect to the Option Cancellation).
               (c) At least five (5) Business Days prior to the Closing Date, the Chief Financial Officer of Critical Homecare Solutions, Inc. shall deliver to the Buyer a good faith estimate of (i) Closing Working Capital prepared in accordance with Balance Sheet Rules and the resulting Working Capital Overage or Working Capital Underage (the “Working Capital Estimate”), (ii) the amount of Company Indebtedness (the “Estimated Company Indebtedness Amount”), which shall include the Credit Agreement Payoff Amount and the amount of Assumed Indebtedness prepared in accordance with the Balance Sheet Rules (the “Estimated Assumed Indebtedness Amount”), and (iii) the amount of Company Expenses.
          2.2 Transactions to be Effected at the Closing. At the Closing, the following transactions shall be effected by the parties:
               (a) the Sellers shall deliver to the Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer Tax stamps, if any, affixed;
               (b) the Buyer shall pay to each Seller by wire transfer of immediately available funds to a bank account designated in writing by each such Seller (such designation to be made at least two (2) Business Days prior to the Closing Date), the sum of the product of (i) the Per Share Price multiplied by (ii) the number of Shares owned by such Seller as listed on Annex A attached hereto; provided, further that, notwithstanding anything to the contrary contained herein, any portion of the Estimated Purchase Price attributable to a Special Adjustment shall be payable in either cash or Buyer’s Stock (which shall be valued at the Closing Date Value), in the Buyer’s sole and absolute discretion;

               (c) the Buyer shall deliver to the Company by wire transfer of immediately available funds to such bank account of the Company designated in writing by the Company (such designation to be made at least two (2) Business Days prior to the Closing) an amount equal to the Aggregate Option Consideration;
               (d) the Company shall pay to each Optionholder (at the Company’s option, by wire transfer of immediately available funds, check or direct deposit) an amount equal to such Optionholder’s allocable portion of the Aggregate Option Consideration in accordance with Section 2.4 herein; provided that with respect to each Option, the amount paid to an Optionholder shall be reduced by all applicable Withholding Amounts, if any, with respect to the exercise of the underlying Option in accordance with Section 2.4 herein; provided, further that, notwithstanding anything to the contrary contained herein, any portion of the Estimated Purchase Price attributable to a Special Adjustment shall be payable in either cash or Buyer’s Stock (which shall be valued at the Closing Date Value), in the Buyer’s sole and absolute discretion;
               (e) the Buyer shall deliver to the Company by wire transfer of immediately available funds to such bank account of the Company designated in writing by the Company (such designation to be made at least two (2) Business Days prior to the Closing Date) an amount equal to the Credit Agreements Payoff Amount;
               (f) The Company shall pay the Credit Agreements Payoff Amount to the Bank;
               (g) the Buyer shall deliver to the Company by wire transfer of immediately available funds to such bank account of the Company designated in writing by the Company (such designation to be made at least two (2) Business Days prior to the Closing Date) an amount sufficient to pay the Company Expenses;
               (h) the Company shall pay the Company Expenses;
               (i) the Buyer shall deliver (a) the Buyer’s Stock to be held in the Indemnity Escrow Fund and (b) the Purchase Price Adjustment Escrow Amount by wire transfer of immediately available funds to the Escrow Agent; and
               (j) the Sellers party to the Subscription Agreement shall deliver by wire transfer by immediately available funds to such bank account of the Buyer designated in writing by the Buyer (such designation to be made two (2) Business Days prior to the Closing Date) an aggregate amount equal to $35,000,000, which amount shall be allocated as set forth on Schedule 2.2(j).
          2.3 Purchase Price Adjustment.
               (a) Within sixty (60) calendar days after the Closing Date, the Buyer shall deliver to the Sellers’ Representative a statement (the “Statement”) of the Closing Working Capital and the Assumed Indebtedness, in each case prepared in accordance with the Balance Sheet Rules. The Buyer and the Sellers acknowledge that no adjustments shall be made to the Base Amount.

          (b) The Statement shall become final and binding upon the parties on the thirtieth (30th) day following the date on which the Statement was delivered to the Sellers’ Representative, unless the Sellers’ Representative delivers written notice of its disagreement with the Statement (a “Notice of Disagreement”) to the Buyer prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include good faith disagreements based on Closing Working Capital and/or Assumed Indebtedness not being calculated in accordance with the Balance Sheet Rules. If a Notice of Disagreement is received by the Buyer in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Sellers and the Buyer on the earlier of (i) the date the Sellers’ Representative and the Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm pursuant to this Section 2.3(b). During the thirty (30)-day period following the delivery of a Notice of Disagreement, the Sellers’ Representative and the Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such thirty (30)-day period the Sellers’ Representative and the Buyer have not resolved in writing the matters specified in the Notice of Disagreement, the Sellers’ Representative and the Buyer shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration, in accordance with the standards set forth in this Section 2.3(b), only such matters specified in the Notice of Disagreement that remain in dispute. The Accounting Firm shall be KPMG LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the Sellers’ Representative and the Buyer in writing. The Sellers’ Representative and the Buyer shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) calendar days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the Balance Sheet Rules and the Accounting Firm is not to make any other determination, including any determination as to whether the Base Amount, Working Capital Estimate or the Estimated Assumed Indebtedness are correct. The Accounting Firm’s decision shall be based solely on written submissions by the Sellers’ Representative and the Buyer and their respective representatives and not by independent review and shall be final and binding on all of the parties hereto. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.3(b) shall be borne pro rata as between the Sellers, on the one hand, and the Buyer, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by the Sellers’ Representative and the Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.
          (c) For the purposes of this Agreement, “Final Working Capital” means the Closing Working Capital and “Final Assumed Indebtedness” means the Assumed Indebtedness, in each case as finally agreed or determined in accordance with Section 2.3(b). The Estimated Purchase Price shall be increased (any such increase, the “Seller Adjustment

Amount”) by the sum of (i) the amount, if any, that the Final Working Capital exceeds the Working Capital Estimate and (ii) the amount, if any, that the Estimated Assumed Indebtedness Amount exceeds the Final Assumed Indebtedness. The Estimated Purchase Price shall be decreased (any such decrease, the “Buyer Adjustment Amount”) by the sum of (i) the amount, if any that the Working Capital Estimate exceeds the Final Working Capital and (ii) the amount, if any, that the Final Assumed Indebtedness exceeds the Estimated Assumed Indebtedness Amount. If the Seller Adjustment Amount exceeds the Buyer Adjustment Amount, the Buyer shall, within five (5) Business Days after the Final Working Capital and the Final Assumed Indebtedness are determined, make payment by wire transfer of immediately available funds to the Sellers and the Optionholders in accordance with their respective Adjustment Amount Transaction Percentage in the amount of any such excess; provided, that, notwithstanding anything to the contrary contained herein, any portion of the Seller Adjustment Amount attributable to a Special Adjustment shall be payable in either cash or Buyer’s Stock (which shall be valued at the Closing Date Value), in the Buyer’s sole and absolute discretion. If the Buyer Adjustment Amount exceeds the Seller Adjustment Amount, the parties shall, within five (5) Business Days after the Final Working Capital and the Final Assumed Indebtedness are determined, cause the Escrow Agent to release a wire transfer of immediately available funds to the Buyer from the Purchase Price Adjustment Escrow Fund in an amount equal to any such excess in accordance with the terms of the Escrow Agreement; provided that in the event such payment amount exceeds the amount of the then available Purchase Price Adjustment Escrow Fund, the shortfall shall be paid from the available Indemnity Escrow Fund.
          (d) No actions taken by the Buyer on its own behalf or on behalf of the Company or any Company Subsidiary, on or following the Closing Date shall be given effect for purposes of determining the Closing Working Capital or Assumed Indebtedness. During the period of time from and after the Closing Date through the final determination and payment of Closing Working Capital and Assumed Indebtedness in accordance with this Section 2.3, the Buyer shall afford, and shall cause the Company and each Company Subsidiary to afford, to the Sellers and any accountants, counsel or financial advisers retained by the Sellers in connection with the review of Closing Working Capital and Assumed Indebtedness in accordance with this Section 2.3, direct access during normal business hours upon reasonable advance notice to all the properties, books, contracts, personnel, representatives (including the Company’s accountants) and records of the Company, each Company Subsidiary and such representatives (including the work papers of the Company’s accountants) relevant to the review of the Statement and the Buyer’s determination of Closing Working Capital and Assumed Indebtedness in accordance with this Section 2.3.
     2.4 Treatment of Options. Immediately prior to the Closing, the Sellers shall cause the Company to take all actions necessary so all Options then outstanding shall become fully vested and exercisable (whether or not currently exercisable) and, immediately prior to the Closing, each Option not theretofore exercised shall be cancelled without any future liability to the Buyer, the Company or any other Person after the Closing, in exchange for the right to receive the payment described in the following sentence (such payments in the aggregate, the “Aggregate Option Consideration”). The Company shall cause each Optionholder exercising any Options prior to the Closing to agree in writing to become a party to this Agreement as a Seller and to be bound by, and subject to, all of the covenants, terms and conditions of this Agreement that are binding upon the Sellers and the Annexes attached hereto shall be deemed to have been updated without any further action of the parties hereto to reflect that each such Optionholder has become a Seller. Subject to the other provisions of this Section 2.4, each holder of an Option that is cancelled pursuant to this Section 2.4 shall, in respect of each such Option, be entitled to a cash payment in an amount equal to the product of (I) the excess, if any, of (i) the quotient obtained by dividing (A) the Estimated Purchase Price plus the aggregate exercise price of all Options outstanding as of the time of cancellation by (B) the sum of the total number of Shares outstanding as of the Closing (after giving effect to the Option Cancellation) and the number of shares of Common Stock subject to all Options outstanding at the time of cancellation over (ii) the applicable Exercise Price of each Option, multiplied by (II) the number of shares of Common Stock underlying such Options. The Company shall be entitled to, and the Buyer will cause the Company at the Closing to, deduct and withhold from the amounts otherwise payable pursuant to this Section 2.4 to any Optionholder such amounts (the “Withholding Amounts”) as the Company is required to deduct and withhold in connection with the exercise of the underlying Option or with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law and to properly remit such amount to the appropriate Tax authority. To the extent that Withholding Amounts are so deducted and withheld by the Company, such Withholding Amounts shall be treated for all purposes of this Agreement and shall be included in the Aggregate Option Consideration as having been paid to the Optionholder in respect of which such deduction and withholding were made by the Company. To the extent permissible by applicable law, the Sellers and the Buyer shall treat, and cause their Affiliates to treat, the U.S. federal and state income tax deductions resulting from the payment obligations of the Company in cancellation of the Options described in this Section 2.4, the U.S. federal and state income tax deductions resulting from the accrual or payment of any Indebtedness, “change in control” and “stay bonus” or similar payments as deductible in the Pre-Closing Date Taxable Period, and, in the case of a Straddle Period, as allocable for the purposes of this Agreement to the Pre-Closing Date Taxable Period included in such Straddle Period, and shall not take any position inconsistent therewith. For the avoidance of doubt, the Sellers and the Buyer shall not treat, and shall cause their Affiliates not to treat, the “next day” rule of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar provision of state or local Tax Law as applying to the deductions described in the previous sentence, and no elections that would result in the ratable allocation of such deductions shall be made under Treasury Regulation Section 1.1502-76(b)(2) or any similar provision of state or local Tax Law.
          2.5 Escrow Funds. The Purchase Price Adjustment Escrow Amount shall be used solely for the purposes set forth in Section 2.3(b) and Section 2.3(c) and shall terminate five (5) Business Days after the date on which each of the Final Working Capital and the Final Assumed Indebtedness are finally agreed or determined. The Indemnity Escrow Fund shall (a) be used solely to satisfy any claims of the Buyer for indemnification pursuant to Section 11.2(a) made from and after Closing but on or before the Cut-Off Date applicable to the representation, warranty or covenant to which such claim(s) relates, (b) to the extent that the amount payable by the Sellers pursuant to Section 2.3(c), if any, exceeds the amount of the then available Purchase Price Adjustment Escrow Fund, be used solely for the purposes set forth in Section 2.3(b) and Section 2.3(c) and (c) terminate on the date which is fifteen (15) months after the Closing Date (other than with respect to claims in subparagraph (a) above). Any amounts in the Purchase Price Adjustment Escrow Fund not so used shall be distributed to the Sellers and the Optionholders in accordance with their respective Adjustment Amount Transaction Percentages. Any amounts in the Indemnity Escrow Fund not so used shall be distributed to the Sellers based on such Seller’s Indemnity Escrow Allocation Percentage as set forth opposite such Sellers name on Annex D. The Purchase Price Adjustment Escrow Fund and the Indemnity Escrow Fund shall each be held and disbursed solely for the respective purposes and in accordance with the terms hereof and the Escrow Agreement.
          2.6 Relationship Among the Sellers.
               (a) Each Seller hereby irrevocably appoints the Sellers’ Representative as the sole representative of the Sellers to act as the agent and on behalf of such Sellers regarding any matter relating to or under this Agreement, including for the purposes of: (i) making decisions with respect to the determination of the Closing Working Capital and Assumed Indebtedness under Section 2.3; (ii) determining whether the conditions to closing in ARTICLE IX have been satisfied and supervising the Closing, including waiving any condition, as determined by the Sellers’ Representative, in its sole discretion; (iii) taking any action that may be necessary or desirable, as determined by the Sellers’ Representative, in its sole discretion, in connection with the termination of this Agreement in accordance with ARTICLE X; (iv) taking any and all actions that may be necessary or desirable, as determined by the Sellers’ Representative, in its sole discretion, in connection with the amendment of this Agreement in accordance with Section 13.2; (v) accepting notices on behalf of the Sellers in accordance with Section 13.5; (vi) taking any and all actions that may be necessary or desirable, as determined by the Sellers’ Representative, in its sole discretion, in connection with negotiating or entering into settlements and compromises of any claim for indemnification pursuant to ARTICLE XI hereof, (vii) delivering or causing to be delivered to the Buyer at the Closing certificates representing the Shares to be sold by the Sellers hereunder; (viii) executing and delivering, on behalf of the Sellers, any and all notices, documents or certificates to be executed by the Sellers, in connection with this Agreement and the transactions contemplated hereby and (ix) granting any consent, waiver or approval on behalf of the Sellers under this Agreement. As the representative of the Sellers under this Agreement, the Sellers’ Representative shall act as the agent for all Sellers, shall have authority to bind each such Person in accordance with this Agreement, and the Buyer may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon two (2) Business Days’ prior written notice to the Buyer. The Buyer may conclusively rely upon, without independent verification or investigation, all decisions made by the Sellers’ Representative in connection with this Agreement in writing and signed by an officer of the Sellers’ Representative.
               (b) Each Seller hereby appoints the Sellers’ Representative as such Seller’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Seller’s name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of such Seller’s Shares as fully to all intents and purposes as such Seller might or could do in person. In acting as the sole representative of the Sellers hereunder prior to the Closing Date, the Seller’s Representative shall take such actions consistent with and in accordance with the terms of the CHS Stockholders Agreement.
               (c) The Sellers’ Representative (in its capacity as Sellers’ Representative) shall have no liability to the Buyer for any default under this Agreement by any other Seller. Except for fraud or willful misconduct on its part, the Sellers’ Representative shall have no liability to any other Seller under this Agreement for any action or omission by the Sellers’ Representative on behalf of the other Sellers.
               (d) The Company shall cause each Optionholder to execute a separate document pursuant to which such Optionholder shall grant the Sellers’ Representative all rights granted to the Sellers’ Representative by the Sellers pursuant to this Section 2.6 (as may be applicable to the Optionholders) and shall promptly provide the Buyer a copy thereof.
ARTICLE III
THE CLOSING
          3.1 Closing; Closing Date. The closing of the sale and purchase of the Shares contemplated hereby (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), 1285 Avenue of the Americas, New York, New York 10019-6064, at 10:00 a.m. local time, on the second (2nd) Business Day after the date that all of the conditions to the Closing set forth in ARTICLE VIII and ARTICLE IX (other than those conditions which, by their terms, are to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to waive the same, or at such other time, place and date that the Sellers’ Representative and the Buyer may agree in writing. The date upon which the Closing occurs is referred to herein as the “Closing Date.” Except as set forth herein and notwithstanding the date on which the Closing occurs, all of the incidents of economic ownership attributable to the Company shall be deemed transferred to the Buyer on the Effective Date as of 12:01 a.m. (New York City Time) on the Effective Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     Each Seller represents and warrants to the Buyer as follows:
          4.1 Organization. Such Seller (other than any Seller that is an individual) is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction of its formation.
          4.2 Binding Obligations. Such Seller (other than any Seller that is an individual) has all requisite corporate, partnership or other authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and the execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Seller and no other proceedings on the part of such Seller are necessary to authorize the execution and delivery and performance of this Agreement by such Seller. This Agreement has been duly executed and delivered by such Seller, and assuming that this Agreement constitutes the legal, valid and binding obligations of the Buyer, constitutes the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.
          4.3 No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Seller and performance by such Seller of its obligations hereunder (i) do not result in any violation of the applicable organizational documents of such Seller, if applicable, (ii) except as set forth on Schedule 4.3, do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any material agreement or instrument to which such Seller is a party or by which such Seller is bound or to which its properties are subject, and (iii) except for applicable requirements under the HSR Act, do not violate any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over such Seller or any of its properties; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that, individually or in the aggregate, would not reasonably be expected to materially impair such Seller’s ability to consummate the transactions contemplated hereby.
          4.4 No Governmental Authorization Required. Except for applicable requirements of the HSR Act or similar foreign competition or Antitrust Laws or as otherwise set forth in Schedule 4.4, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by such Seller in connection with the due execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially impair the Sellers’ ability to consummate the transactions contemplated hereby.
          4.5 The Shares. Schedule 4.5 sets forth such Seller’s record ownership of the Company’s capital stock as of the date hereof. Other than the shares of capital stock of the Company owned by such Seller as listed on Schedule 4.5 hereto, such Seller has no other equity interests or rights to acquire equity interests in the Company as of the date hereof. Such Seller has good and valid title to the Shares, free and clear of all Encumbrances, except (i) Permitted Encumbrances against the Shares all of which will be discharged on or prior to the Closing Date, (ii) Encumbrances on transfer imposed under applicable securities laws, and (iii) Encumbrances created by the Buyer’s or its Affiliate’s acts. Assuming the Buyer has the requisite power and authority to be the lawful owner of such Shares, upon delivery to the Buyer at the Closing of certificates representing the Shares, duly endorsed by such Seller for transfer to the Buyer, and upon receipt of the Estimated Purchase Price by such Seller, good and valid title to the Shares will pass to the Buyer, free and clear of any Encumbrances, other than those arising from acts of the Buyer or its Affiliates and Encumbrances on transfer imposed under applicable securities laws. The Shares are not subject to any contract restricting or otherwise relating to the voting, dividend rights or disposition of such Shares.
          4.6 Litigation. There is no claim, action, suit or legal proceeding pending or, to the knowledge of such Seller, threatened against such Seller, before any Governmental

Authority which seeks to prevent such Seller from consummating the transactions contemplated by this Agreement.
          4.7 Exclusivity of Representations. The representations and warranties made by such Seller in this Agreement are the exclusive representations and warranties made by such Seller. Such Seller hereby disclaims any other express or implied representations or warranties. Such Seller is not, directly or indirectly, making any representations or warranties regarding pro-forma financial information or financial projections of the Company or any Company Subsidiary.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Buyer as follows:
          5.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Company Subsidiary is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation. The Company and each Company Subsidiary have all requisite organizational power and authority to own, lease and operate their respective properties and carry on their business as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to be material to the Company or any Company Subsidiary. The Company and each Company Subsidiary have been qualified, licensed or registered to transact business as a foreign corporation and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of their business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or result in a material adverse effect on the Company’s or each such Company Subsidiary’s ability to consummate the transactions contemplated hereby. The Company has delivered to the Buyer true and correct copies of the charter and by-laws for the Company and each Company Subsidiary.
          5.2 Capitalization of the Company.
               (a) Schedule 5.2 sets forth a complete and accurate list of the authorized, issued and outstanding capital stock of the Company. Except as set forth on Schedule 5.2, there are no other shares of Capital Stock or other equity securities of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the capital stock of, or other equity or voting interest in, the Company, to which the Company is a party or is bound requiring the issuance, delivery or sale of shares of capital stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Company to which the Company is a party or is bound. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote). There are no contracts to which the Company or any Seller is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Company or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Company. There are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, the Company.
               (b) All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto.
          5.3 Subsidiaries. Schedule 5.3 sets forth a complete and accurate list of the name and jurisdiction of each Subsidiary of the Company (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”), and the authorized, issued and outstanding capital stock of the Company Subsidiary. Each of the outstanding shares of capital stock of the Company Subsidiary is duly authorized, validly issued, fully paid and non-assessable and is directly owned of record as set forth on Schedule 5.3, free and clear of any Encumbrances other than (i) Permitted Encumbrances to be removed prior to or at Closing, (ii) Encumbrances on transfer imposed under applicable securities law and (iii) Encumbrances created by the Buyer’s or its Affiliates’ acts. There is no other capital stock or equity securities of any Company Subsidiary authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever to which any such Company Subsidiary is a party or may be bound requiring the issuance, delivery or sale of shares of capital stock of such Company Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, any Company Subsidiary to which the Company or any Company Subsidiary is bound. No Company Subsidiary has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of such Company Subsidiary on any matter. There are no contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of, or other equity or voting interest in, such Company Subsidiary or (ii) vote or dispose of any shares of the capital stock of, or other equity or voting interest in, such Company Subsidiary. There are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock of, or other equity or voting interest in, any Company Subsidiary. Except as set forth on Schedule 5.3, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock of, or equity ownership or voting interest in, any Person (other than the Company Subsidiaries in the case of the Company).
          5.4 Binding Obligation. The Company has all requisite corporate authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Buyer and the Sellers, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.
          5.5 No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company and performance by the Company of its obligations hereunder (i) does not result in any violation of the charter or by-laws of the Company or the Company Subsidiaries, (ii) except as set forth on Schedule 5.5, does not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any Material Contract or material Lease, and (iii) except for the applicable requirements of the HSR Act, does not violate any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Company, the Company Subsidiaries or any of their respective properties; provided, however, that no representation or warranty is made in the foregoing clause (iii) with respect to matters that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
          5.6 No Governmental Authorization Required. Except for applicable requirements of the HSR Act or similar foreign competition or Antitrust Laws or as otherwise set forth in Schedule 5.6, no consent, order, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Company in connection with the due execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to any consents, orders, authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the business or the operation of the Company and the Company Subsidiaries, taken as a whole, or materially impair the Company’s ability to consummate the transactions contemplated hereby.
          5.7 Financial Statements.
               (a) The balance sheets included in the Financial Statements fairly present, in all material respects, the financial position of the Company as of their respective dates, and the other related statements included in the Financial Statements fairly present, in all material respects, the results of operations and cash flows for the periods indicated therein in accordance with GAAP applied on a consistent basis, subject to normal year end audit adjustments (none of which will individually or in the aggregate be material) and the absence of related notes, as applicable.

               (b) The Company and its Subsidiaries do not have any material liabilities of any nature required to be included in the Financial Statements (including any notes thereto) or otherwise required to be disclosed in a balance sheet in accordance with GAAP except for liabilities (i) included or reserved in, or disclosed by, the Financial Statements or (ii) incurred after September 30, 2007, in the ordinary course of business consistent with past practice.
               (c) Except with respect to earn-out arrangements set forth on Schedule 5.7(c), neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture or off-balance sheet partnership agreement (including any agreement or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such agreement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Financial Statements.
               (d) The Company’s and the Company Subsidiaries’ “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) will be reasonably designed, as of the Closing Date, to ensure that (i) all information that would be required to be disclosed by the Company in the Financial Statements is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC (if, for this purpose, the Company was a reporting company under the Exchange Act), and (ii) the principal executive officer and principal financial officer of the Company could make the certifications that would be required under the Exchange Act with respect to such Financial Statements (if, for this purpose, the Company was a reporting company under the Exchange Act).
               (e) Except as set forth on Schedule 5.7(e), neither the Company nor any Company Subsidiary has received any notification from its internal audit personnel or its independent public accountants of (i) a “significant deficiency” or (ii) a “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004 001 of the Public Company Accounting Oversight Board.
          5.8 Intellectual Property.
               (a) Schedule 5.8(a) sets forth, all registrations, issuances, filings and applications for all Intellectual Property Rights (as defined below) filed by, or issued or registered to, the Company or the Company Subsidiaries and all material license agreements relating to Intellectual Property Rights to which the Company or any Company Subsidiary is a party (other than licenses for “off-the-shelf” or other software widely available on generally standard terms and conditions) (each such license, an “IP License”).
               (b) Except as set forth on Schedule 5.8(b), the Company or the Company Subsidiaries, as applicable, owns, or possesses licenses or other rights to use, all patents, trademarks and service marks (registered or unregistered), trade names (including the Company’s and each Company Subsidiary’s corporate name and logo), uniform resource locators and Internet domain names, copyright applications and registrations therefor, unregistered copyrights, computer software programs, industrial designs, inventions, invention disclosures, business methods, electronic databases, trade secrets and other intellectual property, whether or not subject to statutory registration or protection, which are material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole (the “Intellectual Property Rights”), free and clear of any Encumbrances other than Permitted Encumbrances. Each IP License to which the Company or any Company Subsidiary is a party (i) is a legal and binding obligation of the Company or such Company Subsidiary, as applicable, and, to the knowledge of the Company, the other relevant parties thereto, (ii) is in full force and effect and (iii) none of the Company, any Company Subsidiary, nor, to the knowledge of the Company, any other party thereto, is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any IP License.
               (c) The validity of the Intellectual Property Rights and the title or rights to use thereof is not being challenged in any litigation to which the Company or any Company Subsidiary is a party, nor to the knowledge of the Company, is any such litigation threatened in writing.
               (d) Except as set forth on Schedule 5.8(d), to the knowledge of the Company, no Person is infringing upon or violating any of the Intellectual Property Rights owned by the Company or any Company Subsidiary, and the manufacture, marketing, license, distribution, sale and use of products currently sold by the Company or any such Company Subsidiary, as applicable, does not violate any IP License.
          5.9 Compliance with the Laws. Other than with respect to Taxes, ERISA, Health Care or Environmental Laws, which matters are covered exclusively under Sections 5.12, 5.14, 5.15, 5.16, 5.17 and 5.18, respectively and except as set forth on Schedule 5.9, (a) the business of the Company and the Company Subsidiaries is not being conducted in any material respect in violation of any laws and (b) each of the Company and its Subsidiaries is, and since September 1, 2006, has been, in compliance in all material respects with all Laws applicable to it, its properties or other assets or its business or operations. Except as set forth on Schedule 5.9, none of the Company and its Subsidiaries have received, since September 1, 2006, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to it, its properties or other assets or its businesses or operations.
          5.10 Contracts.
               (a) Schedule 5.10(a) lists or describes and true and complete copies have been made available to the Buyer, of all contracts, agreements and instruments (other than Company Benefit Plans, Leases and purchase orders) to which the Company or any Company Subsidiary is a party or to which their respective assets, property or business are bound or subject or which the Company or any Company Subsidiary has any outstanding rights or obligations (collectively, the contracts listed on Schedule 5.10(a) are referred to herein as the “Material Contracts”):

                    (i) any agreement (or group of related agreements) (x) for the sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing of services, which involves consideration in excess of $400,000 in calendar year 2007 or (y) for the purchase of raw materials, commodities, supplies, products, or other personal property, or for the receipt of services by a third party, which involves payment by the Company or any Company Subsidiary of consideration in excess of $400,000 in calendar year 2007 or which the Company reasonably expects will involve payment by the Company or any Company Subsidiary of consideration in excess of $400,000 per annum in any future calendar year during the term of such agreement;
                    (ii) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $250,000 per annum;
                    (iii) in respect of (x) any Assumed Indebtedness having a principal amount outstanding in excess of $75,000 and (y) any of the items covered in the exclusions to the definition of Indebtedness (other than Indebtedness incurred by the Buyer or any of its Affiliates);
                    (iv) that contains a covenant not to compete, or other material covenant restricting the development, manufacture, marketing or distribution of products and services of the Company or any Company Subsidiary, in each case that materially limits the conduct of the business of the Company or any Company Subsidiary as presently conducted;
                    (v) that relates to the acquisition or disposition of any business by the Company or any Company Subsidiary (whether by merger, sale of stock, sale of assets or otherwise) since September 1, 2006 and any Prior Purchase Agreement;
                    (vi) that imposes any material confidentiality, standstill or similar obligation on the Company or any Company Subsidiary, except for those entered into in the ordinary course of business or in connection with the sale process of the Company or in connection with the proposed acquisition of any Person;
                    (vii) that contains a right of first refusal, first offer or first negotiation;
                    (viii) in respect of any joint venture, partnership or strategic alliance; and
                    (ix) pursuant to which the Company or any Company Subsidiary has granted any exclusive marketing, sales representative relationship, franchising, consignment or distribution right to any third party.
               (b) With respect to all Material Contracts, neither the Company, any Company Subsidiary nor, to the knowledge of the Company, any other party to any such contract is in material breach thereof or default thereunder and there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time or both, would constitute such a material breach or default by the Company, any Company Subsidiary or, to the knowledge of the Company, any other party. Except as set forth on Schedule 5.10(b), neither the Company nor any Company Subsidiary has made any claim against any other party to a Prior Purchase Agreement for indemnification or otherwise, and to the knowledge of the Company there is no reasonable basis for making any such claim.
          5.11 Litigation. Except as set forth in Schedule 5.11 and with respect to any workers’ compensation claims, there are no material claims, actions or legal proceedings pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any material portion of their respective properties or assets before any Governmental Authority against or involving the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is subject to any material unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority.
          5.12 Taxes. Except as set forth on Schedule 5.12:
                    (i) all Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed, and all such Tax Returns are true, complete and correct in all material respects;
                    (ii) the Company and each Company Subsidiary have fully and timely paid all Taxes shown to be due on the Tax Returns referred to in Section 5.12(i);
                    (iii) all deficiencies for Taxes asserted or assessed in writing against the Company or any Company Subsidiary have been fully and timely paid, settled or properly reflected in the Financial Statements;
                    (iv) no action, proceeding, investigation, inquiry or audit is pending with respect to any Taxes due from or with respect to the Company or any Company Subsidiary nor does the Company have knowledge of any pending or threatened action, proceeding, investigation, inquiry or audit by any taxing authority;
                    (v) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company or any Company Subsidiary for any taxable period and no request for any such waiver or extension is currently pending;
                    (vi) neither the Company nor any Company Subsidiary has been included in any “consolidated”, “unitary”, or “combined” Tax Return provided under the law of the United States or any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitation has not expired, other than a group the common parent of which is the Company;
                    (vii) neither the Company nor any Company Subsidiary has taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax law);
                    (viii) neither the Company nor any Company Subsidiary has participated in any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4(b);
                    (ix) the Company and its Subsidiaries have each withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied with all Tax information reporting provisions of all applicable laws;
                    (x) the Company has not made any payments, and is not and will not become obligated under any contract, agreement, plan, or arrangement (or combinations thereof) entered into on or before the Closing Date to make any payments, that, individually or collectively, will be non-deductible under Code Sections 280G or 162(m) of the Code or subject to the excise Tax under Code Section 4999 or that would give rise to any obligation to indemnify any Person for any excise Tax payable pursuant to Code Section 4999;
                    (xi) all Taxes incurred after the Effective Date and on or before the Closing Date have been incurred in the ordinary course of business of the Company or a Company Subsidiary;
                    (xii) there are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Company Subsidiary;
                    (xiii) neither the Company nor any Company Subsidiary will be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Sections 481(c) or 263A of the Code in taxable income for any taxable period (or portion thereof) beginning after the Closing Date, (B) as a result of any “closing agreement,” as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date, or (C) as a result of an election under Section 1362 of the Code, to include any amount under Section 1363(d) in any taxable period (or portion thereof) beginning after the Closing;
                    (xiv) neither the Company nor any Company Subsidiary is a party to or bound by any tax allocation or tax sharing agreement or has any current or potential obligation to indemnify any other Person with respect to Taxes other than as set forth in the Prior Purchase Agreements; and
                    (xv) no claim has been made in writing by a Governmental Authority in a jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to Taxes assessed by such jurisdiction.

          5.13 Permits. Schedule 5.13 sets forth for the Company and each Company Subsidiary all licenses, permits, authorizations, franchises and certifications of governmental authorities, registrations, waivers, privileges, exemptions, qualifications, quotas, certificates, filings, notices, permits and rights necessary held by the Company which are material to the Company and each Company Subsidiary for the lawful conduct of the Company’s and each Company Subsidiary’s businesses as presently conducted, or the lawful ownership of properties and assets or the operation of their businesses as conducted (collectively, “Permits”). There are no other material Permits required by the Company or any Subsidiary for the lawful conduct of the Company’s and each Company Subsidiary’s businesses as presently conducted. To the knowledge of the Company, no suspension, revocation or invalidation of any such Permit is pending or has been threatened. All such Permits are in full force and effect, and there has occurred no material default under any Permit by the Company or such Company Subsidiary. No representation is given under this Section 5.13 with respect to matters covered by Section 5.16 (Medicare, Medicaid; Company’s Legal and Billing Compliance).
          5.14 Health Care Programs and Third Party Payor Participation.
               (a) The Company Subsidiaries participate in and have not be excluded from the federal and state health care programs (the “Programs”) listed on Schedule 5.14(a). A list of the Company Subsidiaries’ existing (x) Medicare and Medicaid Program provider agreements and (y) all other federal and state Program provider agreements that provide for payment in excess of $400,000 in calendar year 2007, including TRICARE and CHAMPUS, pertaining to the business of each Company Subsidiary or, if such contracts do not exist, other documentation evidencing such participation (collectively, the “Program Agreements”) are set forth on Schedule 5.14(a), current, true and complete copies of which have been delivered to the Buyer.
               (b) The Company Subsidiaries have contractual arrangements with third party payors including, but not limited to, private insurance, managed care plans and HMOs (the “Third Party Payors”). A list of each Company Subsidiary’s existing contracts with Third Party Payor(s) that provide for payment in excess of $400,000 in calendar year 2007 pertaining to such Company Subsidiary’s business are set forth on Schedule 5.14(b) (the “Third Party Payor Contracts”), current, true and complete copies of which have been delivered to the Buyer.
               (c) The Program Agreements and Third Party Payor Contracts constitute legal, valid, binding and enforceable obligations of the Company Subsidiary that is a party thereto, and to the knowledge of the Company, the other parties thereto, are in full force and effect.
               (d) No Company Subsidiary is in material default under any Program Agreement or under any Third Party Payor Contract to which it is a party and, to the knowledge of the Company, the other parties thereto are not in material default thereunder.
               (e) The Company, and each Company Subsidiary are, in all material respects, in compliance with rules and policies respecting each Program Agreement and Third Party Payor Contract, including all certification, billing, reimbursement and documentation requirements. To the knowledge of the Company, no action has been taken or recommended by any Governmental Authority, either to revoke, withdraw or suspend any Program Agreement or to terminate or decertify any participation of any Company Subsidiary in any “Federal Health Care Program” (as that term is defined in 42 U.S.C. § 1320a-7b(f)) in which it participates (including, but not limited to Medicare, Medicaid, TRICARE and CHAMPUS), nor is there any decision by the Company not to renew any Program Agreement. To the knowledge of the Company, no party to a Third Party Payor Contract or government regulatory authority has threatened revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting any Third Party Payor Contract.
          5.15 Health Care Regulatory.
               (a) Except as set forth on Schedule 5.15(a), there is no pending, or to the knowledge of the Company, threatened exclusion, revocation, suspension, termination, probation, material restriction, material limitation or nonrenewal affecting the Company or any Company Subsidiary’s participation or enrollment in any of the Programs. Neither the Company nor any Company Subsidiary has received written notice that the Company or such Company Subsidiary is currently the subject of any investigation, inquiry or proceeding by any Governmental Authority (or any Governmental Authority’s designated agent or agents), nor, to the knowledge of the Company, is there any reasonable grounds to anticipate the commencement of any investigation, inquiry or proceeding by any Governmental Authority, and no written notice of any violation, asserted deficiency, or other irregularity has been received by the Company or any Company Subsidiary from any Governmental Authority (or any Governmental Authority’s designated agent or agents) that would directly or indirectly, or with the passage of time:
                    (i) materially affect the Buyer’s ability to treat patients, furnish, claim, bill and receive reimbursement relative to health care products or services rendered to patients or health care professionals, providers or suppliers, or
                    (ii) result in the imposition of any material fine, sanction, or lower reimbursement rate for items or services furnished by such Company Subsidiary.
               (b) There are no current, pending or outstanding material Medicaid, Medicare or other reimbursement audits or appeals relating to the Company or any Company Subsidiary, except those set forth on Schedule 5.15(b).
               (c) There are no current or pending material payment or reimbursement withhold, payment recoupment or suspension relative to the Company or any Company Subsidiary or to the health care items or services furnished by any Company Subsidiary other than payment or reimbursement withholds, or payment recoupments that are individually immaterial.
          5.16 Medicare, Medicaid; Company’s Legal and Billing Compliance.
               (a) Activities and Contractual Relationships. To the knowledge of the Company, neither the Company nor any Company Subsidiary has engaged in any activity or contractual relationship, including the filing or submission or any claim for reimbursement, report or other documentation, in violation of 42 C.F.R. § 424.22(d), the False Claims Act

(31 U.S.C. Section 3729), the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104 191,110 Stat. 1936 (1996), the Fraud and Abuse provisions of Section 1128B of the Social Security Act, the Medicare and Medicaid Patient and Program Protection Act of 1987 (42 U.S.C. Section 1320a 7b), Section 1877 of the Medicare Act (42 U.S.C. Section 1395nn) (the Stark anti referral amendments), or any directives, rules or regulations thereunder promulgated by the U.S. Department of Health and Human Services, or any comparable fraud and abuse rules and regulations promulgated by any other federal, state or local agency; or which results in the over utilization of health care services by patients or improper denial of health care services to patients.
               (b) Inappropriate Payments. Neither the Company, any Company Subsidiary nor, to the knowledge of the Company, any officer, director, employee or agent acting on behalf of or for the benefit of any thereof, has, directly or indirectly: (i)  paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors or Third Party Payors of any Company Subsidiary to obtain business or payments from such person, other than in compliance with applicable Laws, negotiating the amount owed to any Company Subsidiary in the ordinary course of collecting amounts overdue; (ii) given any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, Third Party Payor or any other person; and (iii) made any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent, where the contribution, payment or gift is or was illegal under applicable Laws.
               (c) Compliance with Healthcare Laws. Neither the Company, any Company Subsidiary nor any of their respective officers or directors is a party to any contract, lease or other agreement, including any joint venture or consulting agreement, with any physician, hospital, nursing facility, home health agency, hospice or other person or entity who is in a position to make or influence referrals to or otherwise generate business for the Company or any Company Subsidiary that (i) does not comply in all material respects with a safe harbor under 42 U.S.C. 1320a-7b(b) (the Fraud and Abuse Anti-Kickback statute) or (ii) violates 42 U.S.C. 1395nn and 1395(q) (the Stark Law).
               (d) Compliance with Billing Practices. To the knowledge of the Company, all billing practices by the Company and the Company Subsidiaries to all Third Party Payors and the Programs have been in material compliance with all applicable Laws, regulations and policies of all such Third Party Payors and Programs. The Company and each Company Subsidiary have filed all material reports required to be filed in connection with all Medicare and Medicaid programs due on or before the date hereof, which reports are complete and correct in all material respects. To the knowledge of the Company, there are no material claims, actions, payment reviews or (other than those set forth on Schedule 5.15(b)) appeals pending or threatened before any commission, board or agency, including any intermediary or carrier, the Administrator of the Centers for Medicare and Medicaid Services, or any applicable state program, with respect to any Medicare or Medicaid claims filed by the Company or any Company Subsidiary on or before the date hereof or program compliance matters which would be reasonably expected to result in a Material Adverse Effect. No validation review or program integrity review related to the Company, any Company Subsidiary or their respective facilities has been conducted by any commission, board or agency in connection with the Medicare or Medicaid program, and, to the knowledge of the Company, no such reviews are scheduled, pending or threatened against or affecting the Company, any Company Subsidiary or their respective facilities or the consummation of the transactions contemplated hereby.
               (e) Accreditations. Each Company Subsidiary holds all material Accreditations necessary or required by applicable Laws or Governmental Authority for the operation of the Business as conducted by the Company. Schedule 5.16(e) sets forth all such Accreditations held by the Company and the Company Subsidiaries (individually, a “Company Accreditation,” and collectively, the “Company Accreditations”). There are no pending or, to the knowledge of the Company, threatened suits or proceedings that would reasonably be expected to result in a suspension, revocation, restriction, amendment or nonrenewal of any Company Accreditation, and to the knowledge of the Company, no event which (whether with notice or lapse of time or both) would reasonably be expected to result in a suspension, revocation, restriction, amendment or nonrenewal of any Company Accreditation has occurred. Each Company Subsidiary is in compliance with the material terms of the Company Accreditations.
               (f) Reimbursement Approvals. To the knowledge of the Company, the Company and each Company Subsidiary hold all material Reimbursement Approvals necessary or required by applicable Law or Governmental Authority for the operation of the Business as conducted by the Company. Schedule 5.16(f) sets forth all such Reimbursement Approvals held by the Company Subsidiaries as of the Closing Date or for which a Company Subsidiary has applied (individually, a “Company Reimbursement Approval,” and collectively, the “Company Reimbursement Approvals”). There are no pending or, to the knowledge of the Company, threatened suits or proceedings that would reasonably be expected to result in the suspension, revocation, restriction, amendment or nonrenewal of any Company Reimbursement Approvals, and to the knowledge of the Company, no event which (whether with notice or lapse of time or both) would reasonably be expected to result in a suspension, revocation, restriction, amendment or nonrenewal of any Company Reimbursement Approval has occurred. To the knowledge of the Company, each Company Subsidiary is in compliance with the material terms of the Company Reimbursement Approvals to which it is subject.
               (g) Surveys, Audits and Investigations. Schedule 5.16(g) sets forth (i) a description of all material surveys performed (including the dates of such surveys, where available) by any Governmental Authority or pursuant to any Permits, Company Accreditation or Company Reimbursement Approval to which the Company was a party prior to the date hereof, and any material deficiencies for which a plan of correction was required (the “Health Care Surveys”) and (ii) a list of all notices of material compliance, requests for material remedial action, return of overpayment or imposition of fines (whether ultimately paid or otherwise resolved) by any Governmental Authority or pursuant to any Licenses and Permits, Company Accreditation or Company Reimbursement Approval prior to the date hereof (the “Health Care Audits”) in each case since the applicable acquisition date of each of the Company Subsidiaries. The Company and each Company Subsidiary has prepared and submitted timely all corrective action plans required to be prepared and submitted in response to any Health Care Surveys or Health Care Audits and has implemented all of the corrective actions described in such corrective action plans. Neither the Company nor any Company Subsidiary has any (i) material uncured deficiency which would reasonably be expected to lead to the imposition of a remedy or (ii) existing accrued and/or material unpaid indebtedness to any Governmental Authority or pursuant to any Company Reimbursement Approval, including Medicare or Medicaid.
               (h) Medicare, Medicaid Fraud. Neither the Company nor any Company Subsidiary has been convicted of nor being indicted for a Federal Health Care Program or state health care program related offense, nor has the Company nor any of its officers, directors or stockholders been debarred, excluded or suspended from participation in Medicare, Medicaid or any other federal or state health program or been subjected to any order or consent decree of, or criminal or civil fine or penalty imposed by, any court or governmental agency related thereto. To the knowledge of the Company, neither the Company nor any Company Subsidiary has arranged or contracted with (by employment or otherwise) any Person that is excluded or suspended from participation in a federal or state health care program, for the provision of items or services for which payment may be made under such federal health care program. Neither the Company or nor any Company Subsidiary is party to any corporate integrity or other agreements with any Governmental Authority which apply to or are relevant to the transactions contemplated by this Agreement. None of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) of the Company or a Company Subsidiary has been excluded from the Programs or any other federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)), been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8, or been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor to the knowledge of the Company is any such exclusion, sanction or conviction threatened or pending. Neither the Company nor any Company Subsidiary has been excluded from the Programs or any other federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) or state health care program as a result of any civil or criminal wrongdoing.
               (i) HIPAA Requirements. To the knowledge of the Company, each Company Subsidiary is in compliance in all material respects with the HIPAA, including the federal privacy regulations as contained in 45 C.F.R. Part 164 (the “Federal Privacy Regulations”), the federal security standards as contained in 45 C.F.R. Part 142 (the “Federal Security Regulations”), and the federal standards for electronic transactions contained in 45 C.F.R. Parts 160 and 162, all collectively referred to herein as “HIPAA Requirements.” To the knowledge of the Company, no Company Subsidiary has used or disclosed any Protected Health Information, as defined in 45 C.F.R. § 164.504, or Individually Identifiable Health Information, as defined in 42 U.S.C. § 1320d, other than as permitted by HIPAA requirements and the terms of this Agreement. Each Company Subsidiary has made its internal practices, books and records relating to the use and disclosure of Protected Health Information available to the Secretary of Health and Human Services to the extent required for determining compliance with the Federal Privacy Regulations.
                    (i) Each component of the Company or any Company Subsidiary that is a health plan, healthcare clearinghouse or healthcare provider, as such terms are defined in the Federal Privacy Regulations (collectively, the “Covered Entities”), is in material compliance with the administrative simplification section of the HIPAA, the Federal Privacy Regulations, the Federal Security Regulations or applicable state privacy laws.

                    (ii) True and complete copies of each Covered Entity’s policies relating to the privacy of its patient’s Protected Health Information (as defined in 45 C.F.R. § 164.504) have been made available to the Buyer. An accurate copy of each Covered Entity’s privacy notice and any policy relating thereto, or the most recent draft thereof, has been furnished to the Buyer. An accurate and complete list of all HIPAA-related complaints filed against or with a Covered Entity is provided in Schedule 5.16(g).
               (j) Health Care Licenses. The Company and each Company Subsidiary holds all material health care licenses necessary or required by applicable Law or Governmental Authority for the operation of the business as conducted by the Company, any Company Subsidiary or any branch (“Health Care Licenses”). Schedule 5.16(j) sets forth all such Health Care Licenses held by the Company or the Company Subsidiaries or for which the Company or a Company Subsidiary has applied (individually, a “Company Health Care License,” and collectively, the “Company Health Care Licenses”). There are no pending or, to the knowledge of the Company, threatened suits or proceedings that would reasonably be expected to result in the suspension, revocation, restriction, amendment or nonrenewal of any Company Health Care License, and to the knowledge of the Company, no event which (whether with notice or lapse of time or both) would reasonably be expected to result in a suspension, revocation, restriction, amendment or nonrenewal of any Company or Company Subsidiary Health Care License has occurred. The Company and each Company Subsidiary is in compliance with the material terms of the reimbursement licenses to which it is subject. No Government Authority is required to give approval of a change of ownership of any Company or Company Subsidiary Health Care License prior to Closing except as set forth on Schedule 5.16 (j).
     5.17 Employee Benefit Plans.
               (a) Schedule 5.17(a) includes a true and complete list of all Benefit Plans currently maintained or contributed to by the Company or any Company Subsidiary (collectively, the “Company Benefit Plans”). Neither the Company nor any Company Subsidiary has any material liability with respect to any plan, arrangement or practice of the type described in this Section 5.17 other than the Company Benefit Plans set forth on Schedule 5.17(a).
               (b) With respect to each Company Benefit Plan: (i) except as set forth on Schedule 5.17(b), each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, which has not been revoked, from the IRS that any such plan is tax-qualified and each trust created thereunder has been determined by the IRS to be exempt from federal income tax under Code Section 501(a), and to the knowledge of the Company, nothing has occurred or is reasonably expected to occur through the Closing which would cause the loss of such qualification, (ii) no Company Benefit Plan is or at any time was a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, (iv) there has been no termination or partial termination of any Company Benefit Plan which is a defined benefit plan within the meaning of Code Section 411(d)(3), and (iv) the Company does not participate currently in and has never participated in and is not required currently and has never been required to contribute to or otherwise participate in any plan, program, or arrangement subject to Title IV or ERISA or Section 412 of the Code.

               (c) The Sellers’ Representative provided to the Buyer true and complete copies of (i) each Company Benefit Plan, including any related trust agreement or other funding instrument, (ii) the most recent summary plan description and summaries of material modifications for each Company Benefit Plan for which such a summary plan description is required, (iii) the most recent determination letters from the IRS with respect to each Company Benefit Plan, if applicable, (iv) the most recent Form 5500 for each Company Benefit Plan and audited financial statements (if such form or statement is required or applicable), (v) the most recent financial statements, the most recent actuarial reports, all agreements or contracts with any investment manager or investment advisor with respect to any Company Benefit Plan, and (vi) any insurance policy currently in effect related to any Company Benefit Plan. In the case of any material unwritten Company Benefit Plan, a written description of such plan, program or arrangement has been furnished to the Buyer.
               (d) Except as set forth in Schedule 5.17(d), neither the Company nor any Company Subsidiary participate currently in and have participated in and are required currently and have been required to contribute to or otherwise participate in any Multiemployer Plan, or any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. Further, no Company Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.
               (e) There is no material unsatisfied liability that has been incurred by the Company or any Company Subsidiary or any other entity that would be aggregated with the Company under Code Section 414(b), (c), (m) or (o), under Title IV of ERISA to any party with respect to any Benefit Plan, or with respect to any other “employee benefit plan” as defined in Section 3(3) of ERISA presently or heretofore maintained or contributed to within the past six (6) years by the Company or the Company Subsidiaries.
               (f) Except as would not reasonably be expected to result in a Material Adverse Effect, each Company Benefit Plan has been administered in accordance with its terms. The Company and the Company Subsidiaries, and any other entity that would be aggregated with the Company under Code Section 414(b), (c), (m) or (o), and all the Company Benefit Plans are in compliance with all applicable provisions of ERISA, the Code, all other applicable laws and the terms of all applicable collective bargaining agreements, except as would not reasonably be expected to result in a Material Adverse Effect.
               (g) Except as provided in Schedule 5.17(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event contemplated by this Agreement) (i) result in any material payment becoming due under a “change in control” (as defined in Section 280G of the Code), or increase the amount of any compensation due, to any current or former employee of Company, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.
               (h) The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law within the last six (6) months which remains unsatisfied.

               (i) With respect to each Company Benefit Plan: (i) no material non-routine audits, proceedings, claims or demands are pending with any Governmental Authority including the IRS and the Department of Labor, (ii) no litigation, actions, suits, claims, disputes or other proceedings (other than routine claims for benefits) are pending or, to the knowledge of the Company, have been asserted against any Company Benefit Plan, the trustee or fiduciary of such plan, or the Company with respect to such plan, (iii) all reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any participant have been duly or timely filed or distributed, (iv) no “prohibited transactions”, within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred, and (v) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the Financial Statements or will be properly accrued on the books and records of the Company as of the Closing, in each case except as set forth in Schedule 5.17(i), and in the case of clause (iv) and (v), except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.
               (j) The Company and each Company Benefit Plan that qualifies as a group health plan under the applicable statute is in material compliance, to the extent applicable, with (i) the notice and continuation of coverage requirements of Section 4980B of the Code, and the regulations thereunder (“COBRA”) and (ii) Part 6 of Title I of ERISA.
               (k) Any Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A) that is subject to Code Section 409A has, since January 1, 2005, been operated in a manner intended to be in good faith compliance with the requirements of Code Section 409A.
          5.18 Environmental Compliance. Except as set forth on Schedule 5.18, (a) the Company and the Company Subsidiaries are in material compliance with all Environmental Laws; (b) to the Company’s knowledge, the Owned Real Property and the Leased Real Property are in material compliance with all Environmental Laws; (c) the Company and the Company Subsidiaries possess and are in material compliance with all Permits required under Environmental Laws for the conduct of their respective operations; and (d) there are no material claims, actions, suits, arbitrations, litigations or legal proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary alleging a violation of or liability or obligation under any Environmental Laws. The representations and warranties made in this Section 5.18 are the Company’s sole representations and warranties with respect to environmental matters and Environmental Laws.
          5.19 Insurance. All material insurance policies (the “Insurance Policies”) with respect to the properties, assets, or business of the Company and the Company Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid in full. Neither the Company nor any Company Subsidiary has received either a written notice that could reasonably be likely to be followed by a written notice of cancellation or non-renewal of any Insurance Policy.

          5.20 Real Property.
               (a) Owned Real Property.
                    (i) Schedule 5.20(a)(i) contains a list of all real property owned by the Company or the Company Subsidiaries (together with all improvements located therein and all appurtenances related thereto, the “Owned Real Property”), and properly identifies the applicable owner and use of each parcel of Owned Real Property. All buildings, plants and structures located on the Owned Real Property lie wholly within the boundaries of the Owned Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person and no property adjacent to the Owned Real Property encroaches on the Owned Real Property.
                    (ii) Except as set forth in Schedule 5.20(a)(ii), the Company or the Company Subsidiaries has fee title to each parcel of Owned Real Property free and clear of all Liens, except (A) Permitted Encumbrances, (B) zoning and building restrictions, and (C) Leases under which the Company or any Company Subsidiary is lessor disclosed on Schedule 5.20(a)(ii) (the “Owned Property Leases”). True and complete copies of the Owned Property Leases, if any, have previously been delivered to Buyer by the Company or the Sellers’ Representative.
                    (iii) Except as disclosed on Schedule 5.20(a)(iii), to the knowledge of the Company, all buildings, structures, improvements and fixtures located on, under, over or within the Owned Real Property, are in good operating condition and repair.
                    (iv) To the knowledge of the Company, no condemnation or eminent domain proceeding against any part of any Owned Real Property is pending or threatened.
               (b) The Company and the Company Subsidiaries, as applicable, have valid leasehold interests in the real property specified on Schedule 5.20(b) under the heading “Leased Properties” (the “Leased Real Property”) subject only to Permitted Encumbrances (it being understood that the Company and the Company Subsidiaries make no representation about the status of the fee title to the Leased Real Property). Schedule 5.20(b) contains a complete and accurate list of all real property leased as lessee, including all subleases, licenses, and other arrangements relating to the use or occupancy of real property, together with all amendments, modifications and side letters and supplements thereto (collectively, the “Leases”), by the Company and the Company Subsidiaries, as applicable. Schedule 5.20(b) contains an accurate and complete list of all Leases, as the same may have been amended, supplemented or otherwise modified from time to time, including the address of the Leased Real Property, the lessor, the lessee, the date, the term and the base rent for all such Leases. True and complete copies of the Leases have previously been delivered to the Buyer. Neither the Company nor any Company Subsidiary, as applicable, has received notice of any conditions, which, if left uncured, would constitute a material breach in any material respects under the Leases to which each such entity is a party, and all such Leases are binding and in full force and effect and, to the knowledge of the Company, there are no outstanding material defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a material default or breach in any material respect by either party under any Lease. Except as set forth on Schedule 5.20(b), the Company holds the leasehold estate in each Leased Real Property free and clear of all Encumbrances (except Permitted Encumbrances). Either the Company or the Company’s Subsidiaries is now in possession of the applicable Leased Real Property.
          5.21 Affiliate Transactions. Except for employment relationships and compensation, benefits, travel advances and employee loans in the ordinary course of business or as disclosed on Schedule 5.21, neither the Company nor any Company Subsidiary is a party to any agreement with, or involving the making of any payment or transfer of assets to, the Sellers, any officer or director of any Seller, any Affiliate of any Seller or any officer or director of the Company or any Company Subsidiary.
          5.22 Absence of Certain Changes or Events. Except as set forth on Schedule 5.22, or as otherwise contemplated by this Agreement, (i) during the period from the date of the Interim Balance Sheet to the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business and they have not engaged in any of the activities prohibited by Section 7.1 of this Agreement and (ii) since the date of the Interim Balance Sheet, there has been no Material Adverse Effect.
          5.23 Labor and Employment Matters.
               (a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to or cover employees of the Company or any of its Subsidiaries. No current employees of the Company or any of its Subsidiaries (the “Employees”) are represented by any labor organization. No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened by any labor organization or group of Employees.
               (b) There are no outstanding (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. There are no unfair labor practice charges, material grievances or material complaints pending or, to the knowledge of the Company or the knowledge of the Seller, threatened by or on behalf of any Employee or group of Employees.
               (c) There are no material complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened that could be brought or filed, with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual. Each of the Company and its Subsidiaries is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries within the six (6) months prior to Closing.
          5.24 Banks; Power of Attorney. Schedule 5.24 contains a complete and correct list of the names and locations of all banks in which Company or any Subsidiary has accounts or safe deposit boxes. Except as set forth on Schedule 5.24, no person holds a power of attorney to act on behalf of the Company or any Company Subsidiary.
          5.25 Corporate Records.
               (a) The Company has delivered to the Buyer true and complete copies of the certificate or articles of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer) of the Company and each of its Subsidiaries in each case as amended, including all amendments thereto.
               (b) The minute books of the Company and each Subsidiary previously made available to the Buyer contain in all material respects true, correct and complete records of all meetings and accurately reflect in all material respects since September 1, 2006 all other corporate action of the stockholders and the directors (including committees thereof) as well the corporate action of the Company’s Subsidiaries. The stock certificate books and stock transfer ledgers of the Company and its Subsidiaries previously made available to the Buyer are true, correct and complete in all material respects. All stock transfer taxes levied, if any, or payable with respect to all transfers of shares of the Company and its Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed.
          5.26 Accounts Receivable. All of the accounts receivable of the Company and its Subsidiaries arose in the ordinary course of business from bona fide transactions.
          5.27 Assets. The Company and the Company Subsidiaries have valid title to all of its material tangible personal property and assets, subject to no Encumbrances other than Permitted Encumbrances. The Company and each Company Subsidiary own, lease or otherwise have the right to use all material tangible personal property used in its business as presently conducted. Such material tangible personal property, taken as a whole is in good working condition and repair, ordinary wear and tear excepted, and is suitable for the purposes for which it is being used.
          5.28 Brokers. Other than UBS Securities LLC, no broker, finder or similar intermediary has acted for or on behalf of the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Company or any Company Subsidiary or any action taken by them.
          5.29 Exclusivity of Representations. The representations and warranties made by the Company in this Agreement are the exclusive representations and warranties made by the Company. The Company hereby disclaims any other express or implied representations or warranties. The Company is not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information or financial projections of the Company or any Company Subsidiary.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer represents and warrants to the Company and the Sellers as follows:
          6.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with requisite corporate power and authority to own its properties and carry on its business in all material respects as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to materially impair the Buyer’s ability to effect the transactions contemplated hereby.
          6.2 Binding Obligation. Except for the Buyer Stockholder Approval, the Buyer has all requisite corporate authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Except for the Buyer Stockholder Approval, this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyer. This Agreement has been duly executed and delivered by the Buyer and, assuming that this Agreement constitutes the legal, valid and binding obligations of the Sellers and the Company, constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.
          6.3 Capitalization of the Buyer.
               (a) Schedule 6.3 sets forth a complete and accurate list of the authorized, issued and outstanding capital stock of the Buyer as of the date hereof. Except as set forth on Schedule 6.3, there are no other shares of capital stock or other equity securities of the Buyer authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the capital stock of, or other equity or voting interest in, the Buyer, to which the Buyer is a party or is bound requiring the issuance, delivery or sale of shares of capital stock of the Buyer. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Buyer to which the Buyer is a party or is bound. The Buyer has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote). Except as set forth on Schedule 6.3, there are no contracts to which the Buyer is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Buyer or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Buyer. Except as set forth on Schedule 6.3, there are no registration rights, irrevocable proxies or voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, the Buyer.
               (b) All of the issued and outstanding shares of capital stock of the Buyer as of the date hereof are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto. All of the shares of capital stock to be issued to the Sellers in connection with the transactions contemplated hereby and by the Subscription Agreement will, when issued in accordance with the terms of the Subscription Agreement, have been duly authorized, be validly issued, fully paid and non-assessable and free and clear of any preemptive rights or Encumbrances.
          6.4 Board of Directors Approval. The board of directors of the Buyer has, as of the date of this Agreement, unanimously (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the consummation of the transactions contemplated hereby are in the best interests of the stockholders of the Buyer, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance of the Buyer’s Trust Account, less deferred underwriting discounts and commissions and taxes payable. Such board approval is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”).
          6.5 No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Buyer and performance by the Buyer of its obligations hereunder (i) do not result in any violation of the charter or by-laws or other constituent documents of the Buyer, and (ii) except as set forth on Schedule 6.5, do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any indenture, mortgage or loan or any other agreement or instrument to which the Buyer is a party or by which it is bound or to which its properties may be subject, and (iii) except for applicable requirements under the HSR Act, do not violate any existing applicable law, rule, regulation, judgment, order or decree or any Governmental Authority having jurisdiction over the Buyer or any of its properties; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that would not reasonably be expected, individually or in the aggregate, to materially impair the Buyer’s ability to effect the transactions contemplated hereby.
          6.6 No Authorization or Consents Required. Other than as listed in Schedule 6.6, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person will be required to be obtained or made by the Buyer in connection with the due execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not reasonably be expected, individually or in the aggregate, to materially impair the Buyer’s ability to effect the transactions contemplated hereby.

          6.7 Brokers. Other than Merrill Lynch & Co., no broker, finder or similar intermediary has acted for or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Buyer or any action taken by the Buyer.
          6.8 Available Funds. As of the date hereof and immediately prior to the Closing, the Buyer has and will have no less than $175,000,000 (the “Trust Fund”) invested in a trust account (the “Trust Account”) held in trust by JPMorgan Chase & Co., maintained by Continental Stock Transfer Trust Company acting as trustee (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated April 17, 2007 (the “Trust Agreement”), as described in the Buyer’s certificate of incorporation. Upon consummation of the transactions contemplated by this Agreement and notice thereof to the Trustee, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to the Buyer the Trust Fund held in the Trust Account (less deferred underwriting discounts and commissions), which Trust Fund will be free of any Encumbrances and, after taking into account any amounts paid in connection with (i) obtaining a fairness opinion from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc. and (ii) the conversion by public stockholders of the Buyer voting against the transactions contemplated hereby of up to 29.99% of the shares of the Buyer’s Stock issued in the Buyer’s initial public offering. As of the Closing Date, the obligations of the Buyer to dissolve or liquidate within the time specified in the certificate of incorporation of the Buyer shall terminate, and effective as of the Closing Date, the Buyer shall have no obligation whatsoever to dissolve and liquidate the assets of the Buyer by reason of the consummation of the transactions contemplated hereby, and following the Closing, no holder of the Buyer’s Stock shall be entitled to receive any amount from the Trust Account except to the extent such holder votes against the approval of this Agreement and the transactions contemplated hereby and demand, contemporaneous with such vote, that the Buyer convert such holder’s shares of the Buyer’s Stock into cash pursuant to the Buyer’s certificate of incorporation.
          6.9 Sufficient Funds.
               (a) The Buyer has received and accepted and agreed to a commitment letter dated February 6, 2008 (the “Debt Commitment Letter”) from Jefferies Finance LLC (the “Lender”) relating to the commitment of the Lender to provide no less than $140,000,000 and no more than $155,000,000 of first lien term loans, no less than $40,000,000 and no more than $85,000,000 of second lien term loans and a $25,000,000 revolving credit facility to consummate the transactions contemplated by this Agreement on the terms contemplated by this Agreement (such debt financing, the “Debt Financing”).
               (b) The Buyer has received and accepted and agreed to a commitment letter dated February 6, 2008 (the “Equity Commitment Letter”) from MBF Healthcare Partners, L.P. (“Equity Investor”) relating to the commitment by Equity Investor to provide cash equity in an aggregate amount of up to $50,000,000 to consummate the transactions contemplated by this Agreement on the terms contemplated by this Agreement of which the Sellers are a third party beneficiary. The Equity Commitment Letter, together with the Debt Commitment Letter are referred to as the “Commitment Letters”. The commitment of the Equity Investor to provide cash equity is referred to as the “Cash Equity” and, together with the Debt Financing, the “Financing.”
               (c) True and complete copies of the executed Commitment Letters have been provided to the Sellers.
               (d) Subject to its terms and conditions, the Financing, together with the Closing Date Cash, shall provide the Buyer with acquisition financing on the Closing Date sufficient to consummate the transactions contemplated by this Agreement on the terms contemplated by this Agreement and to pay related fees and expenses.
               (e) The Commitment Letters are valid, binding on the Buyer, and are in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or an incurable failure to satisfy a condition precedent on the part of the Buyer under the terms and conditions of the Commitment Letters. The Buyer has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Commitment Letters.
          6.10 Litigation. There is no claim, action, suit or legal proceeding pending or to the knowledge of the Buyer, threatened against the Buyer or any material portion of its properties or assets before any Governmental Authority with respect to which there is a substantial possibility of a determination which questions the validity or legality of this Agreement or the transactions contemplated hereby or which seeks to prevent the transactions contemplated hereby or otherwise would reasonably be expected, individually or in the aggregate, to materially impair the Buyer’s ability to effect the transactions contemplated hereby.
          6.11 SEC Filings. As of their respective dates the Buyer SEC Reports: (i) were prepared in accordance and complied in all respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, with each such Buyer SEC Report having been filed on a timely basis within the time period it was required to be filed with the SEC pursuant to the reporting requirements of the Exchange Act, and (ii) did not at the time they were filed (and if amended or superseded by a filing at least two Business Days prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, the Buyer makes no representation or warranty whatsoever concerning the Buyer SEC Reports as of any time other than the time they were filed.
          6.12 Buyer’s Reliance. None of the Sellers or any other Person (including any officer, director, member or partner of any Seller) shall have or be subject to any liability to the Buyer (except in the case of fraud), or any other Person, resulting from the Buyer’s use of any information, documents or material made available to the Buyer in any confidential information memoranda, “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby. The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Company and each Company Subsidiary without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in ARTICLE IV and ARTICLE V of this Agreement; provided, however, that nothing in this Section 6.12 is intended to limit or modify the representations and warranties contained in ARTICLE IV and ARTICLE V. The Buyer acknowledges that, except for the representations and warranties contained in ARTICLE IV and ARTICLE V, the Buyer has not relied on any other express or implied representation or warranty by or on behalf of the Company or the Sellers. The Buyer acknowledges that the Buyer has not relied on, any representation or warranty regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company or any Company Subsidiary, and the Buyer will make no claim with respect thereto.
          6.13 Investment Purpose. The Buyer will be purchasing the Shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities laws. The Buyer acknowledges that the sale of the Shares hereunder has not been registered under the Securities Act or any state securities laws, and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. The Buyer represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.
          6.14 Requisite Vote. The only vote of any class or series of the Buyer’s capital stock necessary to approve this Agreement and the transactions contemplated hereby is the approval and adoption by the holders of the majority of the Buyer’s Stock entitled to vote generally in the election of directors; provided, however, that the Buyer may not consummate the transactions contemplated by this Agreement if the holders of 30.0% or more of the shares of the Buyer’s Stock issued in the Buyer’s initial public offering shall have demanded that the Buyer convert the shares acquired in such initial public offering into cash pursuant to the terms of the Buyer’s certificate of incorporation.
          6.15 Investment Company Act. Buyer is not, and will not be after the Closing Date, an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.
          6.16 Operation of Business. Since Buyer’s formation, (a) Buyer has conducted its business only in the ordinary course of business and (b) there has been no Buyer Material Adverse Effect.
          6.17 No Material Liabilities. Except (i) as set forth on the balance sheet of Buyer at December 31, 2007, (ii) for the reasonable fees and expenses incurred by Buyer in connection with the transactions contemplated by this Agreement, (iii) the fees to lease Buyer’s office space, (iv) general administrative expenses and (v) its obligations hereunder, Buyer has no material liabilities or obligations of any nature required to be disclosed on a balance sheet prepared in accordance with GAAP consistently applied with the past practices of the Buyer.
ARTICLE VII
COVENANTS
     Unless this Agreement is terminated pursuant to ARTICLE X, the parties hereto covenant and agree as follows:
          7.1 Conduct of Business of the Company. Except as set forth in Schedule 7.1, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with ARTICLE X, the Company shall, and shall cause the Company Subsidiaries to, conduct their respective business and operations in the ordinary course consistent with past practices and use its commercially reasonable efforts to preserve intact its business organizations, to retain the services of its executive officers and key employees and to preserve the goodwill of its material customers and suppliers, and, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed), to not undertake any of the following actions:
               (a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional shares of capital stock of any class of the Company (including the Shares) or any Company Subsidiary, or securities convertible into or exchangeable for any such             shares, or any rights, warrants or options to acquire any such shares or other convertible securities of the Company or any Company Subsidiary other than shares of Capital Stock issued pursuant to outstanding stock options exercised in the ordinary course of business or (ii) any other securities in respect of, in lieu of, or in substitution for shares of capital stock of the Company (including the Shares) or any Company Subsidiary outstanding on the date hereof;
               (b) redeem, purchase or otherwise acquire any outstanding shares of the capital stock of the Company or any Company Subsidiary;
               (c) adopt any amendment to the certificate of incorporation or By-laws of the Company or any Company Subsidiary;
               (d) incur any Indebtedness (other than ordinary course consistent with past practices borrowings from the Bank and other performance bonds or letters of credit entered into in the ordinary course of business consistent with past practice);
               (e) (i) increase in any material manner the rate or terms of compensation or benefits of any of its directors, or senior officers except as may be required under existing employment agreements or such increases as are granted in the ordinary course of business consistent with past practices, or (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any Company Benefit Plan to any director, officer or employee, whether past or present, other than in the ordinary course of business consistent with past practice, or (iii) enter into, adopt or amend any employment, bonus, severance or retirement contract or adopt any employee benefit plan, other than in the ordinary course of business consistent with past practices or as required by law, including Section 409A of the Code;
               (f) (i) except in the ordinary course of business consistent with past practice, sell, lease, transfer or otherwise dispose of, any of its material property or assets or (ii) create any Encumbrance (other than a Permitted Encumbrance) on any material property or assets;
               (g) make any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and employees in the ordinary course of business consistent with past practices;
               (h) acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;
               (i) make any change in any method of accounting other than those required by GAAP;
               (j) amend or modify any Material Contracts other than in the ordinary course of business consistent with past practices;
               (k) make any capital expenditures, in excess of $500,000 individually or $1,000,000 in the aggregate, other than in the ordinary course of business consistent with past practices;
               (l) declare, pay or otherwise make any dividend or distribution (in cash or in any other form) to the Sellers; or
               (m) authorize, propose or agree in writing to take any of the foregoing actions.
          7.2 Access to Information; Confidentiality; Public Announcements.
               (a) During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the termination of the Agreement in accordance with ARTICLE X, the Company shall give the Buyer and its authorized representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Company and the Company Subsidiaries as the Buyer, or its authorized representatives, may from time to time reasonably request from either the Chief Executive Officer or Chief Financial Officer of the Company; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company and the Company Subsidiaries and the Buyer shall not conduct any invasive sampling or testing with respect to the Real Property.
               (b) Any information provided to or obtained by the Buyer or its authorized representatives pursuant to paragraph (a) above shall be “Evaluation Materials” (herein referred to as “Evaluation Material”) as defined in the Confidentiality Agreement, dated

January 24, 2007, by and between the Company and the Buyer (the “Confidentiality Agreement”), and shall be held by the Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein. In the event of the termination of this Agreement for any reason, the Buyer shall comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Evaluation Material and the non-soliciting of employees of the Company and the Company Subsidiaries. The Confidentiality Agreement shall terminate on the Closing Date.
               (c) No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is upon advice of counsel required by law, in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.
          7.3 Filings and Authorizations; Consummation.
               (a) Each of the parties hereto shall, if required by applicable law, within five (5) Business Days of the date hereof, file or supply, or cause to be filed or supplied in connection with the transactions contemplated herein, all notifications and information required to be filed or supplied pursuant to the HSR Act. The Buyer acknowledges and agrees that it shall pay and shall be solely responsible for the payment of all filing fees and other charges for the filing under the HSR Act.
               (b) Each of the parties hereto, as promptly as practicable (but in no event later than five (5) Business Days of the date hereof), shall make, or cause to be made, all other filings and submissions under Laws applicable to it, or to its Subsidiaries and Affiliates, as may be required for it to consummate the transactions contemplated herein and use its commercially reasonable efforts (which shall not require either party to make any payment or concession to any Person in connection with obtaining such Person’s consent) to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, or its subsidiaries or affiliates, in order for it to consummate such transactions. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and the Buyer shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions set forth in this Agreement. In exercising the foregoing right, each of the Company and the Buyer shall act reasonably and as promptly as practicable.
               (c) The parties hereto shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in paragraphs (a) and (b) above. The parties hereto shall supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing.
               (d) Notwithstanding anything to the contrary herein, if any order is made by any Governmental Authority or any suit is threatened or instituted challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law, the Buyer shall take all such action (including agreeing to hold separate or to divest any of the businesses, product lines or assets of the Buyer or any of its Affiliates or of the Company, any Company Subsidiary or their respective Affiliates) as may be required (i) by the applicable Governmental Authority (including the Antitrust Division of the United States Department of Justice or the Federal Trade Commission) in order to resolve such objections as such Governmental Authority may have to such transactions under such Antitrust Law or (ii) by any domestic or foreign court or similar tribunal, in any suit brought by any Person or Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of the transactions contemplated by this Agreement. It shall not be deemed a failure to satisfy the conditions specified in Sections 8.4 or 9.4, if in any suit brought by any Person or Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, a court enters or the applicable Governmental Authority makes an order or decree permitting the transactions contemplated by this Agreement, but requiring that any of the businesses, product lines or assets of any of the Buyer or its Affiliates or of the Company, any Company Subsidiary or their respective Affiliates be divested or held separate by the Buyer, or that would otherwise limit the Buyer’s freedom of action with respect to, or its ability to retain, the Company and any Company Subsidiary or any portion thereof or any of the Buyer’s or its Affiliates’ other assets or businesses.
               (e) Each party hereto shall promptly inform the other parties of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated by this Agreement. If any party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The Buyer will advise the Company promptly in respect of any understandings, undertakings or agreements (whether oral or written) which the Buyer proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated by this Agreement.
          7.4 Resignations. The Company shall cause to be delivered to the Buyer on the Closing Date such resignations of members of the Board of Directors of the Company and each Company Subsidiary as requested in writing by the Buyer at least two days prior to the Closing Date, such resignations to be effective concurrently with the Closing.

          7.5 Further Assurances. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with ARTICLE X, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. Each party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.
          7.6 Transfer of Shares. Except for the transactions contemplated by this Agreement, from the date hereof until the Closing Date, each Seller agrees that it shall not transfer record ownership of any shares of capital stock of the Company to any Person without the prior written consent of the Buyer.
          7.7 Letters of Credit. The Buyer agrees, at its sole cost and expense, to (a) replace at Closing all of the letters of credit of the Company and each Company Subsidiary existing at the Closing Date as set forth on Schedule 7.7 to reimburse the Company for advanced payments to Cardinal Health under the terms of the Company’s Wholesale Drug Agreement.
          7.8 Termination of Affiliate Obligations. On or before the Closing Date, except for liabilities relating to employment relationships and the payment of compensation and benefits in the ordinary course of business consistent with past practices, all liabilities and obligations between the Company or the Company Subsidiaries, on the one hand, and one or more of its Affiliates or Sellers (other than liabilities or obligations between the Company and the Company Subsidiaries), on the other hand, including any and all contracts, agreements and instruments (other than this Agreement and any ancillary agreement contemplated herein) between the Company or any Company Subsidiary, on the one hand, and one or more of its Affiliates (including the Sellers but not including the Company and any Company Subsidiary), on the other hand, shall be terminated in full, without any liability for the Company or the Company Subsidiaries following the Closing.
          7.9 Exclusivity. Until the earlier of the Closing and such time as this Agreement is terminated in accordance with ARTICLE X, except for the transactions contemplated by this Agreement, the Sellers and the Company shall not, and shall cause the Company Subsidiaries, and their respective Representatives not to, directly or indirectly, solicit, encourage or enter into any negotiation, discussion, contract, agreement, instrument, arrangement or understanding with any party, with respect to the sale of the Shares or all or substantially all the assets of the Company or any of the Company Subsidiaries, or any merger, recapitalization or similar transaction with respect to the Company or the Company Subsidiaries or their respective businesses. The parties hereto recognize and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Section 7.9 are not performed in accordance with the specific terms hereof or are otherwise breached. It is accordingly agreed that in the event of a failure by a party to perform its obligations under this Agreement, the non-breaching party shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of the provisions and to enforce specifically the provisions of this Section 7.9 in addition to any other remedy to which such party may be entitled, at law or in equity.
          7.10 Waiver of Conflicts Regarding Representation.
               (a) Recognizing that Paul Weiss has acted as legal counsel to Kohlberg Investors V, L.P. and its Affiliates and may be deemed to have acted as legal counsel to the Company and the Company Subsidiaries prior to the Closing, and that Paul Weiss intends to act as legal counsel to Kohlberg Investors V, L.P. and its Affiliates after the Closing, the Company hereby waives, on its own behalf and agrees to cause the Company Subsidiary to waive, any conflicts that may arise in connection with Paul Weiss representing Kohlberg Investors V, L.P. and its Affiliates after the Closing; provided that nothing contained herein shall be deemed to be a waiver of any attorney-client, work product or similar privilege held by the Company or any Company Subsidiary.
               (b) Recognizing that Pepper Hamilton LLP (“Pepper Hamilton”) has acted as legal counsel to the Company and senior management, key employees and officers of the Company prior to the Closing, and that Pepper Hamilton intends to act as legal counsel to the Company and its Affiliates after the Closing, each of the Buyer and Kohlberg Investors V, L.P. hereby waive any conflicts that may arise in connection with Pepper Hamilton representing the Company and its Affiliates after the Closing; provided that nothing contained herein shall be deemed to be a waiver of any attorney-client, work product or similar privilege held by the Company or any senior management, key employees or officers of the Company.
          7.11 Employee Matters.
               (a) From and after the Closing Date until the first (1st) anniversary thereof, the Buyer shall, or shall cause the Company and the Company Subsidiaries to, honor all contracts and agreements listed on Schedule 7.11(a) at the rates and on such other terms as in existence on the Closing Date.
               (b) Except as specifically provided herein, the Buyer shall, and shall cause, service rendered by employees of the Company and the Company Subsidiaries prior to the Closing Date to be taken into account for purposes of participation, coverage, vesting and level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan), as applicable, under all severance payment plans, employee benefit plans, programs and policies of the Buyer and its subsidiaries (including the Company and the Company Subsidiaries) from and after the Closing Date, to the same extent as such service was taken into account under corresponding plans of the Company and the Company Subsidiaries for such purposes; provided, however, that nothing herein shall result in the duplication of any benefits. Without limiting the foregoing, employees of the Company and the Company Subsidiaries will not be subject to any pre-existing condition or limitation under any health or welfare plan of the Buyer or its subsidiaries (including the Company and the Company Subsidiaries) for any condition for which such employee would have been entitled to coverage under the corresponding plan of the Company and the Company Subsidiaries in which such employee participated immediately prior to the Closing Date. The Buyer shall, and shall cause, such employees to be given credit under such plans for co-payments made, and deductibles satisfied, prior to the Closing Date.

          7.12 Restrictive Covenants.
               (a) For a period of three years from the Closing Date, the Kohlberg Entities shall not, and shall cause their Affiliates not to, directly or indirectly, on behalf of any of them or any other Person, recruit or otherwise solicit or induce any member of senior management, key employee or officer of the Company or any Company Subsidiary to terminate his or her employment or other relationship with the Company or any Company Subsidiary, or hire any such Person who has ceased to be employed or otherwise engaged by the Company or any Company Subsidiary during the preceding six months.
               (b) The Kohlberg Entities agree that, for a period of three years after the Closing, each of them shall, and shall cause their respective Affiliates and Representatives to, hold in strict confidence all Confidential Information they possess; provided, that, the foregoing provisions shall not apply to any Confidential Information which is or becomes generally available to the public (other than as a result of a disclosure by the Kohlberg Entities or any of their Affiliates or Representatives). In the event that the Kohlberg Entities or any of their respective Affiliates or Representatives are required by Law to disclose any Confidential Information, the Kohlberg Entities shall promptly notify the Buyer in writing so that the Buyer may seek a protective order and/or other motion filed to prevent the production or disclosure of Confidential Information. If such motion has been denied, then the Kohlberg Entities may disclose only such portion of the Confidential Information which is required by Law to be disclosed; provided, that, (A) the Kohlberg Entities shall use commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information and (B) the Kohlberg Entities shall not, and shall not permit any of their respective Representatives to, oppose any motion for confidentiality brought by the Buyer in any such instance. The Kohlberg Entities will continue to be bound by their respective obligations pursuant to this Section 7.12(b) for any Confidential Information that is not required to be disclosed pursuant to the immediately preceding sentence above, or that has been afforded protective treatment pursuant to such motion.
          7.13 Indemnification; Directors’ and Officers’ Insurance.
               (a) The Buyer shall cause the organizational documents of the Company and each Company Subsidiary to contain provisions concerning indemnification of directors and officers no less favorable to the beneficiaries thereof than those set forth in such organizational documents as of the date hereof. From and after the Closing, the Buyer shall, and shall cause the Company and each Company Subsidiary, (i) to indemnify and hold harmless each present and former director and officer of the Company and each present and former director, director and officer, as applicable, of each Company Subsidiary (collectively, the “Company Indemnified Parties”), in each case, when acting in such capacity, against any Losses incurred or suffered by any of the Company Indemnified Parties in connection with any Action arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Law, and (ii) advance expenses as incurred by any Company Indemnified Party in connection with any matters for which such Company Indemnified Party is entitled to indemnification from the Company or a Company Subsidiary, as applicable, pursuant to this Section 7.13, to the fullest extent permitted under applicable law; provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to such indemnification; and provided, further, that any determination required to be made with respect to whether a Company Indemnified Party’s conduct complies with the standards set forth under applicable law or the organizational documents of the Company and the Company Subsidiaries, as applicable, shall be made by independent counsel selected by the Company.
               (b) For a period of six (6) years following the Closing, the Buyer shall maintain, or shall cause the Company for itself and the Company Subsidiaries to maintain, in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true and complete copies of which have been heretofore made available by Seller to the Buyer and its agents and representatives) with coverage in amount and scope at least as favorable as the Company’s existing coverage; provided, however, that in no event shall the Buyer or the Company be required to expend in the aggregate in excess of 200% of the annual premium currently paid by the Company for such coverage, and if such premium would at any time exceed 200% of such amount, then the Buyer or the Company shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount; and provided, further, that this Section 7.13(b) shall be deemed to have been satisfied if a prepaid policy or policies (i.e., “tail coverage”) have been obtained by the Company, at the expense of Buyer, which policy or policies provide such directors and officers with the coverage described in this Section 7.13(b) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement.
               (c) The provisions of this Section 7.13 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification hereunder, and each such Person’s heirs, representatives, successors or assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section 7.13, and (ii) in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.
          7.14 Proxy Statement; Special Meeting.
               (a) As promptly as practicable after the date hereof, and in any event on or prior to February 14, 2008, the Buyer shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a preliminary proxy statement pursuant to Section 14(a) of Exchange Act (the “Preliminary Proxy Statement”), which shall include proxy materials for the purpose of soliciting proxies from holders of the Buyer’s Stock to vote in favor of the adoption of this Agreement and the approval of the transactions set forth therein (“Buyer Stockholder Approval”) at a meeting of the holders of the Buyer’s Stock to be called and held for such purpose (the “Special Meeting”) as provided below. Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of the Buyer’s Stock. The Company shall furnish to the Buyer all information concerning the Company as the Buyer may reasonably request in connection with the preparation of the Preliminary Proxy Statement. The Buyer shall promptly respond to any SEC comments on the Preliminary Proxy Statement, with the assistance of the Company, and shall otherwise use commercially reasonable efforts to resolve any such SEC comments relating to the Preliminary Proxy Statement. The Buyer shall also take any and all such actions to satisfy the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Preliminary Proxy Statement or the Definitive Proxy Statement or mailing the Definitive Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Buyer shall provide the Sellers’ Representative with an opportunity to review and comment on such document or response.
               (b) As promptly as practicable (and in any event within five (5) Business Days) following the resolution of any SEC comments on the Preliminary Proxy Statement, the Buyer shall file and distribute a definitive proxy statement pursuant to Section 14(a) of the Exchange Act (the “Definitive Proxy Statement”) to the holders of the Buyer’s Stock and, pursuant thereto, shall, as promptly as permitted under applicable Law and in its Charter and by-laws, call the Special Meeting and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions set forth therein to the stockholders of the Buyer for approval or adoption at the Special Meeting.
               (c) The Buyer shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Preliminary Proxy Statement and Definitive Proxy Statement, as applicable, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, the Company shall ensure that the Definitive Proxy Statement does not, as of the date on which it is distributed to the holders of the Buyer’s Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Buyer shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Preliminary Proxy Statement or Definitive Proxy Statement). The Company covenants and agrees that the information relating to the Company supplied by the Company for inclusion in the Preliminary Proxy Statement or Definitive Proxy Statement will not, as of the filing date of the Preliminary Proxy Statement or Definitive Proxy Statement (or any amendment or supplement thereto), as the case may be, or, in the case of the Definitive Proxy Statement, at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.
               (d) The Buyer, acting through its board of directors, shall include in the Preliminary Proxy Statement and the Definitive Proxy Statement the recommendation of its board of directors that the holders of the Buyer’s Stock vote in favor of the adoption of this Agreement and approval of the transactions set forth therein, and shall otherwise use commercially reasonable efforts to obtain the Buyer Stockholder Approval.
          7.15 Other Actions. At least five (5) days prior to Closing, the Buyer shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, which shall be in form and substance reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, the Buyer and the Company shall prepare the press release announcing the consummation of the acquisition of all of the Sellers’ Shares hereunder (“Press Release”).
          7.16 Required Information. In connection with the preparation of the Press Release, and for such other reasonable purposes, the Company and the Buyer each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of the Buyer and the Company to be elected effective as of the Closing) and such other matters as may be reasonably necessary or advisable in connection with the transactions set forth in this Agreement, or any other statement, filing, notice or application made by or on behalf of the Company or the Buyer to any third party and/or any Governmental Authority in connection with the transactions set forth in this Agreement. Each party represents and warrants to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (for the avoidance of doubt, this sentence shall be deemed a representation and warranty and not a covenant).
          7.17 Subscriptions. The Buyer and each Seller shall execute and take all actions necessary to consummate the transactions contemplated by the Subscription Agreement.
          7.18 Releases. Each Seller shall execute at or prior to the Closing a general release (the “General Release”) in the form attached hereto as Exhibit E.
          7.19 No Securities Transactions. Neither the Company, the Sellers nor their respective affiliates and Representatives shall, directly or indirectly, engage in any transactions involving the securities of the Buyer prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company and the Sellers shall use their commercially reasonable efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.
          7.20 No Claim Against Trust Fund. The Company and the Sellers hereby waive any and all rights against the Buyer to collect from the Trust Fund any amount that may be owed to it by the Buyer for any reason whatsoever, including, but not limited to, a breach of this Agreement by the Buyer or any negotiations, agreements or understandings with the Buyer, and further agree not to seek recourse against the Trust Fund for any reason whatsoever.
          7.21 Tax Matters. During the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries shall:
               (a) prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws;
               (b) consult with the Buyer with respect to all income Tax and other material Post-Signing Returns and deliver drafts of such Post-Signing Returns to the Buyer no later than ten Business Days prior to the date on which such Post-Signing Returns are required to be filed;
               (c) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;
               (d) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Closing Date in a manner consistent with past practice;
               (e) promptly notify the Buyer of any legal action or audit pending or threatened against the Company or any of its Subsidiaries in respect of any Tax matter, and not settle or compromise any such legal action or audit, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, without the Buyer’s prior consent which consent shall not be unreasonably withheld or delayed;
               (f) not make or revoke any Tax election, amend any Tax Return or adopt or change a Tax accounting method or period without the Buyer’s prior consent, which consent shall not be unreasonably withheld or delayed; and
               (g) terminate any tax allocation agreement, tax sharing agreement or other similar agreement to which the Company or any of its Subsidiaries is a party such that there are no further liabilities or obligations thereunder.
          7.22 Buyer’s Financing Obligations.
               (a) The Buyer shall use its commercially reasonable efforts to perform all of its obligations under the Debt Financing documents and satisfy all conditions precedent to the funding thereunder that are within its control. In the event that the Debt Financing is not available to consummate the transactions contemplated by this Agreement, the Buyer shall use its commercially reasonable efforts to obtain alternative financing; it being understood, however, that such commercially reasonable efforts would not require the Buyer to consummate the Debt Financing or any alternative financing, as the case may be, on financial terms less favorable, taken as a whole, or other terms materially less favorable, taken as a whole, to Buyer than those set forth in the Debt Financing Documents (the “Alternative Financing”).
               (b) Neither the Buyer, nor its Affiliates shall, without the prior written consent of the Company (which shall not be unreasonably withheld or delayed), waive, terminate, amend, modify or supplement, (i) the Debt Financing documents to materially decrease the aggregate amount of the facilities thereunder or the amount of the facilities available at Closing to fund the acquisition, (ii) in any material respect, the terms or conditions of (x) the Equity Commitment Letter, (y) the Debt Commitment Letter except as provided in subclause (iv) below) or (z) any “market flex” provisions contained in the Debt Financing documents, (iii) the conditions precedent to the initial borrowing set forth in the exhibits and attachments to the Debt Commitment Letter and any other letters or documents which constitute the Debt Financing documents or (iv) the representations, warranties, covenants or defaults set forth in the exhibits and attachments to the Debt Commitment Letter and any other letters or documents (other than the Debt Commitment Letter), if, in the case of clause (iv), such amendment, modification or supplement would result in the failure to satisfy a condition to the funding of the Debt Financing at Closing; provided, that in no event shall any amendments or modification to the Debt Financing documents not required to be consented to by the Company relieve the Buyer from its obligation to consummate the transactions contemplated by this Agreement on the terms set forth in the Debt Financing Documents without giving effect to any such amendment or modification made after the date hereof.
          7.23 Board Designation Rights. In the Preliminary Proxy Statement and the Definitive Proxy Statement, the Buyer shall nominate an individual designated by the Kohlberg Entities for election to serve as a director on the Board of Directors of the Buyer for a three-year term.
          7.24 2007 Financial Statements. The Company will use its best efforts to deliver to the Buyer by March 15, 2008, the consolidated balance sheet of the Company and its Subsidiaries, as at December 31, 2007, together with the related consolidated statements of operations, shareholders’ equity and cash flows of such Companies for the twelve (12) months then ended, as audited by Deloitte & Touche LLP (the “2007 Audit”).
          7.25 Additional Actions. The Company shall cause all of the actions as set forth in Schedule 7.25 to be taken prior to the Closing Date.
ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER
     The obligations of the Buyer under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Buyer:
          8.1 Representations and Warranties Accurate. The representations and warranties of the Company set forth in ARTICLE V of this Agreement as well as the representations and warranties of the Sellers set forth in ARTICLE IV of this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) as of the Closing Date as though made at the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), with only such exceptions which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          8.2 Performance. The Company and the Sellers shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by them prior to or on the Closing Date.
          8.3 Officer’s Certificate. The Company with respect to it, and the Sellers’ Representative, with respect to the Sellers, shall have delivered to the Buyer a certificate, signed by an executive officer of the Company in the case of the Company, and the Sellers’ Representative, on behalf of each Seller, in the case of the Sellers, dated as of the Closing Date, certifying the matters set forth in Sections 8.1 and 8.2.

          8.4 HSR Act; Legal Prohibition.
               (a) With respect to the transactions contemplated hereby, all applicable waiting periods under the HSR Act shall have expired or been terminated.
               (b) On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement.
          8.5 Stock Certificates. The Sellers shall have delivered or cause to be delivered to the Buyer the certificates representing the Shares as provided in Section 2.2(a).
          8.6 Payoff Letters. The Buyer shall have received payoff letters reasonably acceptable to it with respect to the payment of the Credit Agreements Payoff Amount and the release of any Encumbrance related thereto.
          8.7 FIRPTA Affidavit. The Buyer shall have received, in a form satisfactory to the Buyer, either (a) a statement by the Company certifying that the Company is not, and has not been during the time period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation as defined in Section 897(c)(2) of the Code or (b) a certification of non-foreign status from each Seller, which certification meets the requirements of Treasury Regulation Section 1.1445-2(b)(2).
          8.8 Required Consents. All licenses, permits, consents, authorizations, approvals, qualifications and orders of Governmental Authorities or other Persons set forth on Schedule 8.8 of this Agreement shall have been obtained.
          8.9 Secretary’s Certificate. The Company shall have delivered to the Buyer a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith and (ii) true and complete copies of the Company’s certificate of incorporation and by-laws, each as in effect from the date of this Agreement until the Closing Date.
          8.10 Escrow Agreement. The Sellers’ Representative shall have executed and delivered the Escrow Agreement.
          8.11 General Release. The General Release shall be in full force and effect.
          8.12 Subscription Agreement. The Subscription Agreement shall be in full force and effect.
          8.13 Stockholder Approval. Buyer Stockholder Approval shall have been duly obtained.
          8.14 Buyer Common Stock. Holders of thirty percent (30%) or more of the shares of Buyer’s Stock issued in the Buyer’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share amount of the Trust Fund in accordance with the Buyer’s certificate of incorporation.
ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS
     The obligation of the Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Sellers’ Representative:
          9.1 Representations and Warranties Accurate. The representations and warranties of the Buyer contained in ARTICLE VI which are not subject to a materiality qualification shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects on such earlier date) and the representations and warranties of the Buyer which are subject to a materiality qualification, shall be true and correct in all respects on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct on such earlier date).
          9.2 Performance. The Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.
          9.3 Officer Certificate. The Buyer shall have delivered to the Company a certificate, signed by an executive officer of the Buyer, dated as of the Closing Date, certifying the matters set forth in Sections 9.1 and 9.2.
          9.4 HSR Act; Legal Prohibition.
               (a) With respect to the transactions contemplated hereby, all applicable waiting periods under the HSR Act shall have expired or been terminated.
               (b) On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement.
          9.5 Escrow Agreement. The Buyer shall have executed and delivered the Escrow Agreement.
          9.6 Stockholder Approval. Buyer Stockholder Approval shall have been duly obtained.
          9.7 Buyer Common Stock. Holders of thirty percent (30%) or more of the shares of the Buyer’s Stock issued in Buyer’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share amount of the Trust Fund in accordance with the Buyer’s certificate of incorporation.
          9.8 Subscription Agreement. The Subscription Agreement shall be in full force and effect.
ARTICLE X
TERMINATION
          10.1 Termination. This Agreement may be terminated on or prior to the Closing Date as follows:
               (a) by the mutual written consent of the Buyer and the Sellers’ Representative; or
               (b) by the Buyer or the Sellers’ Representative if the Closing Date shall not have occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party who is then in material breach of any representation, warranty, covenant or other agreement contained herein; provided, further, the parties may mutually agree to extend the period before termination if the Closing Date shall not have occurred due to regulatory or antitrust issues; or
               (c) subject to Section 7.3(d), by the Buyer or the Sellers’ Representative if a court of competent jurisdiction or other Governmental Authority shall have issued an order or injunction or taken any other action (which order, injunction or action the parties shall use their commercially reasonable efforts to lift) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable; or
               (d) by Sellers’ Representative, if neither the Company nor any of the Sellers is then in material breach of any term of this Agreement, upon written notice to the Buyer, upon a material breach of any representation, warranty or covenant of the Buyer contained in this Agreement such that the conditions set forth in ARTICLE IX cannot be satisfied, provided, that, such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Sellers’ Representative to the Buyer; or
               (e) by the Buyer, if the Buyer is not then in material breach of any term of this Agreement, upon written notice to Sellers’ Representative, upon a material breach of any representation, warranty or covenant of the Company or the Sellers contained in this Agreement such that the conditions set forth in ARTICLE VIII cannot be satisfied, provided, that, such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Buyer to the Sellers’ Representative.
          10.2 Survival After Termination. If this Agreement is terminated by the parties in accordance with Section 10.1 hereof, this Agreement shall become void and of no further force and effect; provided, however, that none of the parties hereto shall have any liability in respect of a termination of this Agreement, except that the provisions of Section 7.2(b)

(Confidential Information), and ARTICLE XIII (Miscellaneous) shall survive the termination of this Agreement, and that nothing herein shall relieve the Company or the Sellers from any liability for any intentional or willful breach of the provisions of this Agreement prior to the termination of this Agreement. Subject to the provisions of Section 7.19, if this Agreement is terminated by the parties in accordance with Section 10.1, the Company’s and Sellers’ sole and exclusive remedy shall be for willful or intentional material breaches of this Agreement by the Buyer; provided, that, the maximum liability that the Buyer shall have with respect to such breaches shall be $4,000,000 in the aggregate.
ARTICLE XI
INDEMNIFICATION
          11.1 Survival. Except as set forth in ARTICLE XII, each of the representations and warranties of the Sellers contained in ARTICLE IV and Section 7.16 (the “Seller Representations”), of the Company contained in ARTICLE V and Section 7.16 (the “Company Representations”) and of the Buyer contained in ARTICLE VI and Section 7.16 shall survive for a period of fifteen months from the Closing Date; provided, that the representations and warranties set forth in Sections 4.1 (Organization), 4.2 (Binding Obligations), 4.5 (The Shares), 5.1 (Organization and Qualification), 5.2 (Capitalization of the Company), 5.3 (Subsidiaries), 5.4 (Binding Obligation), 5.28 (Brokers), 6.1 (Organization), 6.2 (Binding Obligation) and 6.7 (Brokers) (collectively, the “Specified Representations”) shall survive the Closing Date indefinitely. Each of the covenants and agreements of the parties set forth in this Agreement shall survive for a period of fifteen months from the Closing Date; provided that the covenants and agreements contained herein requiring performance after the Closing Date shall survive in accordance with their terms; provided, further, the covenants and agreements set forth in Section 2.4(Treatment of Options), 2.6(d) (Relationship Among the Sellers), clauses 7.1(a), 7.1(b), and (l) of Section 7.1 (Conduct of Business of the Company), Sections 7.6 (Transfer of Shares), 7.8 (Termination of Affiliate Obligations), and Section 13.1 (Expenses) (collectively, the “Specified Covenants”) shall survive for the applicable statute of limitations. If any Claims Notice (as defined below) is given in accordance with the terms of Section 11.4 within the applicable survival period provided above (as applicable, the “Cut-Off Date”), the claims specifically set forth in the Claims Notice shall survive until such time as such claim is finally resolved.
          11.2 Indemnification by the Sellers; Indemnification by the Buyer.
               (a) Subject to the other limitations set forth in this ARTICLE XI and ARTICLE XII governing Taxes, from and after the Closing Date, each Seller hereby agrees, severally (and not jointly or jointly and severally) to indemnify and hold harmless the Buyer, its Affiliates and their respective officers, directors, employees, shareholders, partners, and members (each, a “Buyer Indemnitee”) from and against any and all losses, liabilities, expenses (including reasonable attorneys’ fees), claims, suits, actions and damages (collectively, “Losses”) arising from, or in connection with, any (i) breach of any of the Seller Representations made by such Seller, (ii) breach of any covenant or agreement made hereunder by the Sellers (a “Seller Covenant”), (iii) breach of any covenant or agreement made hereunder by the Company or any Company Subsidiary (solely with respect to covenants and agreements to be made or performed by the Company or any Company Subsidiary prior to the Closing) (the “Company Covenants”)

(other than breaches of the covenants in Section 7.21 and any Losses arising from Taxes imposed on the Company or any Company Subsidiary as a result of a breach of any of the Company Covenants, all of which are governed by Article XII), (iv)  breach of any of the Company Representations (other than breaches of the representations contained in Section 5.12, which shall be governed by ARTICLE XII) and (v) Losses to the extent that the aggregate amount paid by the Company and its Subsidiaries after the Closing Date for the items set forth on Schedule 5.15(b) is greater than the amount of accrued refunds/refunds payable that is included in the calculation of Final Closing Working Capital; provided, that, notwithstanding anything to the contrary contained herein, each Kohlberg Entity shall jointly and severally indemnify and hold harmless the Buyer Indemnitees for any indemnification obligation of any Kohlberg Entity pursuant to this ARTICLE XI.
               (b) Subject to the other limitations set forth in this ARTICLE XI and ARTICLE XII governing Taxes, the Buyer hereby agrees to indemnify and hold harmless the Sellers, each of such Sellers’ respective Affiliates, officers, directors, employees, shareholders, partners and members, and prior to the Closing, the Company and any Company Subsidiary and their respective officers, directors and employees (each, a “Seller Indemnitee”, and together with the Buyer Indemnitees, the “Indemnitees” and each an “Indemnitee”), from and against any Losses arising from or in connection with (i) the breach of any representation or warranty of the Buyer in this Agreement and (ii) the breach of any covenant or agreement made by the Buyer, and after the Closing, the Company and any Company Subsidiary, in this Agreement.
          11.3 Limitations on Indemnification.
               (a) Notwithstanding anything in this Agreement to the contrary, in no event shall (i) the cumulative indemnification obligations of the Sellers under Sections 11.2(a), on the one hand, or the Buyer under Section 11.2(b), on the other hand, in the aggregate exceed an amount equal to the then available Indemnification Escrow Fund (the “Cap”); provided, however, that any and all breaches constituting Unrestricted Claims shall not be subject to the Cap and (ii) the aggregate amount of Losses paid by any Seller (other than a Kohlberg Entity) under Section 11.2(a) and Section 12.1 exceed the amount of proceeds actually received by such Seller under this Agreement for the sale of such Seller’s Shares on the Closing Date, provided, further, that, with respect to each Kohlberg Entity in no event shall the aggregate amount of Losses paid by any Kohlberg Entity or all of the Kohlberg Entities under Section 11.2(a) and Section 12.1 exceed the amount of proceeds actually received by all of the Kohlberg Entities under this Agreement for the sale of Shares of the Kohlberg Entities on the Closing Date.
               (b) Notwithstanding anything in this Agreement to the contrary, no indemnification claims for Losses shall be asserted by the Seller Indemnitees or the Buyer Indemnitees, respectively, under ARTICLE XI for breaches of representations and warranties unless (i) any individual Loss or group or series of related Losses exceed $50,000 (such Loss or group or series of related Losses that does not exceed $50,000, the “DeMinimis Losses”), and (ii) the aggregate amount of Losses that would otherwise be payable under Section 11.2(a) and Section 11.2(b), respectively (which shall not include for such purposes DeMinimis Losses), exceed an amount equal to $1,000,000 (the “Basket Amount”), whereupon the Seller Indemnitee or the Buyer Indemnitee, as the case may be, shall be entitled to receive only amounts for Losses (which shall include for such purposes any DeMinimis Losses) in excess of the Basket Amount up to the Cap; provided, however, that any and all breaches of the covenants and agreements set forth in this Agreement and the Specified Representations shall not be subject to the Basket Amount, but instead shall be recoverable from “dollar one.”
               (c) The cumulative indemnification obligations of the Sellers under Section 11.2(a) (other than for Unrestricted Claims) shall be recoverable solely from the Indemnification Escrow Fund (as shall be reduced from time to time to reflect payments, if any, made from time to time from the Escrow Fund in accordance with the terms and conditions of the Escrow Agreement). Subject to the last sentence hereof, the Buyer agrees and acknowledges on behalf of itself and the Buyer Indemnitees, that: (1) a Buyer Indemnitee must first assert any claim for indemnification under ARTICLE XI against the then available Indemnification Escrow Fund in accordance with the terms of the Escrow Agreement and (2) if the amount recoverable by a Buyer Indemnitee in respect of a breach of a Seller Covenant or a Seller Representation, in each case with respect to any Unrestricted Claim of a Seller exceeds the amount of the then available Indemnification Escrow Fund or if the Escrow Agreement has terminated pursuant to its terms, then (x) a Buyer Indemnitee shall assert such claim solely against that Seller who is in breach of the Unrestricted Claim, and no other Seller shall have any liability with respect to such Unrestricted Claim, and (y) in the case of an Unrestricted Claim that is a Company Representation or a Company Covenant, against the Sellers on a several basis based on their respective Seller Payment Transaction Percentage (and not on a joint or joint and several basis), for the amount of Losses not recovered by such Buyer Indemnitee from the then available Indemnification Escrow Fund. Notwithstanding the foregoing, in the case of any such claim against a Kohlberg Entity, (i) the Buyer Indemnitees may assert a claim against any Kohlberg Entity for any breach by any other Kohlberg Entity of any Unrestricted Claim that is a breach of a Seller Representation or Seller Covenant and (ii) each Kohlberg Entity shall be liable based upon the aggregate Seller Payment Transaction Percentage of all Kohlberg Entities for the amount of Losses not recovered by such Buyer Indemnitee for such Unrestricted Claims. Notwithstanding the foregoing, the Buyer agrees and acknowledges on behalf of itself and the Buyer Indemnitees that in no event shall the Buyer or any other Buyer Indemnitee have any recourse against the Indemnity Escrow Fund in respect of any claim against any Seller who has not contributed to the Indemnity Escrow Fund (each, a “Non-Contributing Seller”) for the breach of a Seller Representation or a Seller Covenant of such Non-Contributing Seller, in which case the Buyer shall proceed directly and solely against such Non-Contributing Seller.
               (d) Under no circumstances shall any Indemnitee be entitled to be indemnified for special, consequential or punitive damages, including diminution in value, multiple of earnings or profits theory, business interruptions, or loss of business opportunity or reputation damages (except to the extent included in a Third Party Claim). The party seeking indemnification under this ARTICLE XI shall use its commercially reasonable efforts to mitigate any Loss which forms the basis of an indemnification claim hereunder.
               (e) No party hereto shall be obligated to indemnify any other Person with respect to (i) any representation, warranty, covenant or condition specifically waived in writing by the other party on or prior to the Closing, (ii) any Losses with respect to any matter if such matter was included in the calculation of the Final Purchase Price (to the extent so included), including in the calculation of Final Working Capital and Final Assumed Indebtedness, (iii) for any Losses for which a Claims Notice was not duly delivered prior to the applicable Cut-Off Date, (iv) any Losses to the extent which there is a related amount expressly reserved against in the Financial Statements and where such reserve was taken into account by Current Liabilities in the definition of Final Working Capital and (v) any Losses to the extent that they are included in the Bad Debt Adjustment.
               (f) Notwithstanding anything to the contrary contained herein, (i) none of the limitations on the indemnification obligations of the parties hereto shall apply to claims based on fraud or intentional breaches and (ii) the representations and warranties of the Company and the Sellers contained herein shall not be affected by any investigation conducted for or on behalf of, or any knowledge possessed or acquired at any time by, the Buyer or its Affiliates, employees, or representatives concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation with respect thereto.
          11.4 Indemnification Claim Process.
               (a) All claims for indemnification by either a Seller Indemnitee or a Buyer Indemnitee under this ARTICLE XI shall be asserted and resolved in accordance with Sections 11.4 and 11.5.
               (b) If a Buyer Indemnitee intends to seek indemnification pursuant to this ARTICLE XI, the Buyer Indemnitee shall promptly notify the Sellers’ Representative in writing of such claim, describing such claim in reasonable detail and the amount or estimated amount of such Losses (the “Claims Notice”); provided that, subject to Section 11.3(e), the failure of the Buyer Indemnitee to promptly notify Sellers’ Representative shall not relieve the Sellers from Liability for such claims except and only to the extent that the Sellers were actually prejudiced by such delay.
               (c) If a Seller Indemnitee intends to seek indemnification pursuant to this ARTICLE XI, the Seller Indemnitee shall promptly deliver a Claims Notice to the Buyer; provided that, subject to Section 11.3(e), the failure of a Seller Indemnitee to promptly notify the Buyer shall not relieve the Buyer from Liability for such claims except and only to the extent that the Sellers were actually prejudiced by such delay.
               (d) The Indemnitor shall have twenty-five (25) calendar days from the date on which the Indemnitor received the Claims Notice to notify the Indemnitee in writing that the Indemnitor desires to assume the defense or prosecution of the Third Party Claim and any litigation resulting therefrom with counsel of its choice.
                    (i) In the event that the Indemnitor (a) notifies the Indemnitee in writing of the Indemnitor’s intention to assume such defense and (b) provides the Indemnitee with an Acknowledgement of Liability Certificate, (i) the Indemnitor shall control the investigation, defense and settlement thereof, and (ii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee (such consent not to be unreasonably withheld or delayed) unless the judgment or settlement provides solely for the payment of money for which the Indemnitor is fully liable, the Indemnitor makes such payment (subject to the applicable limitations contained herein) and the Indemnitee receives an unconditional release; provided, that, the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in (but not control), the defense of such Third Party Claim.
                    (ii) In the event that (a) the Indemnitor notifies the Indemnitee in writing of the Indemnitor’s intention to assume such defense and (b) the Indemnitor does not provide the Indemnitee with an Acknowledgement of Liability Certificate, (i) then the Indemnitor shall control the investigation, defense and settlement thereof and (ii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) unless the judgment or settlement provides solely for the payment of money for which the Indemnitor is fully liable, the Indemnitor makes such payment (subject to the applicable limitations contained herein) and the Indemnitee receives an unconditional release; provided, however, that the Indemnitee may retain separate co-counsel at its sole cost and expense and shall have joint control over the investigation, defense and settlement of such Third Party Claim; provided, further, that the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, if the Indemnitor is determined to be liable pursuant to the terms hereof for such Third Party Claim, then the Indemnitor shall reimburse the Indemnitee for reasonable costs and expenses of such separate co-counsel.
                    (iii) In the event that the Indemnitor does not notify the Indemnitee in writing of the Indemnitor’s intention to assume such defense, Indemnitee shall control the investigation, defense and settlement thereof, and the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed) with respect to any such Third Party Claim for which the Indemnitor has provided to the Indemnitee an Acknowledgement of Liability Certificate; provided, that, if the Indemnitor does not provide the Indemnitee with an Acknowledgement of Liability Certificate, the Indemnitee may enter into any settlement of, or consent to judgment with respect to any such Third Party Claim without waiving or otherwise adversely affecting any rights hereunder.
Notwithstanding anything to the contrary contained herein, the parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims, and cooperate in any such defense and give each other reasonable access to all information relevant thereto.
               (e) Subject to the provisions of Section 11.4(d)(i) and 11.4(d)(ii), if the Indemnitor does not assume the defense of such Third Party Claim within twenty-five (25) calendar days of receipt of the Claims Notice, the Indemnitee will be entitled to assume such defense, at its sole cost and expense upon delivery of notice to such effect to the Indemnitor at any time after such 25 calendar day period.
               (f) The Buyer Indemnitee shall, and shall cause the Company and each Company Subsidiary to, provide reasonable cooperation with the Sellers’ Representative in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which a Buyer Indemnitee is seeking indemnification pursuant to this ARTICLE XI that the Sellers’ Representative has elected to control, including, but not limited to, by providing the Sellers’ Representative with reasonable access to books, records, employees and officers (including as witnesses) of the Company and each Company Subsidiary.
          11.5 Indemnification Procedures for Non-Third Party Claims. The Indemnitee will deliver a Claims Notice to the Indemnitor promptly upon its discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder that does not involve a Third Party Claim, which Claims Notice shall also (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) the date such item was paid or accrued; provided that, subject to Section 11.3(e), the failure of the Buyer Indemnitee to promptly notify Sellers’ Representative shall not relieve the Sellers from Liability for such claims except and only to the extent that the Sellers were actually prejudiced by such delay. The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.
          11.6 Exclusive Remedy. Notwithstanding anything to the contrary herein, except in the case of fraud or intentional breaches, the indemnification provisions of ARTICLE XI and ARTICLE XII with respect to Taxes shall be the sole and exclusive remedy of parties following the Closing for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties, or any other provision of this Agreement or the transactions contemplated hereby.
          11.7 Tax; Insurance; Other Indemnification. The amount of any Losses suffered by an Indemnitee shall be reduced by any tax benefit to the extent utilized, any insurance or any other payments actually received pursuant to an indemnification under any Prior Purchase Agreement (net of the direct costs incurred in procuring such payments). The Buyer shall, or shall cause the Company, to pursue any and all other commercially reasonable remedies to collect any indemnification or other amounts pursuant to the Prior Purchase Agreements covering the Loss that is the subject to the claim for indemnification to the extent that the Buyer determines in good faith that indemnification is available under a Prior Purchase Agreement. If any such proceeds, benefits or recoveries are actually received by the Buyer with respect to any Losses after the Buyer has received indemnification proceeds hereunder, the Buyer shall promptly, but in any event no later than ten (10) Business Days after the receipt or recovery of such proceeds or recoveries, pay to the applicable Sellers in accordance with the

Indemnity Escrow Allocation Percentage (or, solely to the extent such indemnification proceeds were not received from the Indemnity Escrow Fund, the Seller Payment Transaction Percentage) or such other percentage as the Sellers’ Representative shall direct an amount equal to the lesser of the (x) amount of such recovery proceeds or benefits actually received in respect of such claim and (y) the amount of indemnification Losses the Buyer received from the Sellers in respect of such claim; provided, that, for purposes of valuing any Buyer’s Stock in satisfaction of indemnification Losses that the Buyer received from the Sellers in respect of such claims, the Buyer’s Stock shall be valued at the per share price paid by the Sellers pursuant to the Subscription Agreement.
          11.8 Tax Treatment of Indemnity Payments. It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the purchase price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.
ARTICLE XII
TAX INDEMNITY AND PROCEDURES
          12.1 Indemnification
               (a) The Sellers on a several basis (and not a joint or joint and several basis) shall be responsible for and pay and shall indemnify and hold harmless the Buyer Indemnitees from and against any Losses (to the extent such amounts were not taken into account as Current Liabilities in the determination of Final Working Capital) as a result of:
                    (i) Taxes of the Company or any Company Subsidiary imposed or sought to be imposed on the Buyer, the Company or any Company Subsidiary for any taxable period (or portion thereof) ending on or before the Effective Date;
                    (ii) Without duplication, Taxes imposed or sought to be imposed on the Buyer, the Company or any Company Subsidiary as a result of breaches of the representations contained in Section 5.12, the covenants and agreements set forth in Section 7.21 of this Agreement, and any Losses arising from Taxes imposed on the Buyer, the Company or any Company Subsidiary as a result of a breach of any of the Company Covenants;
                    (iii) Taxes imposed or sought to be imposed on the Buyer, the Company or any Company Subsidiary with respect to any taxable period pursuant to any obligation (other than an obligation solely between or among the Company and the Company Subsidiaries that are Subsidiaries on the Effective Date) to contribute to the payment of a Tax determined on a consolidated, combined or unitary or other group basis with respect to a group of corporations that includes or included the Company or any Subsidiary at any time on or before the Effective Date, including any such obligation arising under Treasury Regulations Section 1.1502-6 or similar provision of state, local or foreign law;
                    (iv) Taxes incurred by Buyer, the Company or any Company Subsidiary after the Effective Date related to the item disclosed on Schedule 5.12(x)(iii) in excess of any amount accrued for such item in the calculation of Final Working Capital; and

                    (v) Taxes imposed on the Buyer or any Buyer Subsidiary as a result of denial of any Relevant Deduction to the extent an amount was paid for the Tax benefit therefrom under Section 12.7.
Notwithstanding anything to the contrary contained herein, each Kohlberg Entity shall jointly and severally indemnify and hold harmless the Buyer Indemnitees for any indemnification obligation of any Kohlberg Entity pursuant to this ARTICLE XII.
               (b) The indemnification obligations contained in Section 12.1(a) shall be the sole remedy available to the Buyer in connection with Taxes, and such indemnification obligations shall survive the Closing and shall continue in full force and effect until 30 days after the applicable statute of limitations, giving effect to extensions thereto, has expired with respect to each such Tax. For the avoidance of doubt, the indemnification obligations contained in this Section 12.1 shall not be subject to the limits on indemnification provided in Section 11.3, and claims for indemnification under this Section 12.1 shall not be considered to be claims under ARTICLE XI; provided, however, that in no event shall the aggregate amount of Losses paid by any Seller (other than a Kohlberg Entity) under Section 11.2(a) and this Section 12.1 exceed the amount of proceeds actually received by such Seller under this Agreement for the sale of such Seller’s Shares on the Closing Date, provided, further, that, with respect to each Kohlberg Entity in no event shall the aggregate amount of Losses paid by any Kohlberg Entity or all of the Kohlberg Entities under Section 11.2(a) and this Section 12.1 exceed the amount of proceeds actually received by all of the Kohlberg Entities under this Agreement for the sale of Shares of the Kohlberg Entities on the Closing Date. Notwithstanding the preceding sentence, the indemnity obligations contained in this Section 12.1 shall be subject to provisions of Section 11.7.
               (c) From and after the Closing Date, the Buyer shall indemnify the Sellers and their Affiliates (collectively, the “Tax Indemnified Seller Parties”) against and hold harmless from any and all Taxes of the Company or any Company Subsidiary for periods beginning on the Effective Date other than amounts for which the Buyer is entitled to be indemnified by the Sellers under Section 12.1(a).
               (d) All amounts required to be paid by the Sellers pursuant to this ARTICLE XII shall be paid first by the distribution of Buyer Shares from the Indemnity Escrow Fund in accordance with the terms of the Escrow Agreement; provided, however, that (x) the Sellers’ obligations to indemnify the Buyer under this ARTICLE XII shall not be subject to the expiration of the Escrow Agreement and shall not be limited to satisfaction from the Indemnity Escrow Fund and (y) the Sellers on a several basis (and not a joint or joint and several basis) shall be liable for any amounts required to be paid pursuant to this Article XII in excess of the then-available Indemnity Escrow Fund; provided, that, notwithstanding anything to the contrary contained herein, each Kohlberg Entity shall jointly and severally indemnify and hold harmless the Buyer for any indemnification obligation of any Kohlberg Entity pursuant to this ARTICLE XI.
          12.2 Tax Returns. (a) The Sellers shall prepare (or cause to be prepared), at the Seller’s expense, and timely file all Tax Returns of the Company or any Company Subsidiaries with respect to any taxable period ending on or before the Closing Date that are required to be filed with any Tax authority after the Closing Date and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns. Such Tax Returns shall be prepared consistently with applicable law and consistently with past practice to the extent permitted by applicable law. For the avoidance of doubt, with respect to the income Tax Returns for the period ending on the Closing Date, the Sellers shall have the sole discretion regarding whether the net operating loss generated in such period (if any) will be carried back or carried forward. The Sellers shall provide, or cause to be provided, a draft of any such Tax Returns to the Buyer for its review at least 30 days prior to the due date, giving effect to extensions thereto, for filing such Tax Return. The Buyer shall notify the Sellers’ Representative of any reasonable objections the Buyer may have to any items set forth in such draft Tax Return and the Buyer and Sellers’ Representative agree to consult and resolve in good faith any such objection. If the parties cannot resolve any such objections, the item in question shall be resolved by an independent accounting firm mutually acceptable to the Sellers and the Buyer. The fees and expenses of such accounting firm shall be borne equally by the Sellers and the Buyer.
               (b) If the Effective Date is not the same date as the Closing Date, then for purposes of calculating the taxable income of the Company and the Company Subsidiaries for the taxable period that ends on the Closing Date, and for purposes of preparing income Tax Returns for such period, taxable operating income for the month that includes the Closing Date (which shall not include Relevant Deductions, all of which shall be apportioned entirely to the Pre-Closing Date Taxable Period pursuant to Section 2.4) (the “Closing Month Taxable Operating Income”) shall be calculated as follows:
               (i) First, taxable income from operations of the Company and the Company Subsidiaries (without taking into account Relevant Deductions) shall be calculated for the period beginning on the first day of the taxable period and ending on the Effective Date;
               (ii) Second, taxable income from operations of the Company and the Company Subsidiaries (without taking into account Relevant Deductions) shall be calculated for the period beginning on the first day of the taxable period and ending on the first day of the month following the Closing Date;
               (iii) The difference between the amount calculated in (ii) above and the amount calculated in (i) above shall be the Closing Month Taxable Operating Income;
The portion of the Closing Month Taxable Operating Income that shall be apportioned to the Pre-Closing Date Taxable Period and included on the Tax Return for the taxable period ending on the Closing Date shall be the Closing Month Taxable Operating Income multiplied by a fraction, the numerator of which shall be the number of days in the calendar month that includes the Closing Date to and including the Closing Date, and the denominator of which shall be the total number of days in such calendar month. If the inclusion of such portion of the Closing Month Taxable Operating Income on the income Tax Returns for the taxable period ending on the Closing Date causes the Company’s consolidated tax group to have positive taxable income shown on such Tax Returns, the Buyer shall pay to the Sellers the amount of the Tax actually shown due with respect to the portion of the Closing Month Taxable Operating Income apportioned to the Pre-Closing Date Taxable Period no later than five (5) Business Days prior to the date on which such Tax Returns are due.
               (c) The Buyer shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns of the Company or any Subsidiary for taxable years or periods ending after the Closing Date. Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries for Straddle Periods (“Straddle Returns”) shall be prepared consistently with past practice to the extent permitted by applicable law. The Buyer shall provide, or cause to be provided, to the Seller Representative a draft of any Straddle Return at least 30 days prior to the due date, giving effect to extensions thereto, for filing such Tax Return, for review by the Sellers’ Representative. Sellers’ Representative shall notify the Buyer of any reasonable objections Sellers’ Representative may have to any items set forth in such draft Straddle Return and the Buyer and Sellers’ Representative agree to consult and resolve in good faith any such objection. If the parties cannot resolve any such objections, the item in question shall be resolved by an independent accounting firm mutually acceptable to the Sellers and the Buyer. The fees and expenses of such accounting firm shall be borne equally by the Sellers and the Buyer. The Buyer shall notify the Sellers’ Representative of any amounts due from the Sellers in respect of any Tax Return in respect of a Pre-Closing Date Taxable Period no later than ten (10) Business Days prior to the date on which such Tax Return is due, and no later than five (5) Business Days prior to the date on which such Tax Return is due, the Sellers shall pay to the Buyer the amount of Taxes for which Sellers are responsible.
               (d) Except to the extent required by law, neither the Buyer nor any of its Affiliates shall (or shall cause or permit the Company or any Company Subsidiary to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company or any Company Subsidiary with respect to any Pre-Closing Date Taxable Period (or with respect to any Straddle Period) without the written consent of the Sellers which consent shall not be unreasonably withheld or delayed.
          12.3 Cooperation. After the Closing, the Buyer and Sellers shall promptly make available or cause to be made available to the other, as reasonably requested (at the expense of the requesting party), and to any taxing authority, all information, records or documents relating to Tax liabilities and potential Tax liabilities relating to the Company and its Subsidiaries for all periods prior to or including the Effective Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof.
          12.4 Contests.
               (a) Except as provided in Section 12.4(b) below, whenever any taxing authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which Sellers are or may be liable under this Agreement, the Buyer shall, if informed of such an assertion, promptly inform the Seller Representative, and the Seller Representative shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Sellers may be liable under this Agreement; provided, however, that if such settlement may affect the liability for Taxes (or right to a tax benefit) for which the Buyer is liable (or to which the Buyer is entitled), such settlement shall not be agreed to without the consent of the Buyer, which consent will not be unreasonably withheld or delayed.
               (b) Notwithstanding Section 12.4(a), whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes relating to a Straddle Period, Buyer shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings affect the amount of Taxes for which Sellers are liable under this Agreement, in which case such settlement shall not be agreed to by the Buyer without the consent of the Seller Representative, which consent will not be unreasonably withheld or delayed.
               (c) For the avoidance of doubt, the procedures described in this Section 12.4 shall govern all claims for Taxes, and such claims shall not be governed by Sections 11.4 or 11.5 of this Agreement.
          12.5 Refunds.
               (a) The Sellers will be entitled to any credits and refunds (including interest received thereon) in respect of any Pre-Closing Date Taxable Period to the extent (i) such amounts were not taken into account as Current Assets in the determination of Final Working Capital, (ii) such amounts do not relate to the period between the Effective Date and the Closing Date, and (iii) such credits or refunds do not arise from or relate to the “carryback” of a Tax item from a period beginning after the Closing Date to a Pre-Closing Date Taxable Period. The Buyer shall cause such refund to be paid to the Sellers promptly following receipt.
               (b) Except as provided in Section 12.5(a), the Company will be entitled to any refunds (including any interest received thereon) in respect of any federal, state, local or foreign Tax liability of the Company or any Company Subsidiary.
          12.6 Tax Elections. The Buyer shall not, without the prior consent of the Seller (which shall not be unreasonably withheld or delayed), make, or cause to permit to be made, any Tax election, or adopt or change any method of Tax accounting, or undertake any other extraordinary action on the Closing Date, that would materially affect the Taxes of the Sellers or the Company or any of its Subsidiaries prior to the Effective Date.
          12.7 Payment for Use of Relevant Deductions. To the extent that a Relevant Deduction actually reduces the Company’s liability for Taxes in a period beginning after the Closing Date and ending on December 31, 2013 (by use of a net operating loss carryforward created as a result of claiming such Relevant Deduction), the Buyer shall pay to the Sellers’ Representative (for the benefit of the Sellers in accordance with their respective Seller Payment Transaction Percentages) the amount of the Tax benefit actually realized by the Company. Such a Tax benefit will be considered to be “actually realized” if, and to the extent, it reduces the amount of Taxes due by the Company (or its consolidated tax group, if applicable) in a taxable period, determined by comparing (a) the amount of Tax that would be due for such period in the absence of the Relevant Deduction giving rise to the Tax benefit (but giving effect to all other items of loss or deduction available for such period and using all other Tax attributes available for such period) with (b) the amount of Tax that is due for such period taking into account such

Relevant Deduction, to the extent it is available as a Tax deduction for use in such period. The amount of such Tax benefit will be considered to be realized on the date the Tax Return claiming such Tax benefit is filed with the relevant taxing authority or, in the case of a refund generated by the carryforward of a net operating loss, on the date when such refund is received by the Company. The Buyer shall pay the amount of such Tax benefit to the Sellers’ Representative (for the benefit of the Sellers in accordance with their respective Seller Payment Transaction Percentages) within fifteen (15) days after such date.
ARTICLE XIII
MISCELLANEOUS
          13.1 Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, that (i) all fees and expenses of the Company or any Seller related to the transactions contemplated by this Agreement, including the fees and expenses of Paul Weiss and UBS Securities LLC, and (ii) any transaction bonus, discretionary bonus, “stay-put” or other compensatory payments to be made to any optionholder or current or former employee, board member or consultant of the Company or any Company Subsidiary at Closing as a result of the execution of this Agreement or consummation of the transactions contemplated hereby or at the discretion of the Company or any Company Subsidiary (other than any payments due as a result of any, direct or indirect, action taken by the Buyer or any of its Affiliates from and after the Closing) shall be paid by the Company on the Closing Date (to the extent not paid prior to the Closing, the “Company Expenses”). The Sellers shall cause all such Company Expenses to be invoiced at least two (2) business days prior to the Closing Date.
          13.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          13.3 Entire Agreement. This Agreement including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, and the other documents, delivered pursuant to this Agreement and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter, except that the CHS Stockholders Agreement shall remain in effect prior to the Closing Date in accordance with its terms.
          13.4 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.
          13.5 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the party for whom it is intended, (ii) if delivered by telecopier with receipt confirmed, or (iii) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:
     If, to any Seller or, prior to the Closing, the Company or the Company Subsidiary:
Kohlberg Investors V, L.P.
c/o Kohlberg & Company
111 Radio Circle
Mount Kisco, New York 10549
Attention: Gordon Woodward
Telecopier: (914) 241-1143
     With a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Angelo Bonvino, Esq.
Telecopier: (212) 757-3990
          If to the Buyer or, after the Closing, to the Company or the Company Subsidiary:
MBF Healthcare Acquisition Corp.
121 Alhambra Plaza, Suite 1100
Coral Gables, Florida 33134
Attention: Miguel B. Fernandez
Telecopier: (305) 461-4999
     With a copy to:
Akerman Senterfitt
One SE Third Avenue, 25th Floor
Miami, Florida 33131
Attention: Teddy D. Klinghoffer, Esq.
Telecopier: (305) 374-5095
Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 13.5.
          13.6 Exhibits and Schedules.
               (a) Any matter, information or item disclosed in the Schedules delivered by the Company or the Sellers or in any of the Exhibits attached hereto, under any specific representation, warranty, covenant or Schedule heading number, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on its face. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the

Sellers, or the Company to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement or otherwise.
               (b) The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.
          13.7 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.
          13.8 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void.
          13.9 No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for the current and former officers, directors and employees of the Company as set forth in Section 7.6, Section  7.13 and ARTICLE XI.
          13.10 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.
          13.11 Release. Except in the case of fraud or intentional acts and as provided in ARTICLE XI and ARTICLE XII, the Buyer agrees (and, from and after the Closing, shall cause the Company and the Company Subsidiaries to agree) that none of the current or former officers and directors of any Seller, the Company or the Company Subsidiaries (in their capacity as such) as of or prior to the Closing Date shall have any liability or responsibility to the Buyer or the Company or any Company Subsidiary for (and the Buyer hereby unconditionally releases (and from and after the Closing shall cause the Company and the Company Subsidiaries to release unconditionally) such officers and directors from) any obligations or liability relating to any information (whether written or oral), documents or materials furnished by or on behalf of the Sellers, the Company and the Company Subsidiaries, including the Evaluation Materials, except with respect to the Sellers (in their capacity as such and not in any other capacity), as specifically provided in this Agreement.
          13.12 Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.
          13.13 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the New York, New York, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.
          13.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          13.15 Conveyance Taxes. All sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement shall be borne 50% by the Buyer and 50% by the Sellers (on a several and not joint basis), and the Sellers and the Buyer agree to jointly file all required change of ownership and similar statements. Notwithstanding anything to the contrary contained herein, each Kohlberg Entity shall be jointly and severally liable for any amounts required to be paid by any Kohlberg Entity pursuant to this Section 13.15.
          13.16 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Sellers or the Company in accordance with the terms hereof or were otherwise breached by the Sellers or the Company. The parties further agree that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.
          13.17 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

MBF HEALTHCARE ACQUISITION CORP.

By:	/s/ Miguel B. Fernandez

Name: Miguel B. Fernandez
Title: Chairman and Chief Executive Officer

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

By:	/s/ Gordon Woodward

Name: Gordon Woodward
Title: Authorized Representative

KOHLBERG INVESTORS V, L.P.

By:	Kohlberg Management V, L.L.C., its general partner

By:	/s/ Gordon Woodward

Name: Gordon Woodward
Title: Authorized Representative

KOHLBERG TE INVESTORS V, L.P.

By:	Kohlberg Management V, L.L.C., its general partner

By:	/s/ Gordon Woodward

Name: Gordon Woodward
Title: Authorized Representative
[Signature Page to Stock Purchase Agreement]

KOHLBERG OFFSHORE INVESTORS V, L.P.

By:	Kohlberg Management V, L.L.C., its general partner

By:	/s/ Gordon Woodward

Name: Gordon Woodward
Title: Authorized Representative

KOHLBERG PARTNERS V, L.P.

By:	Kohlberg Management V, L.L.C., its general partner

By:	/s/ Gordon Woodward

Name: Gordon Woodward
Title: Authorized Representative

KOCO INVESTORS V, L.P.

By:	Kohlberg Management V, L.L.C., its general partner

By:	/s/ Gordon Woodward

Name: Gordon Woodward
Title: Authorized Representative

S.A.C. DOMESTIC INVESTMENTS, L.P.

By:	S.A.C. Capital Management, LLC,
Its General Partner

By:	/s/ Peter Nussbaum

Name: Peter Nussbaum
Title: Authorized Representative
[Signature Page to Stock Purchase Agreement]

BLACKSTONE MEZZANINE PARTNERS II, L.P.

By:	Blackstone Mezzanine Associates II L.P., its General Partner,

By:	Blackstone Mezzanine Management Associates II L.L.C., its General Partner,

By:	/s/ Salvatore Gentile

Name: Salvatore Gentile
Title: Authorized Signer

BLACKSTONE MEZZANINE HOLDINGS II, L.P.

By:	Blackstone Mezzanine Associates II L.P.,
Its General Partner

By:	Blackstone Mezzanine Management Associates II
L.L.C., Its General Partner

By:	/s/ Salvatore Gentile

Name: Salvatore Gentile
Title: Authorized Signer

/s/ Nitin Patel

Nitin Patel

/s/ Robert Cucuel

Robert Cucuel

/s/ Mary Jane Graves

Mary Jane Graves

/s/ Joey Ryan

Joey Ryan
[Signature Page to Stock Purchase Agreement]

Exhibit A
Current Assets and Current Liabilities
Current Assets
Cash and Cash Equivalents
Accounts Receivables, net of allowance for doubtful accounts
Inventories
Other Current Assets
Current Liabilities
Accounts Payable
Accrued Expenses
Taxes Payable, which for the avoidance of doubt, shall include all income and other Taxes of the Company and the Company Subsidiaries accrued through the end of the Pre-Effective Date Taxable Period, whether or not yet due.

Exhibit B
Balance Sheet Rules
1. All accruals shall be computed as if the Effective Date was the Company’s normal year-end date.
2. No amounts shall be recorded on the Statement with respect to Indebtedness or the Company Expenses.
3. Cash and cash equivalents shall be recorded as a Current Asset on the Statement.
4. No amounts shall be recorded as a Current Liability or a Current Asset for deferred tax liabilities or deferred tax assets on the Statement.
5. No amounts shall be recorded as a Current Liability or a Current Asset for any Current Assets or Current Liabilities for any business or Person acquired after the date hereof but prior to the Effective Date.
6. IBR Accruals for workers’ compensation and employee health claims shall be recorded consistently with the Interim Balance Sheet.
7. Closing Working Capital will be decreased by the following:
1.	Decreases in principal amounts of Indebtedness paid after the Effective Date but prior to the Closing Date.

2.	10.5 multiplied by the amount, if any, by which the Bad Debt Reserves as set forth in the 2007 Audit exceeds $10,129,143.
8. Closing Working Capital will be increased by the following:
1.	Accrued interest on Indebtedness between the Effective Date and the Closing Date.

2.	Subject to and without expanding or limiting the terms of Section 7.1(d), Increases in principal amounts of Indebtedness incurred after the Effective Date but prior to the Closing Date.

3.	10.5 multiplied by the amount, if any, by which the Bad Debt Reserves as set forth in the 2007 Audit is less than $10,129,143 (the “Special Adjustment”).
For the purposes of this Exhibit B, “Bad Debt Reserves” means total accounts receivable reserves, including allowances for bad debts and allowances.

EXHIBIT C
FORM OF ESCROW AGREEMENT
     ESCROW AGREEMENT (the “Agreement”) is made and entered into as of ___________, 2008 by and among U.S. Bank National Association, a national banking association (the “Escrow Agent”), Critical Homecare Solutions Holdings, Inc., a Delaware corporation (the “Company”), Kohlberg Investors V, L.P., a Delaware limited partnership, solely in its capacity as the Sellers’ Representative (the “Sellers’ Representative”), and MBF Healthcare Acquisition Corp., a Delaware (the “Buyer”).
     Capitalized terms used but not defined herein shall have the respective meanings given to them in the Stock Purchase Agreement, dated as of February 6, 2008 (the “Stock Purchase Agreement”), by and among the Company, the Sellers’ Representative (in its capacity as the Sellers’ Representative), Kohlberg Investors V, L.P. (“KIV”), Kohlberg TE Investors V, L.P. (“KTE”), Kohlberg Offshore Investors V, L.P. (“KOI”), Kohlberg Partners V, L.P. (“KPV”), KOCO Investors V, L.P. (“KOCO”), S.A.C. Domestic Investments, L.P. (“SAC”), Blackstone Mezzanine Partners II L.P. (“BMP ”), Blackstone Mezzanine Holdings II L.P. (“BMH”), Nitin Patel (“Patel”), Robert Cucuel (“Cucuel”), Mary Jane Graves (“Graves”) and Joey Ryan (“Ryan”) (KIV, KTE, KOI, KPV, KOCO, SAC, BMP, BMH, Patel, Cucuel, Graves and Ryan shall be individually referred to herein as a “Seller” and collectively, the “Sellers”), and the Buyer.
     WHEREAS, pursuant to Section 2.2(i) of the Stock Purchase Agreement, the Buyer has delivered to the Escrow Agent, by wire transfer of immediately available funds, the amount of Two Million United States Dollars ($2,000,000) (the “Purchase Price Escrow Deposit”) in partial satisfaction of payment of the purchase price and for the sole purpose of satisfying Sellers’ obligations, if any, to pay to the Buyer a post-closing purchase price adjustment pursuant to Section 2.3 of the Stock Purchase Agreement. Such amount deposited by the Buyer with the Escrow Agent, together with all interest earned on such amount (the “PPA Interest”) is referred to as the “Purchase Price Escrow Fund”;

     WHEREAS, pursuant to Section 2.2(i) of the Stock Purchase Agreement, the Buyer has delivered to the Escrow Agent on behalf of the Sellers certificates representing [__________] shares of common stock, par value $0.0001 per share (the “Buyer Shares”) of the Buyer registered in the name of the Sellers along with stock powers executed in blank (the “Indemnity Escrow Deposit”) for the sole purpose of satisfying (i) Sellers’ obligation, if any, to pay to the Buyer a post-closing purchase price adjustment pursuant to Section 2.4 of the Stock Purchase Agreement to the extent the Purchase Price Escrow Deposit is insufficient for such purpose and (ii) certain indemnification obligations of the Sellers pursuant to Articles XI and XII of the Stock Purchase Agreement. The Buyer Shares deposited by the Buyer with the Escrow Agent, together with all cash dividends earned or paid thereon (the “Indemnity Interest”) is referred to as the “Indemnity Escrow Fund”;
     WHEREAS, the Sellers’ Representative, on behalf of the Sellers and Optionholders, and the Buyer desire to create two separate escrow accounts for the Purchase Price Escrow Fund and the Indemnity Escrow Fund, respectively, and to appoint the Escrow Agent as the escrow agent for each such account upon the terms and subject to the conditions set forth herein;
     WHEREAS, the parties have agreed that for purposes of making indemnification payments under the Indemnity Escrow Deposit and the disbursement of the same, each Buyer Share shall be valued at [________]1 (the “Agreed Upon Per Share Value”); and

[1]	Price set forth in the Subscription Agreement.

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     WHEREAS, the parties wish to specify their respective rights and obligations with respect to each of the Purchase Price Escrow Fund and the Indemnity Escrow Fund.
     NOW THEREFORE, in consideration of the foregoing and the agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
          1. (a) The Sellers’ Representative and the Buyer hereby appoint the Escrow Agent as the escrow agent to hold, in separate accounts, the Purchase Price Escrow Fund and the Indemnity Escrow Fund in accordance with the terms, conditions and provisions of this Agreement, and the Escrow Agent hereby accepts such appointment subject to the terms, conditions and provisions of this Agreement.
               (b) The Escrow Agent hereby agrees to establish and maintain the Purchase Price Escrow Fund as a separate account and shall invest the Purchase Price Escrow Fund, as directed by the Sellers’ Representative, from time to time, in writing, in (i) designated readily marketable direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America (“U.S. Securities”), (ii) bank time deposits evidenced by certificates of deposit issued by commercial banks in the United States having capital and surplus in excess of $500,000,000, (iii) commercial paper rated at least A-1 or the equivalent thereof by Standard and Poor’s Corporation or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., (iv) repurchase agreements with the Escrow Agent or one of the Escrow Agent’s affiliates using U.S. Securities as collateral, in each case with a maturity of not more than sixty (60) days, or (v) a money market fund that invests only in U.S. Securities (collectively, all investments referred to in clauses (i)-(v) are referred to herein

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as “Permitted Investments”). All PPA Interest earned on the Purchase Price Escrow Fund shall accrue for the benefit of the Sellers and Optionholders and shall be paid in accordance with Section 2(a)(iii), and Buyer shall not be entitled to receive any PPA Interest. The Escrow Agent hereby acknowledges receipt of Two Million United States Dollars ($2,000,000) in immediately available funds representing the Purchase Price Escrow Deposit.
               (c) The Escrow Agent hereby agrees to establish and maintain the Indemnity Escrow Fund as a separate account. The Sellers shall have deposited with the Escrow Agent, simultaneously with the execution and delivery of this Escrow Agreement, stock certificates registered in the names of the Sellers evidencing the Indemnity Escrow Fund. The Sellers shall deposit with the Escrow Agent undated stock powers separate from the stock certificates representing the Buyer Shares, endorsed in blank. Without limiting the foregoing, any and all other rights with respect to the Buyer Shares in the Indemnity Escrow Deposit, including, without limitation, voting rights, shall be exercised by the Escrow Agent as directed by the Sellers’ Representative but in no event shall any of such rights be exercised in a manner inconsistent with or in violation of any of the provisions of the Escrow Agreement or the Stock Purchase Agreement.
               (d) The Purchase Price Escrow Fund and the Indemnity Escrow Fund will be held for the benefit of the parties hereto and will not be subject to any lien or attachment of any other creditor of any party hereto and will be used solely for the purposes and subject to the conditions set forth herein. Until such time as the Buyer Shares are released from the Indemnity Escrow Deposit in accordance with the provisions hereunder, the Sellers will not sell, assign, transfer or otherwise dispose of, grant any option with respect to, or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with, or pledge or grant any security interest in, or otherwise encumber any of the Buyer Shares.

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               (e) Neither the Escrow Agent nor any nominee shall be under any duty to take any action to preserve, protect, exercise or enforce any rights or remedies under or with respect to the Indemnity Escrow Deposit (including without limitation with respect to the exercise of any voting or consent rights, conversion or exchange rights, defense of title, preservation of rights against prior matters or otherwise). Notwithstanding the foregoing, if the Escrow Agent is so requested in a written request of the Sellers’ Representative received by the Escrow Agent at least three (3) Business Days prior to the date on which the Escrow Agent is requested therein to take such action (or such later date as may be acceptable to the Escrow Agent), the Escrow Agent shall execute or cause its nominee to execute, and deliver to the Sellers’ Representative a proxy or other instrument in the form supplied to it by the Sellers’ Representative for voting or otherwise exercising any right of consent with respect to any of the Indemnity Escrow Deposit held by it hereunder, to authorize therein the Sellers’ Representative to exercise such voting or consent authority in respect of the Indemnity Escrow Deposit (provided that the Escrow Agent shall not be obliged to execute any such proxy or other instrument if, in its reasonable judgment, the terms thereof may subject the Escrow Agent to any liabilities or obligations in its individual capacity). The Escrow Agent shall not be under any duty or responsibility to forward to any party, or to notify any party with respect to, or to take any action with respect to, any notice, solicitation or other document or information, written or otherwise, received from an issuer or other person with respect to the Indemnity Escrow Deposit, including but not limited to, proxy material, tenders, options, the pendency of calls and maturities and expiration of rights.

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               (f) The Buyer and the Escrow Agent may conclusively rely upon, without independent verification or investigation, all decisions made by the Sellers’ Representative on behalf of the Sellers and the Optionholders in connection with this Agreement in writing and signed by a duly authorized officer of the Sellers’ Representative. The Sellers’ Representative agrees that it shall send a copy of all notices or statements received or sent hereunder to each Seller within a reasonable period of time after receipt or delivery (as applicable) thereof.
          2. Except as otherwise provided in Section 3, the Purchase Price Escrow Fund and the Indemnity Escrow Fund shall be held and disposed of by the Escrow Agent as follows:
               (a) Purchase Price Escrow Fund. Within five (5) Business Days after the date that the Statement becomes final and binding upon the Sellers and the Buyer as provided in Section 2.3(b) of the Stock Purchase Agreement, the Sellers’ Representative and the Buyer shall give a joint written notice to the Escrow Agent directing the disposition of the Purchase Price Escrow Fund, and necessary wire instructions to make such disposition (the “Purchase Price Disposition Notice”). In the event any payment is made out of the Purchase Price Escrow Fund to the Sellers’ Representative for the benefit of the Optionholders, the Purchase Price Disposition Notice shall also include written instructions (including necessary wire instructions) from the Company (or its successor) for the payment of all applicable Withholding Amounts, if any, attributable to such payment out of the Purchase Price Escrow Fund to the Sellers’ Representative for the

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benefit of the Optionholders. Within three (3) Business Days of the receipt of the Purchase Price Disposition Notice, the Escrow Agent shall disburse the Purchase Price Escrow Fund as follows:
                    (i) First, to the Buyer from the Purchase Price Escrow Deposit, in the amount, if any, as set forth in the Purchase Price Disposition Notice that is payable to the Buyer. In the event the Purchase Price Escrow Deposit is insufficient to pay the Buyer the amount set forth in the Purchase Price Disposition Notice, the Escrow Agent shall disburse to the Buyer any remaining amounts not satisfied from the Purchase Price Escrow Deposit in the form of Buyer Shares valued at the Agreed Upon Per Share Value from the available Indemnity Escrow Deposit; and
                    (ii) except as otherwise directed by the Sellers’ Representative, the remainder of the Purchase Price Escrow Deposit, if any, and all accrued and unpaid PPA Interest shall be paid to the Sellers’ Representative for the benefit of the Sellers and Optionholders based on such Seller’s and Optionholder’s Adjustment Amount Transaction Percentage as set forth on Schedule 1 attached hereto (the “Adjustment Amount Transaction Percentage”); provided, that the amount paid to the Sellers’ Representative under this Section 2(a)(ii) for the benefit of an Optionholder based on such Optionholder’s Adjustment Amount Transaction Percentage shall be reduced by all applicable Withholding Amounts, if any, as set forth in the instructions from the Company (or its successor) included with the Purchase Price Disposition Notice, and all such applicable Withholding Amounts shall be paid by the Escrow Agent directly to the Company (or its successor) in accordance with the written instructions from the Company (or its successor).

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               (b) Indemnity Escrow Fund.
                    (i) If the Buyer intends to assert a claim against the Indemnity Escrow Deposit for Losses pursuant to Articles XI or XII of the Stock Purchase Agreement, the Buyer shall deliver a Claims Notice in accordance with Sections 11.4 of the Stock Purchase Agreement to the Escrow Agent and the Sellers’ Representative prior to the termination of the applicable survival period for such claim.
                    (ii) If, within thirty (30) calendar days after receipt by the Escrow Agent and the Sellers’ Representative of a Claims Notice (the “Objection Period”), the Escrow Agent has not received a written statement from the Sellers’ Representative (the “Objection Notice”) disputing the Buyer’s right to indemnification and/or the amount of indemnification sought in such notice, the Escrow Agent shall, within five (5) Business Days following the expiration of the Objection Period, pay to the Buyer out of the Indemnity Escrow Fund in the form of Buyer Shares valued at the Agreed Upon Per Share Value an amount equal to the lesser of (x) the amount of the available remaining Indemnity Escrow Deposit and (y) the amount specified in the Claims Notice.
                    (iii) If, during the Objection Period, the Escrow Agent receives an Objection Notice, the Escrow Agent shall (i) promptly forward a copy of that statement to the Buyer, (ii) if applicable, pay the Buyer out of the remaining Indemnity Escrow Deposit in the form of Buyer Shares valued at the Agreed Upon Per Share Value any amount that is specifically set forth in the Objection Notice not to be in dispute and (iii) continue to hold in escrow the amount in dispute, until receipt of (A) a joint statement signed by the Sellers’ Representative and the Buyer directing the disposition of all or part of the remaining Indemnity Escrow Deposit or (B) a certified copy of a final, non-

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appealable order of a court of competent jurisdiction of the disputed matters set forth in the Objection Notice ordering the Escrow Agent to dispose of the amount in dispute (but in no event to exceed the amount of the remaining Indemnity Escrow Deposit). Upon receipt of any such statement or court determination, the Escrow Agent shall promptly comply with its terms.
                    (iv) The Indemnity Escrow Deposit shall only be available (x) in the event the Purchase Price Escrow Deposit is insufficient to pay the Buyer the amount set forth in the Purchase Price Disposition Notice, (y) to pay for Losses incurred by a Buyer Indemnitee for Taxes under Article XII of the Stock Purchase Agreement and (z) to pay for Losses incurred by a Buyer Indemnitee under Article XI of the Stock Purchase Agreement (such Losses referred to in clause (z) above, “Indemnification Losses”).
                    (v) The Buyer and the Sellers’ Representative acknowledge and agree that the Indemnity Escrow Deposit shall be the Buyer’s sole and exclusive remedy for any Claims under Section 11.2(a) of the Stock Purchase Agreement (other than Taxes or Unrestricted Claims). In the event the number of Buyer Shares in the Indemnity Escrow Deposit is insufficient to pay the amount of the Purchase Price Adjustment or any Claim for which the Indemnity Escrow Deposit is the sole and exclusive remedy in full, the Buyer shall not be entitled to collect any amounts in excess of the then-available Indemnity Escrow Deposit and no Seller or other Person shall have any liability for any shortfall, except to the extent the Claims relate to Taxes or Unrestricted Claims, in which event no such limitation shall be applicable.

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                    (vi) Except as otherwise directed by the Sellers’ Representative, not later than ten (10) calendar days after the end of each calendar quarter during the term of this Agreement until such time as the Indemnity Escrow Deposit is fully depleted, all accrued and unpaid Indemnity Interest shall be released by the Escrow Agent to the Sellers’ Representative for the benefit of the Sellers based on each Seller’s Seller Payment Transaction Percentage.
                    (vii) Except as otherwise directed by the Sellers’ Representative, on the date which is fifteen (15) months after the Closing Date, the Escrow Agent shall release all Buyer Shares remaining in the Indemnity Escrow Fund (including any remaining accrued and unpaid Indemnity Interest) to the Sellers’ Representative for the benefit of the Sellers based on each Seller’s Indemnity Seller Payment Transaction Percentage as set forth on Schedule 1 attached hereto (the “Indemnity Seller Payment Transaction Percentage”); provided, that the Escrow Agent shall retain in the remaining Indemnity Escrow Deposit an amount of Buyer Shares valued at the Agreed Upon Per Share Value, to the extent available, an amount equal to the sum of (A) any amount then payable to the Buyer under Section 2(b)(ii) and (B) any additional amount of Indemnification Losses claimed in good faith by the Buyer and disputed in good faith by the Sellers’ Representative in accordance with Section 2(b)(iii).
               (c) This Agreement and the duties of the Escrow Agent hereunder shall terminate when all amounts of the Purchase Price Escrow Fund and the Indemnity Escrow Fund, respectively, have been paid to the Sellers’ Representative, on the one hand, or the Buyer, on the other hand, in accordance with Sections 2(a) and Section 2(b) of this Agreement.

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          3. Notwithstanding anything to the contrary herein, the Escrow Agent shall dispose of the Purchase Price Escrow Fund and the Indemnity Escrow Fund, respectively, in accordance with the joint written instructions of the Buyer and the Sellers’ Representative given at any time. Whenever this Agreement provides for a writing to be delivered by the Company, the Buyer or the Sellers’ Representative to the Escrow Agent, the Escrow Agent shall only rely on a writing signed by a duly authorized officer of the Company, the Buyer or the Sellers’ Representative, respectively, and the Escrow Agent shall be entitled to rely on an incumbency certificate from the Secretary of the Company, the Buyer or the Sellers’ Representative, as applicable, as evidence that the officer executing such writing on behalf of such party is an authorized officer of such party.
          4. Not later than ten (10) days after the end of each calendar month during the term of this Agreement, the Escrow Agent shall deliver to the Company, the Buyer and Sellers’ Representative a statement reflecting the investment activity and month-end balance with respect to each of the Purchase Price Escrow Fund and the Indemnity Escrow Fund during the prior month.
          5. In consideration of the services provided by the Escrow Agent in the performance of its duties hereunder, the Buyer and the Sellers agree to promptly reimburse the Escrow Agent for all out-of-pocket costs and expenses reasonably incurred by it with respect to this Agreement, including reasonable fees of legal counsel, and to further compensate the Escrow Agent in accordance with the fee arrangements described in Schedule 2 attached hereto. All such fees and expenses paid under this paragraph shall be paid fifty percent (50%) by the Buyer and fifty percent (50%) by the Sellers.

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          6. (a) All parties hereto acknowledge that the duties of the Escrow Agent hereunder are solely ministerial in nature and have been requested for their convenience. The Escrow Agent shall not be deemed to be the agent of either/any party hereto, or to have any legal or beneficial interest in the Purchase Price Escrow Fund or the Indemnity Escrow Fund, except as provided in the last sentence of Section 7 hereof. The parties hereto agree that the Escrow Agent (i) is a party to this Agreement only and has no duties or responsibilities in connection with, and shall not be charged with knowledge of, any agreements related hereto and (ii) shall not be liable for any act or omission taken or suffered in good faith with respect to this Agreement unless such act or omission is the result of the gross negligence or willful misconduct of the Escrow Agent. In no event shall the Escrow Agent be liable for punitive, consequential or incidental damages.
               (b) The Escrow Agent may consult with legal counsel in connection with its duties hereunder and shall be fully protected and incur no liability relative to any action or inaction taken in good faith in accordance with the advice of such legal counsel. The Escrow Agent shall have no responsibility for determining the genuineness or validity of any certificate, document, notice or other instrument or item presented to or deposited with it and shall be fully protected in acting in accordance with any written instruction given to it by any of the parties hereto and reasonably believed by the Escrow Agent to have been signed by the proper representatives of such parties.
               (c) The Escrow Agent shall not be responsible for any losses relative to the investment or liquidation of the Purchase Price Escrow Fund or the Indemnity Escrow Fund, provided the Purchase Price Escrow Fund and the Indemnity Escrow Fund are each invested and held in accordance with Section 1 hereof. In addition,

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the Escrow Agent shall not be responsible for assuring that the Purchase Price Escrow Deposit or the Indemnity Escrow Deposit are sufficient for the disbursements contemplated under Section 2 hereof. The Escrow Agent shall be entitled to break or cancel any investment to the extent reasonably necessary or appropriate to make any payment required hereby, and shall not be responsible for any costs or penalties associated therewith. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include, but not be limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communications line failures, computer viruses, power failures, earthquakes or other disasters.
               (d) The Escrow Agent shall not be required to institute legal proceedings of any kind. The Escrow Agent shall not be required to defend any legal proceedings which may be instituted against it with respect to this Agreement unless requested to do so in writing by any of the parties hereto, and unless and until it is indemnified by the requesting party to the satisfaction of the Escrow Agent, in its sole discretion, against the cost and expense of such defense, including without limitation, the reasonable fees and expenses of its legal counsel. If any conflicting demand shall be made upon the Escrow Agent, it shall not be required to determine the same or take any action thereon and may await settlement of the controversy by appropriate and non-appealable legal proceedings. Upon the commencement of any action against or otherwise involving the Escrow Agent with respect to this Agreement, the Escrow Agent shall be entitled to interplead the matter of this escrow in the Chosen Court (as defined in Section 14) and, in such event, the Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under this Agreement. In any such action, the Escrow Agent shall be entitled to the indemnities provided in Section 7 below.

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               (e) To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.
          7. The Buyer, on the one hand, and the Sellers’ Representative (acting on behalf of the Sellers and the Optionholders), on the other hand, shall, on an equal basis, hold harmless and indemnify the Escrow Agent, its directors, officers, employees and agents (collectively, the “Indemnitees”) from and against all obligations, liabilities, claims, suits, judgments, losses, damages, costs or expenses of any kind or nature, including without limitation, reasonable attorney’s fees, which may be imposed on, incurred by, or asserted against any of them in connection with this Agreement or the Escrow Agent’s duties hereunder, except to the extent arising from the Escrow Agent’s gross negligence or willful misconduct. The foregoing indemnities shall survive the resignation of the Escrow Agent or the termination of this Agreement. To the extent the Escrow Agent is entitled to indemnification, fees or expenses hereunder and such indemnification, fees or expenses are not timely paid, the parties agree that the Escrow Agent shall have, and hereby grant the Escrow Agent, a lien for the payment of such indemnification, expenses, or fees upon the Purchase Price Escrow Fund and the Indemnity Escrow Fund.

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          8. The Escrow Agent may resign as escrow agent at any time and be discharged of its duties hereunder after thirty (30) days’ notice to the Company, the Buyer and the Sellers’ Representative, but only if a successor escrow agent has been appointed by the Buyer and the Sellers’ Representative prior to the effective date of the Escrow Agent’s resignation. Upon receipt of notice of resignation, the Buyer and the Sellers’ Representative promptly shall use their commercially reasonable efforts to designate a successor escrow agent to serve in accordance with the terms of this Agreement. If the Buyer and the Sellers’ Representative cannot agree on a successor escrow agent during such thirty (30) day period, the Escrow Agent shall be deemed to be solely a custodian to each of the Indemnity Escrow Fund and the Purchase Price Escrow Fund, without further duties and the Escrow Agent shall have the right to appoint (or to petition a court of competent jurisdiction to appoint) a successor escrow agent to serve in accordance with the terms of this agreement. Upon receipt of a statement signed by the Sellers’ Representative and the Buyer directing the disposition of the Purchase Price Escrow Fund or the Indemnity Escrow Fund or both, to a successor escrow agent, the Escrow Agent shall comply promptly with that statement. Any successor escrow agent appointed by the Escrow Agent shall be a banking corporation or trust company having total assets in excess of $500,000,000, which shall agree in writing to be bound by the provisions hereof. Upon the appointment of a successor escrow agent by the Buyer and the Sellers’ Representative or by the Escrow Agent hereunder, the Escrow Agent’s duties and responsibilities under this Agreement shall terminate. If the Escrow Agent merges or consolidates with another entity, or transfers all or substantially all of its corporate trust business to another entity, the surviving entity or transferee, as applicable, shall be the successor Escrow Agent hereunder without any further action by the parties hereto.

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          9. This Agreement cannot be changed or terminated orally and may be changed only with the written consent of the Company, the Buyer, the Sellers’ Representative and the Escrow Agent, which in the case of the Company and the Escrow Agent, such consent shall not be unreasonably withheld.
          10. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telecopied (upon electronic confirmation) or telexed, or if mailed, two days after the date of mailing, as follows:
     If to the Sellers’ Representative, to:
Kohlberg Investors V, L.P.
c/o Kohlberg & Company
111 Radio Circle
Mount Kisco, New York 10549
Attention: Gordon Woodward
Telecopier: (914) 241-1143
     With a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Angelo Bonvino, Esq.
Telecopier: (212) 757-3990

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     If to the Buyer or the Company, to:
[                         ]
[                         ]
[                         ]
Attention:
Telecopier:
     With a copy to:
Akerman Senterfitt
One SE Third Avenue, 25th Floor
Miami, Florida 33131
Attention: Teddy D. Klinghoffer, Esq.
Telecopier: (305) 374-5095
     If to the Escrow Agent, to:
[U.S. Bank National Association
Goodwin Square
225 Asylum Street
Hartford, Connecticut 06103-0177
Attn: Susan Merker
Telecopier: (860) 241-6897
Telephone: (860) 241-6815]
          11. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the law of the state of New York without giving effect to the principles of conflict of laws thereof.
          12. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
          13. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

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          14. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the New York, New York (the “Chosen Court”), and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.
          15. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          16. Whenever any payment under this Agreement shall be due on a day other than a Business Day, that payment shall be made on the next succeeding Business Day.

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          17. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns. This Agreement is not intended to confer any benefit on any person other than the parties hereto and, accordingly, shall not create any third party beneficiaries hereto.
          18. Except as otherwise provided herein, no assignment of any rights or delegation of any obligations provided for herein may be made by any party hereto without the express written consent of all other parties hereto.
          19. The parties hereto agree that the Sellers and the Optionholders will be deemed to be owners of the Indemnity Escrow Fund and the Purchase Price Escrow Fund for income tax purposes, and that they will report all income, if any, that is earned on, or derived from, the Indemnity Escrow Fund and the Purchase Price Escrow Fund as the income of the Sellers and the Optionholders in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto. The Buyer agrees to provide and the Sellers’ Representative agrees to cause each applicable Seller and Optionholders to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate forms W-9 (or W-8 if a non-U.S. person) upon the execution hereof and other documents as the Escrow Agent reasonably requests. The parties hereto understand that if such documentation is not delivered, the Escrow Agent may be required by the Internal Revenue Code to withhold a portion of the Indemnity Escrow Fund and the Purchase Price Escrow Fund.
          20. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

U.S.BANK NATIONAL ASSOCIATION
By:
Name:
Title:

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.
By:
Name:
Title:

KOHLBERG INVESTORS V, L.P., in its capacity as the Sellers’ Representative
By:	Kohlberg Management V, L.L.C., its general partner

By:
Name:
Title:

MBF HEALTHCARE ACQUISITION CORP.
By:
Name:
Title:

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SCHEDULE 1 — Indemnity Seller Payment Transaction Percentage of the Sellers and the Optionholders

		Indemnity Seller
	Adjustment Amount Transaction	Payment Transaction
Seller and Optionholder	Percentage[2]	Percentage[3]
Total	100%

[2]	Note to Draft: Fully diluted percentage.

[3]	Note to Draft: Percentage held by Sellers contributing to the Escrow Fund.

SCHEDULE 2
The fee of the Escrow Agent for its services under this Agreement shall be as follows:

Annual Administration Fee	$___ payable on the date hereof

Counsel Fees	Billed as incurred (estimated to be $___)

Out of Pocket Expenses	Billed as incurred

Activity Fee	$ ___ per trade

Wire Fee	$ ___ per wire transfer

EXHIBIT D
FORM OF SUBSCRIPTION AGREEMENT
     This Subscription Agreement (this “Agreement”) is dated as of February 6, 2008, among MBF Healthcare Acquisition Corp., a Delaware corporation (the “Company”), and the purchasers identified on the signature pages hereto (each, an “Purchaser” and collectively, the “Purchasers”).
     WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act (as defined below) and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company certain securities of the Company, as more fully described in this Agreement.
     NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:
     “Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company or any of its respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.
     “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.
     “Aggregate Investment Amount” means the aggregate of all Investment Amounts, which amount shall be Thirty Five Million Dollars ($35,000,000).
     “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.
     “CHS” has the meaning ascribed to such term in the definition of the CHS Transaction.
     “CHS Transaction” means the purchase by the Company of all of the issued and outstanding capital stock of Critical Homecare Solutions Holdings, Inc., a Delaware corporation (“CHS”), pursuant to a Stock Purchase Agreement by and among the Company, CHS, Kohlberg Investors V, L.P., a Delaware limited partnership, as Purchasers’ representative, and the Purchasers (the “Stock Purchase Agreement”).
     “Closing” means the closing of the purchase and sale of the Shares pursuant to Section 2.1.
     “Closing Date” means the date of the Closing, which date shall be the same day upon which the closing of the CHS Transaction occurs, following the satisfaction of each of the conditions applicable to the Closing as set forth in Section 2.2 hereof.
     “Commission” means the Securities and Exchange Commission.
     “Common Stock” means the common stock of the Company, $0.0001 par value per share.

     “Disclosure Package” means (i) the Prospectus and (ii) each “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Filing Date” means, with respect to the Registration Statement required to be filed hereunder, the 30th calendar day following the Closing Date.
     “Investment Amount” means, with respect to each Purchaser, the investment amount indicated below such Purchaser’s name on the signature page of this Agreement.
     “Lien” means any lien, charge, encumbrance, security interest, right of first refusal, preemptive right or other restrictions of any kind.
     “Material Adverse Effect” means a material adverse effect on the business, results of operations, properties or assets of the Company; provided, however, that “Material Adverse Effect” shall not include the impact on such business, results of operations, properties or assets arising out of or attributable to (i) effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States (in each case, that do not disproportionately affect the Company relative to other businesses in the industry in which the Company operates), (ii) effects arising from changes in laws or GAAP, (iii) effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby, or (iv) effects resulting from compliance with the terms and conditions of this Agreement or the Stock Purchase Agreement by the Company.
     “Per Share Purchase Price” equals $7.65.
     “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
     “Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Shares covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.
     “Registration Statement” means the registration statement required to be filed hereunder, including the Prospectus, amendments and supplements to the registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in the Registration Statement.
     “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or, to the extent replaced, the comparable successor thereto.
     “Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or, to the extent replaced, the comparable successor thereto.
     “Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or, to the extent replaced, the comparable successor thereto.
     “SEC Reports” shall have the meaning ascribed to such term in Section 3.1(g).

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     “Securities” means the Shares.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Shares” means the shares of Common Stock issued or issuable to the Purchasers pursuant to this Agreement.
     “Stock Purchase Agreement’’ has the meaning ascribed to such term in the definition of CHS Transaction.
     “Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market, or (ii) if the Common Stock is not listed or admitted for trading on a Trading Market, a day on which the Common Stock is traded in the over-the-counter market is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i) or (ii) hereof, then Trading Day shall mean a Business Day.
     “Trading Market” means the American Stock Exchange (“AMEX”) or, if the Company’s Common Stock is not listed on AMEX, such other exchange or quotation system on which the Common Stock is listed or quoted for trading on the date in question.
     “Transaction Documents” means this Agreement, the Escrow Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.
ARTICLE II
PURCHASE AND SALE
     2.1 Closing; Escrow.
          (a) Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to each Purchaser, and each Purchaser shall purchase from the Company, the Shares representing such Purchaser’s Investment Amount. Promptly upon the satisfaction of each of the applicable conditions set forth in Section 2.2, the Closing shall occur at the offices of Akerman Senterfitt, One Southeast 3rd Avenue, Suite 2500, Miami, Florida 33131or at such other location or time as the parties shall mutually agree.
          On the date of the CHS Transaction closing, the Company shall have, and the Purchasers hereby grant to the Company, the right to deduct the Aggregate Investment Amount from the Estimated Purchase Price (as such term is defined in the Stock Purchase Agreement) otherwise payable to the Purchasers under the terms of the Stock Purchase Agreement.
     2.2 Closing Conditions.
          (a) At the Closing, the Company shall deliver or cause to be delivered to each Purchaser a certificate evidencing a number of Shares registered in the name of such Purchaser or a book-entry transfer of the Shares to such Purchaser equal to such Purchaser’s Investment Amount divided by the Per Share Purchase Price. The Company will not issue any fractional Shares and, instead, each Purchaser’s Investment Amount will be reduced by an amount equal to the Per Share Purchase Price multiplied by the fractional share interest to which the Purchaser would otherwise be entitled.
          (b) The obligations of each party at the Closing to consummate the transactions contemplated at the Closing shall be subject to the satisfaction or waiver of all of the conditions to closing the CHS Transaction set forth in the Stock Purchase Agreement.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES
     3.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each Purchaser:
          (a) Organization and Qualification. The Company is an entity duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws. The Company is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and no Action has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.
          (b) Authorization; Enforcement. Other than the Buyer Stockholder Approval (as such term is defined in the Stock Purchase Agreement), the Company has all requisite corporate power and authority, and has taken all requisite corporate action to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith, except for the Buyer Stockholder Approval. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) general principles of equity.
          (c) No Conflicts. Other than the Buyer Stockholder Approval, the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s certificate of incorporation or bylaws, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of clause (iii), such as would not, individually or in the aggregate, reasonably be expected to be material to the business or the operation of the Company or materially impair the Company’s ability to consummate the transaction contemplated hereby.
          (d) Filings, Consents and Approvals. Other than the Buyer Stockholder Approval, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) the filing of Form D with the Commission and such filings required by state securities laws, which the Company will promptly and timely make, and (ii) such other filings as may be required following the Closing Date under the Securities Act and the Exchange Act.
          (e) Issuance of the Securities. The Shares have been duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully

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paid and nonassessable, free and clear of all Liens and preemptive rights. The Company has reserved from its duly authorized capital stock all of the Shares issuable pursuant to this Agreement.
          (f) Capitalization. The capitalization of the Company conforms as to legal matters to the description thereof contained in the Company’s most recent periodic report filed with the Commission at least two Business Days prior to the date hereof. No securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote). All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. In connection with the CHS Transaction, on the Closing Date, the Company will issue Fifty Million Dollars ($50,000,000) of common stock pursuant to a private placement and such shares shall be sold at a price per share no less than the Per Share Purchase Price. Other than the Buyer Stockholder Approval, no further approval or authorization of any stockholder, the Board of Directors of the Company or others is required for the issuance and sale of the Shares. Except as disclosed in the SEC Reports, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.
          (g) SEC Reports; Financial Statements. The Company has filed all reports, registrations, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, or with any Governmental Authority, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and the rules and regulations of any other Governmental Authority with which the SEC Reports were made or should have been made, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.
     3.2 Representations and Warranties of the Purchasers. Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants on a several (and not a joint or joint and several basis) and as of the Closing Date to the Company as follows:
          (a) Organization; Authority. Such Purchaser is either (i) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or (ii) an individual, with the requisite corporate or partnership power and authority or capacity, as applicable, to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its, his or her obligations thereunder. The execution, delivery and performance by such Purchaser (if not an individual) of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate or, if such Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Purchaser. This Agreement has been

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duly executed by such Purchaser, and when delivered by such Purchaser in accordance with terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally.
          (b) Investment Intent. Such Purchaser understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Shares as principal for its own account for investment purposes only and not with a present view to or for distributing or reselling such Shares or any part thereof, has no present intention of distributing any of such Shares, other than as set forth herein, and has no arrangement or understanding with any other person or persons regarding the distribution of such Shares (this representation and warranty not limiting such Purchaser’s right to sell the Shares in compliance with applicable federal and state securities laws). Such Purchaser has not engaged, during the one month prior to the date of this Agreement, in any short sales with respect to the Common Stock. Such Purchaser further represents that, between the time it became aware of the transactions contemplated by this Agreement and the public announcement of this Agreement or the termination hereof, it has not engaged and will not engage in any trades, whether purchases, sales, short sales or otherwise, with respect to the Common Stock or any other security of the Company.
          (c) Purchaser Status/Residence. At the time such Purchaser was offered the Shares, it was, and at the date hereof it is an ''accredited investor’’ as defined in Rule 501(a) under the Securities Act. Such Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act. Each Purchaser represents that, to the extent that he or she is an individual, that he or she is a resident of the state set forth opposite his or her name on signature page, and, to the extent that it is an organizational entity, they it has been organized under the laws of the state or country set forth opposite its name on signature page.
          (d) Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Shares and is able to afford a complete loss of such investment. Such Purchaser acknowledges that it is familiar with, and that the Company has made no statements, representations or warranties regarding, the assets and liabilities, the financial condition and prospects of CHS.
          (e) General Solicitation. Such Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.
          (f) Access to Information. Such Purchaser acknowledges that it has reviewed the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) the opportunity to have access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel, nor any other provision in any Transaction Document or the Stock Purchase Agreement, shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the SEC Reports and the Company’s representations and warranties contained in the Transaction Documents.

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          (g) Exemptions from Registration. Such Purchaser understands that the Shares are being offered and will be sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations and warranties of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire such Shares.
          (h) No Governmental Approval. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares by the Purchaser nor have such authorities passed upon or endorsed the merits of the offering of the Shares.
          (i) Unregistered Shares. Such Purchaser understands that the Shares have not been registered under the Act or any state securities laws and may not be offered for sale, sold, assigned or transferred unless (i) subsequently registered thereunder or (ii) sold in reliance on an exemption therefrom.
          (j) No Tax or Legal Advice. Such Purchaser understands that nothing in this Agreement, any other Transaction Document or any other materials presented to such Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. Such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares.
ARTICLE IV
OTHER AGREEMENTS OF THE PARTIES
     4.1 Transfer.
          (a) In connection with any transfer of the Shares other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement.
          (b) Certificates evidencing the Shares will contain the following legend, until such time as they are not required under Section 4.1(c):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM REASONABLY SATISFACTORY TO MBF HEALTHCARE ACQUISITION CORP., THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.
          (c) Each Purchaser agrees that the removal of the restrictive legend from certificates representing Shares as set forth in this Section 4.1 is predicated upon the Company’s reliance that the Purchaser will sell any Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom.
     4.2 Furnishing of Information. As long as any Purchaser owns the Shares, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to

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be filed by the Company after the date hereof pursuant to the Exchange Act. As long as any Purchaser owns Shares, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell such Shares under Rule 144. The Company further covenants that it will take such further action as any holder of Shares may reasonably request, all to the extent required from time to time to enable such Person to sell such Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.
     4.3 Securities Laws Disclosure; Publicity. By 8:30 a.m. (New York time) on the fourth Business Day following the date of this Agreement, the Company shall issue a press release reasonably acceptable to the Purchasers disclosing the transactions contemplated hereby and file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby. In addition, the Company will make such other filings and notices in the manner and time required by the Commission and the Trading Market on which the Common Stock is listed. Notwithstanding the foregoing, nothing herein shall prevent the Company from selling Shares to additional purchasers, provided that, the Company shall make the filings and disclosures as required by this Section 4.3, to the extent required by law.
     4.4 Non-Public Information. The Company covenants and agrees that, following the termination of the existing confidentiality agreements between the Company and the Purchasers, neither it nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company reasonably believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company. A definitive proxy statement will be delivered in connection with the CHS Transaction that will publicly disclose all of the material written information heretofore provided to the Purchasers by the Company with respect to the Company.
     4.5 Reservation of Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Shares pursuant to this Agreement.
     4.6 Listing of Common Stock. The Company hereby agrees to use commercially reasonably efforts to maintain the listing of the Common Stock on the Trading Market.
     4.7 Registration of Shares.
          (a) On or prior to the Filing Date, the Company shall prepare and file with the Commission a Registration Statement covering the resale of all of the Shares for an offering to be made on a continuous basis pursuant to Rule 415, or if Rule 415 is not available for offers or sales of the Shares, for such other means of distribution of Shares as the Purchasers may specify. The Registration Statement required hereunder shall be on Form S-3 (except if the Company is not then eligible to register for resale the Shares on Form S-3, in which case the registration shall be on another appropriate form in accordance herewith). The Company expects to be eligible by April 4, 2008 to register for resale the Shares on Form S-3. The Company shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, and shall use its commercially reasonable efforts to keep such Registration Statement continuously effective under the Securities Act (including the filing of any necessary amendments, post-effective amendments and supplements) until such date when all of the Shares (i) have been sold or (ii) may be sold free of volume restrictions pursuant to Rule 144 promulgated under the Securities Act, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to the Company’s transfer agent and the affected Purchasers. The Company shall as promptly as possible telephonically request effectiveness of the Registration Statement as of 5:00 pm Eastern Time on a Trading Day. The Company shall immediately notify the Purchasers via facsimile of the effectiveness of a Registration Statement on the same Trading Day that the Company telephonically confirms effectiveness with the Commission, which shall be the date requested for effectiveness of the Registration Statement. The Company shall, by 5:30 pm Eastern Time on the Trading Day after the day the Commission declares the Registration Statement effective, file a Rule 424(b) prospectus with the Commission.

8

          (b) The Company shall pay all expenses arising from or incident to its performance of, or compliance with, Section 4.7 of this Agreement, including, without limitation, (i) Commission, stock exchange and Financial Industry Regulatory Authority registration and filing fees, (ii) all fees and expenses incurred in complying with securities or “blue sky” laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with “blue sky” qualifications of the Shares as may be set forth in any underwriting agreement), (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and expenses of one counsel to the Purchasers not to exceed $25,000, any necessary counsel with respect to state securities law matters, counsel to the Company and of its independent public accountants, and any other accounting fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any “cold comfort” letters or any special audits incident to or required by any registration or qualification) and any legal fees, charges and expenses incurred by the Purchasers, as the case may be, and (v) any liability insurance or other premiums for insurance obtained in connection with the registration contemplated by Section 4.7 of this Agreement, regardless of whether the Registration Statement is declared effective. All of the expenses described in the preceding sentence of this Section 7(d) are referred to herein as “Registration Expenses.”
          (c) The Company agrees to indemnify and hold harmless each Purchaser and, to the extent such Purchaser is an entity, its partners, directors, officers, affiliates, stockholders, members, employees, trustees and each Person who controls (within the meaning of Section 15 of the Securities Act) such Purchaser from and against any and all losses, claims, damages, liabilities and expenses, or any action or proceeding in respect thereof (including reasonable costs of investigation and reasonable attorneys’ fees and expenses) (each, a “Liability” and collectively, “Liabilities”), arising out of or based upon (a) any untrue, or allegedly untrue, statement of a material fact contained in the Disclosure Package, the Registration Statement, the Prospectus, any Free Writing Prospectus or in any amendment or supplement thereto; and (b) the omission or alleged omission to state in the Disclosure Package, the Registration Statement, the Prospectus, any Free Writing Prospectus or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances such statements were made; provided, however, that the Company shall not be held liable in any such case to the extent that any such Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission contained in such Disclosure Package, Registration Statement, Prospectus, Free Writing Prospectus or such amendment or supplement thereto in reliance upon and in conformity with information concerning such Purchaser furnished in writing to the Company by or on behalf of such Purchaser expressly for use therein.
          (d) Any person or entity entitled to indemnification or contribution hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party forfeits substantive rights or defenses by reason of such failure). If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. Each Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the reasonable and documented out of pocket fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and such parties have been advised by such counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. In any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such

9

Indemnified Party, it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties and all fees and expenses shall be reimbursed as incurred. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding. [Notwithstanding the foregoing, if at any time an Indemnified Party shall have requested the Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated by this Section 9, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without the Indemnifying Party’s written consent if (i) such settlement is entered into more than thirty (30) business days after receipt by the Indemnifying Party of the aforesaid request and (ii) the Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request or contested the reasonableness of such fees and expenses prior to the date of such settlement.]
          (e) If the indemnification provided for in this Section 4.7 from the Indemnifying Party is unavailable to an Indemnified Party hereunder or insufficient to hold harmless an Indemnified Party in respect of any Liabilities referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.7(c) and (d), any reasonable and documented out of pocket legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided, that the total amount to be contributed by any Purchaser shall be limited to the net proceeds received by such Purchaser in the offering.
     4.8 Lock-Up. The Purchasers hereby irrevocably agree that following the Closing and for a period of 180 days from the Closing (the “Lock-Up Period End Date”), the Purchasers will not, directly or indirectly:
          (1) offer for sale, sell, pledge or otherwise dispose of or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of the Shares;
          (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Shares, whether any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise; or
          (3) publicly disclose the intention to do any of the foregoing, for a period commencing on the date of the Closing and ending on the Lock-Up Period End Date;
provided, that, the provisions of Section 4.8 shall not apply to (a) the registration of the offer and sale of Common Stock and the sale of the Common Stock in an offering as contemplated by Section 4.7 of this Agreement, (b) bona fide gifts, provided the recipient thereof agrees in writing with the Company to be bound by the terms of this Section 4.8, (c) in the case of any Purchaser who is an individual, dispositions to a member of the immediate family of such Purchaser, any trust for the direct or indirect benefit of such Purchaser and/or the immediate family of such Purchaser (or a charitable trust) or any entity all of whose interests are held by such Purchaser and/or the immediate family of such Purchaser (or entities controlled by such persons), provided that such trust or other entity agrees in writing with the Company to be bound by the terms of this Section 4.8, (d) in the case of any Purchaser who is an individual, dispositions to any beneficiary of such Purchaser pursuant to a will or other testamentary document or

10

applicable laws of descent, provided that such beneficiary agrees in writing with the Company to be bound to the terms of this Section 4.8, (e) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the Closing Date or (f) with the Company’s prior written consent.
     4.9 Form D. No later than ten (10) days after the Closing, the Company shall file a Form D with respect to the Shares as required under Regulation D promulgated under the Securities Act and shall provide a copy thereof to each Purchaser promptly after filing.
ARTICLE V
MISCELLANEOUS
     5.1 Termination. This Agreement will be null and void and have no further force or effect upon the termination of the Stock Purchase Agreement.
     5.2 Fees and Expenses. Except as set forth in Section 4.7(b), each Purchaser and the Company shall pay the fees and expenses of its own advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Shares under this Agreement.
     5.3 Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.
     5.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:00 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	MBF Healthcare Acquisition Corp.
121 Alhambra Plaza, Suite 1100
Coral Gables, Florida 33134
Attn: Miguel B. Fernandez

With a copy to:	Akerman Senterfitt
One Southeast 3rd Avenue
Miami, Florida 33131
Attn: Teddy Klinghoffer, Esq.

If to a Purchaser:	To the address set forth under such Purchaser’s name on the signature pages hereof;
or such other address as may be designated in writing hereafter, in the same manner, by such Person.
     5.5 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Purchaser or Purchasers holding no less than a majority of the outstanding Shares; provided, however, that if any amendment or waiver adversely affects any Purchaser or

11

Purchasers in a disproportionate manner, then the written consent of any Purchaser so affected shall also be obtained. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
     5.6 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.
     5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers. Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Shares, provided such transferee agrees in writing to be bound, with respect to the transferred Shares, by the provisions hereof that apply to the “Purchasers.”
     5.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.8 (as to each Purchaser Party).
     5.9 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws (without reference to choice or conflict of laws) of the State of New York. Each party hereby waives all right to a trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this Agreement. Each party irrevocably consents to the service of any and all process in any such action, suit or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 5.4.
     5.10 Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Shares.
     5.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.
     5.12 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
     5.13 Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

12

     5.14 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.
     5.15 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The decision of each Purchaser to purchase Shares pursuant to the Transaction Documents has been made by such Purchaser independently of any other Purchaser. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Shares or enforcing its rights under the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOLLOW]

13

     IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

MBF HEALTHCARE ACQUISITION CORP.

Name:	Miguel B. Fernandez
Title:	Chairman and Chief Executive Officer
Signature Page to MBF Subscription Agreement

     IN WITNESS WHEREOF, the parties have executed this Subscription Agreement as of the date first written above.

PURCHASERS:

KOHLBERG INVESTORS V, L.P.

By: Kohlberg Management V, L.L.C., its general partner

By:
Name:
Title:

Number of Shares:	2,214,380
Investment Amount:	$16,940,010

Address of Notice:

Tel:

Fax:

KOHLBERG TE INVESTORS V, L.P.

By: Kohlberg Management V, L.L.C., its general partner

By:
Name:
Title:

Number of Shares:	1,610,489
Investment Amount:	$12,320,245

Address of Notice:

Tel:

Fax:

Signature Page to MBF Subscription Agreement

KOHLBERG OFFSHORE INVESTORS V, L.P.

By: Kohlberg Management V, L.L.C., its general partner

By:

Name:
Title:

Number of Shares:	148,330
Investment Amount:	$1,134,730

Address of Notice:

Tel:

Fax:

KOHLBERG PARTNERS V, L.P.

By: Kohlberg Management V, L.L.C., its general partner

By:

Name:
Title:

Number of Shares:	124,691
Investment Amount:	$953,888

Address of Notice:

Tel:

Fax:

KOCO INVESTORS V, L.P.

By:

By:

Name:
Title:

Number of Shares:	97,798
Investment Amount:	$748,158

Address of Notice:

Tel:

Signature Page to MBF Subscription Agreement

\

Fax:

S.A.C. DOMESTIC INVESTMENTS, L.P.

By:	S.A.C. Capital Management, LLC,
Its General Partner

By:

Name:
Title:

Number of Shares:	25,118

Investment Amount:	$192,155

Address of Notice:

Tel:

Fax:

BLACKSTONE MEZZANINE PARTNERS II, L.P.

By:	Blackstone Mezzanine Associates II L.P.,
Its General Partner

By:	Blackstone Mezzanine Management Associates II L.L.C.,
Its General Partner

By:

Name:
Title:

Number of Shares:	96,457

Investment Amount:	$737,897

Address of Notice:

Tel:

Fax:

Signature Page to MBF Subscription Agreement

BLACKSTONE MEZZANINE HOLDINGS II, L.P.

By:	Blackstone Mezzanine Associates II L.P.,
Its General Partner

By:	Blackstone Mezzanine Management Associates II L.L.C.,
Its General Partner

By:

Name:
Title:

Number of Shares:	4,016

Investment Amount:	$30,725

Address of Notice:

Tel:

Fax:

By:

Nitin Patel

Number of Shares:	20,068

Investment Amount:	$153,527

Address of Notice:

Tel:

Fax:

By:

Robert Cucuel

Number of Shares:	137,755

Investment Amount:	$1,053,830

Address of Notice:

Tel:

Fax:

Signature Page to MBF Subscription Agreement

By:

Mary Jane Graves

Number of Shares:	53,884

Investment Amount:	$412,220

Address of Notice:

Tel:

Fax:

By:

Chuck Brown

Number of Shares:	4,974

Investment Amount:	$38,054

Address of Notice:

Tel:

Fax:

By:

Colleen Lederer

Number of Shares:	11,707

Investment Amount:	$89,561

Address of Notice:

Tel:

Fax:

Signature Page to MBF Subscription Agreement

By:

Jonathan Manin

Number of Shares:	7,052

Investment Amount:	$53,952

Address of Notice:

Tel:

Fax:

By:

Joey Ryan

Number of Shares:	18,437

Investment Amount:	$141,048

Address of Notice:

Tel:

Fax:

Signature Page to MBF Subscription Agreement

EXHIBIT E
FORM OF GENERAL RELEASE
     This General Release is executed as of [_______]1, by the stockholders of Critical Homecare Solutions, Inc., a Delaware corporation, set forth on the signature pages hereto (each, a “Seller,” and collectively, the “Sellers”) in favor of Critical Homecare Solutions Holdings, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Purchase Agreement (hereinafter defined).
     WHEREAS, the Sellers have entered into that certain Stock Purchase Agreement, of even date herewith, by and among MBF Healthcare Acquisition Corp., a Delaware corporation (“MBF”), the Company, the representative named therein and the Sellers (the “Purchase Agreement”), pursuant to which the Sellers are selling their shares in the Company to MBF; and
     WHEREAS, the execution and delivery of this General Release by the Sellers is a condition to the closing of the transactions under the Purchase Agreement and a material inducement to MBF entering into same.
     NOW THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants and agreements contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Seller hereby agrees on behalf of itself, himself or herself and not on behalf of any other Seller as follows:
     1. Release By Sellers.
     (a) Effective as of the Closing, and only to the extent that the Closing occurs each of the Sellers, on behalf of itself, himself or herself and their respective Affiliates (other than MBF, the Company or any Company Subsidiary), officers, directors, shareholders, partners, members, agents, employees, successors and assigns, as applicable, does hereby release and forever discharge the Company and its respective Affiliates, officers, directors, shareholders, agents, employees, successors and assigns, as applicable, of and from any and all claims, actions, causes of action, demands, suits, covenants, agreements, representations, obligations, costs, liabilities, expenses, losses and debts of any nature whatsoever, both at law and in equity, relating to any matter, claim or right, whether presently known or unknown, which they now have, ever had or may have against such released parties in each case arising from or relating to any facts or events occurring at or prior to the Closing other than those obligations arising under or contemplated by the Purchase Agreement or under any document executed in connection therewith.
     (b) No releasing person nor anyone on their behalf, shall assert or file any claim, complaint, charge, suit or action against any released person arising out of any matter released pursuant to this General Release. In the event that any claim, complaint, charge, suit or action is asserted or filed in breach hereof, each affected released person shall be entitled to recover its

[1]	Note to Draft: The Release should be executed on the Closing Date.

1

costs, including reasonable attorney fees and costs at trial and on appeal, incurred in defending against such action from the applicable releasing person.
     (c) Each releasing person acknowledges that it, he or she may hereafter discover facts different from, or in addition to, those which it, he or she now believes to be true with respect to any and all of the claims herein released and no such additional fact shall affect the validity or enforceability of the releases contained in this General Release.
     (d) Each releasing person acknowledges that it, he or she is fully informed and aware of its rights to receive independent legal advice regarding the advisability of the releases contemplated hereby and has received such independent legal advice as it, he or she deems necessary with regard to the advisability thereof. Each such person further acknowledges that it, he or she has made an investigation of the facts pertaining to the releases contemplated hereby as it, he or she has deemed necessary, and, further, acknowledges that it, he or she has not relied upon any statement or representation of others.
     2. Governing Law. The validity, interpretation, performance and enforcement of this General Release shall be governed by the laws of the State of New York (without giving effect to the laws, rules or principles of the State of New York regarding conflicts of laws).
     3. Counterparts. This General Release may be executed in counterparts, each of which shall be deemed and original and all of which, taken together, shall constitute one and the same instrument.
[Signature pages follow]

2

     IN WITNESS WHEREOF, the undersigned has caused this General Release to be duly executed and delivered as of the day and year first above written.
     Witnesses: Sellers:

KOHLBERG INVESTORS V, L.P.

	By:	Kohlberg Management V, L.L.C., its
general partner

By:	By:

Name:		Name:
Title:

KOHLBERG TE INVESTORS V, L.P.

	By:	Kohlberg Management V, L.L.C., its
general partner

By:	By:

Name:		Name:
Title:

KOHLBERG OFFSHORE INVESTORS V, L.P.

	By:	Kohlberg Management V, L.L.C., its
general partner

By:	By:

Name:		Name:
Title:

3

KOHLBERG PARTNERS V, L.P.

	By:	Kohlberg Management V, L.L.C., its
general partner

By:	By:

Name:		Name:
Title:

KOCO INVESTORS V, L.P.

By:

By:	By:

Name:		Name:
Title:

S.A.C. DOMESTIC INVESTMENTS, L.P.

	By:	S.A.C. Capital Management, LLC,
Its General Partner

By:	By:

Name:		Name:
Title:

BLACKSTONE MEZZANINE PARTNERS II, L.P.
By:	By:	[______________________________________________________],

Its General Partner

By:

Name:
Title:

4

BLACKSTONE MEZZANINE HOLDINGS II, L.P.

	By:	[__________________________________________________________],
Its General Partner

By:	By:

Name:		Name:
Title:

By:	By:

Name:		Nitin Patel

By:	By:

Name:		Robert Cucuel

By:	By:

Name:		Mary Jane Graves

By:	By:

Name:		Joey Ryan

5

Exhibit F
Employment Agreement Persons
Robert Cucuel
Mary Jane Graves
Colleen Lederer
Nitin Patel
Joey Ryan

Annex A
Sellers and Shares

Seller	Share Ownership

Kohlberg Investors V, L.P.	46,281,808
Kohlberg TE Investors V, L.P.	33,660,144
Kohlberg Offshore Investors V, L.P.	3,100,197
Kohlberg Partners V, L.P.	2,606,117
KOCO Investors V, L.P.	2,044,042
S.A.C. Domestic Investments, L.P.	548,077
Blackstone Mezzanine Partners II L.P.	2,104,673
Blackstone Mezzanine Holdings II L.P.	87,635
Nitin Patel	50,000
Robert Cucuel	238,462
Mary Jane Graves	138,462
Joey Ryan	38,462

Total	90,898,079

Annex B
List of Optionholders,
Number of Options
and Exercise Price

	Number of
Optionholder	Options	Grant Date	Exercise Price
Robert Cucuel	1,800,000	12/06/06	$1.00
	2,305,000	01/09/07	$1.00
	375,000	06/30/07	$1.30

Mary Jane Graves	577,500	12/06/06	$1.00
	600,000	01/09/07	$1.00
	500,000	06/30/07	$1.30

Nitin Patel	290,000	12/06/06	$1.00
	210,000	01/09/07	$1.00
	125,000	06/30/07	$1.30

Joey Ryan	290,000	05/21/07	$1.00
	180,000	05/21/07	$1.00
	125,000	06/30/07	$1.30

Colleen Lederer	290,000	02/01/07	$1.00
	125,000	06/30/07	$1.30

Jonathan Manin	75,000	12/06/06	$1.00
	75,000	01/09/07	$1.00
	100,000	06/30/07	$1.30

Steve Slarsky	50,000	04/01/07	$1.00
	10,000	06/30/07	$1.30

Lou Calamari	50,000	12/06/06	$1.00
	10,000	06/30/07	$1.30

John Consoletti	50,000	01/09/07	$1.00
	10,000	06/30/07	$1.30

Chuck Brown	150,000	04/01/07	$1.00
	30,000	06/30/07	$1.30

Bill Dordelman	50,000	01/09/07	$1.00

Annex B - 1

	Number of
Optionholder	Options	Grant Date	Exercise Price
Yvonne McDermott	10,000	01/09/07	$1.00
	5,000	06/30/07	$1.30

Stacey Pressley	10,000	01/09/07	$1.00
	5,000	06/30/07	$1.30

Nella Turgeon	15,000	01/09/07	$1.00
	10,000	06/30/07	$1.30

Steve Martini	75,000	01/09/07	$1.00
	10,000	06/30/07	$1.30

Che Helfrich	75,000	01/09/07	$1.00
	10,000	06/30/07	$1.30

Robin Banner	25,000	03/30/07	$1.00
	10,000	06/30/07	$1.30

Mike Ahrendt	25,000	04/10/07	$1.00
	10,000	06/30/07	$1.30

Billy Everett	25,000	03/13/07	$1.00
	10,000	06/30/07	$1.30

Ken Kollmann	40,000	03/19/07	$1.00
	15,000	06/30/07	$1.30

Penny Lovitt	25,000	03/22/07	$1.00
	20,000	06/30/07	$1.30

Misty Lang	25,000	06/30/07	$1.30

Maryanne Eastman	5,000	06/30/07	$1.30

Gary Martin	6,000	06/30/07	$1.30

Adrienne Fuchs	12,500	06/30/07	$1.30

Total	8,931,000

Annex B - 2

Annex C
Adjustment Amount
Transaction Percentage

	Adjustment Amount	Seller Payment
	Transaction	Transaction
Seller and Optionholder	Percentage[1]	Percentage[2]
Kohlberg Investors V, L.P.	46.36%	51.2%
Kohlberg TE Investors V, L.P.	33.72%	37.2%
Kohlberg Offshore Investors V, L.P.	3.11%	3.4%
Kohlberg Partners V, L.P.	2.61%	2.9%
KOCO Investors V, L.P.	2.05%	2.3%
S.A.C. Domestic Investments, L.P.	0.55%	0.6%
Blackstone Mezzanine Partners II L.P.	2.11%	2.3%
Blackstone Mezzanine Holdings II L.P.	.09%	0.1%
Robert Cucuel	4.73%	0%
Mary Jane Graves	1.82%	0%
Nitin Patel	0.68%	0%
Joey Ryan	0.63%	0%
Colleen Lederer	0.42%	0%
Jonathan Manin	0.25%	0%
Steve Slarsky	0.06%	0%
Lou Calamari	0.06%	0%
John Consoletti	0.06%	0%
Chuck Brown	0.18%	0%
Bill Dordelman	0.05%	0%
Yvonne McDermott	0.02%	0%
Stacey Pressley	0.02%	0%
Nella Turgeon	0.03%	0%
Steve Martini	0.09%	0%
Che Helfrich	0.09%	0%
Robin Banner	0.04%	0%
Mike Ahrendt	0.04%	0%
Billy Everett	0.04%	0%
Ken Kollmann	0.06%	0%
Penny Lovitt	0.05%	0%

[1]	Note to Draft: Fully diluted percentage.

[2]	Note to Draft: Percentage without giving effect to options held by non-Sellers.

Annex C - 1

	Adjustment Amount	Seller Payment
	Transaction	Transaction
Seller and Optionholder	Percentage[1]	Percentage[2]
Misty Lang	0.03%	0%
Maryanne Eastman	0.01%	0%
Gary Martin	0.01%	0%
Adrian Fuchs	0.01%	0%

Total	100.00%	100.00%

Annex B - 2

Annex D
Indemnity Escrow Allocation Percentage

Indemnity Escrow Allocation
Seller	Percentage

Kohlberg Investors V, L.P.	51.2%
Kohlberg TE Investors V, L.P.	37.2%
Kohlberg Offshore Investors V, L.P.	3.4%
Kohlberg Partners V, L.P.	2.9%
KOCO Investors V, L.P.	2.3%
S.A.C. Domestic Investments, L.P.	0.6%
Blackstone Mezzanine Partners II L.P.	2.3%
Blackstone Mezzanine Holdings II L.P.	0.1%

Total	100%

Annex D - 1